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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CommerceHub, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
CommerceHub, Inc. Series A common stock, par value $0.01 per share, Series B common stock, par value $0.01 per share, and Series C common stock, par value $0.01 per share (collectively, common stock).
(2)	Aggregate number of securities to which transaction applies:
The number of shares of common stock to which this transaction applies is estimated to be 50,877,618, which consists of (a) 43,625,090 shares of common stock (including 10,830 shares of restricted stock) issued and outstanding; (b) 6,424,078 shares of common stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $22.75; and (c) 828,450 shares of common stock representing restricted stock units entitled to receive the per share merger consideration of $22.75, in each case as of March 21, 2018.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 43,625,090 shares of common stock (including 10,830 shares of restricted stock) and the per-share merger consideration of $22.75; (b) the product of (i) 6,424,078 shares of common stock issuable upon exercise of options to purchase shares of common stock and (ii) the difference between $22.75 and the weighted average exercise price of such options of $12.30, as of March 21, 2018; and (c) the product of 828,450 shares of common stock representing restricted stock units and the per-share merger consideration of $22.75.
	(4)	Proposed maximum aggregate value of transaction: $1,078,449,650.10
	(5)	Total fee paid: $134,266.98
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED APRIL 2, 2018

201 Fuller Road, 6th Floor
Albany, New York 12203
(518) 810-0700

[    •    ], 2018

Dear Stockholder:

         You are cordially invited to attend a special meeting of the stockholders of CommerceHub, Inc., a Delaware corporation (CommerceHub, we, us, our or the Company), which we will hold at 9:00 a.m., local time, on [    •    ], 2018, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, telephone (212) 408-2500.

         At the special meeting, holders of our Series A common stock and Series B common stock (together, the voting stock) will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the merger agreement), dated as of March 5, 2018, by and among CommerceHub, Great Dane Parent, LLC, a Delaware limited liability company (Parent), and Great Dane Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (Merger Sub), pursuant to which Merger Sub will merge (the merger) with and into CommerceHub, with CommerceHub continuing as the surviving corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of GTCR LLC (GTCR) and affiliates of Sycamore Partners Management, L.P. (Sycamore) to facilitate the participation of investment funds advised by GTCR and Sycamore in the transaction. As a result of the merger, each share of Series A common stock, Series B common stock and Series C common stock (collectively, the common stock) issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or CommerceHub, and any shares of common stock held by any stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and who does not fail to perfect or otherwise effectively withdraw their demand or otherwise lose the right to appraisal), will be converted into the right to receive $22.75 in cash, without interest and less applicable withholding taxes. The per-share price of $22.75 represents a 24.5% premium to the Series A common stock closing price as of March 5, 2018, a 19.3% premium to the one-month volume-weighted average Series A common stock closing price, a 30.2% premium to the Series C common stock closing price as of March 5, 2018, and a 27.1% premium to the one-month volume-weighted average Series C common stock closing price. The Series B common stock, which is convertible on a one-for-one basis at the option of the holder into shares of Series A common stock, is sparsely traded and does not have an active trading market or readily available price quotations.

         Our board of directors (our board) has unanimously approved and declared advisable the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, are fair to, and in the best interests of, CommerceHub and its stockholders. Our board unanimously recommends that stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the related proposals described in the enclosed proxy statement.

         The proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about CommerceHub from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the annexes, as it sets forth the details of the merger agreement and other important information related to the merger.

        Your vote is very important.    The merger cannot be completed unless holders of a majority of the combined voting power of the shares of our voting stock outstanding at 5:00 p.m. New York City time on [    •    ], 2018 and entitled to vote thereon, voting together as a single class, vote in favor of the adoption of the merger agreement. The other proposals described in the proxy statement require the affirmative vote of the holders of a majority of the combined voting power of the shares of our voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Whether or not you plan to attend the special meeting, we ask you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the proxy statement. If you hold your shares in "street name," you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee.

         If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at:

         D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 290-6424
Email: CHUBA@dfking.com

         Thank you for your cooperation and continued support and interest in CommerceHub.

Very truly yours,
[ ] Francis Poore
President and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

         This proxy statement is dated [    •    ], 2018 and is first being mailed to stockholders on or about [    •    ], 2018.

201 Fuller Road, 6th Floor
Albany, New York 12203
(518) 810-0700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on [    •    ], 2018

To the Stockholders of CommerceHub, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of CommerceHub, Inc., a Delaware corporation (CommerceHub, we, us, our or the Company), will be held at 9:00 a.m., local time, on [    •    ], 2018, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, telephone (212) 408-2500, to consider and vote upon:

          1.     A proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the merger agreement), dated as of March 5, 2018, by and among CommerceHub, Great Dane Parent, LLC, a Delaware limited liability company (Parent), and Great Dane Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (Merger Sub), pursuant to which Merger Sub will merge (the merger) with and into CommerceHub, with CommerceHub continuing as the surviving corporation and a wholly owned subsidiary of Parent;

          2.     A proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of CommerceHub in connection with the merger (the advisory compensation proposal); and

          3.     A proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the proposal to adopt the merger agreement (the adjournment proposal).

        Holders of record of our Series A common stock and Series B common stock (together the voting stock), outstanding as of 5:00 p.m., New York City time, on [    •    ], 2018 (the record date), are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. The holders of voting stock will vote together as a single class on each proposal. The holders of record of our Series C common stock, outstanding as of 5:00 p.m., New York City time, on the record date are entitled to notice of the special meeting but are not entitled to vote, except as required by Delaware law, and may not vote on the proposals to be presented at the special meeting.

        Our board of directors (our board) has unanimously approved and declared advisable the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, are fair to, and in the best interests of, CommerceHub and its stockholders. Our board unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement. Our board further unanimously recommends that you vote "FOR" the advisory compensation proposal and "FOR" the adjournment proposal.

        Your vote is important, regardless of the number of shares of voting stock you own.    The merger cannot be completed unless holders of a majority of the combined voting power of the outstanding shares of our voting stock entitled to vote thereon, voting together as a single class, vote in favor of the adoption of the merger agreement. Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of our voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Approval of the advisory compensation proposal and the adjournment proposal are not conditions to the completion of the merger.

        Whether or not you plan to attend the special meeting in person, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in "street name," you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

By order of the Board of Directors,
[ ] Douglas Wolfson General Counsel and Secretary Albany, New York

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN IT BY MAIL.

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SUMMARY

        This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger of Great Dane Merger Sub, Inc. with and into CommerceHub, Inc., which we refer to as the merger. We encourage you to read carefully this entire proxy statement, its annexes, and the documents referred to in this proxy statement, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

        In this proxy statement, the terms we, us, our, the Company, and CommerceHub refer to CommerceHub, Inc., and, except where the context requires otherwise, its consolidated subsidiaries, the term Parent refers to Great Dane Parent, LLC, the term Merger Sub refers to Great Dane Merger Sub, Inc., the term merger agreement refers to the Agreement and Plan of Merger, dated as of March 5, 2018 (as may be amended from time to time), by and among CommerceHub, Parent, and Merger Sub, the term common stock refers to the Series A common stock (Series A common stock), Series B common stock (Series B common stock) and Series C common stock (Series C common stock), collectively, each with a par value of $0.01 per share, of CommerceHub, and the term voting stock refers to the Series A common stock and Series B common stock, collectively.

The Companies (Page 21)

CommerceHub, Inc.

        CommerceHub is a Delaware corporation that is a leading provider of cloud-based ecommerce fulfillment and marketing solutions for large retailers, marketplaces, consumer brands and their suppliers. Our solutions help our customers implement strategies to increase their ecommerce revenues and create meaningful operational efficiencies within their supply chains. Our customers use our cloud-based software and service capabilities, which are tailored for specific customer business rules and processes, to more effectively fulfill consumer orders, generate consumer demand for their products and deliver those products to consumers.

        Our principal executive offices are located at 201 Fuller Road, 6th Floor, Albany, New York, 12203, and our telephone number at that address is (518) 810-0700. Our website address is www.commercehub.com. The information contained in, or that may be accessed through, our website is not intended to be incorporated into this proxy statement.

Great Dane Parent, LLC and Great Dane Merger Sub, Inc.

        Parent is a Delaware limited liability company and Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. Parent and Merger Sub were formed by affiliates of GTCR LLC (GTCR) and affiliates of Sycamore Partners Management, L.P. (Sycamore) to facilitate the participation of investment funds advised by GTCR and Sycamore in the transaction. The address for Parent and Merger Sub is 300 North LaSalle St., Suite 5600, Chicago, Illinois 60654.

Affiliates of GTCR

        Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the financial services and technology, healthcare, technology, media and telecommunications and growth business services industries. The Chicago-based firm pioneered The Leaders StrategyTM—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $15 billion in over 200 companies.

Affiliates of Sycamore

        Founded in 2011, Sycamore is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $3.5 billion in capital under management. The firm's strategy is to partner with management teams to improve the operating profitability and strategic value of their businesses. The firm's investment portfolio currently includes Belk, Coldwater Creek, EMP Merchandising, Hot Topic, MGF Sourcing, NBG Home, Nine West Holdings, Staples, Inc., Staples' United States Retail Business, Staples' Canadian Retail Business, Talbots, The Limited and Torrid.

The Special Meeting (Page 23)

        The special meeting of stockholders will be held at 9:00 a.m., local time, on [    •    ], 2018, at the offices of Baker Botts L.L.P. (Baker Botts), 30 Rockefeller Plaza, New York, New York 10112, telephone (212) 408-2500. At the special meeting, holders of our voting stock will be asked to consider and vote upon:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of March 5, 2018 (as may be amended from time to time), by and among CommerceHub, Parent and Merger Sub, pursuant to which Merger Sub will merge with and into CommerceHub, with CommerceHub continuing as the surviving corporation and a wholly owned subsidiary of Parent;

  •
  a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger (the advisory compensation proposal); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the proposal to adopt the merger agreement (the adjournment proposal).

Record Date and Quorum (Page 23)

        The holders of record of our voting stock as of 5:00 p.m., New York City time on [    •    ], 2018 (the record date), are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All holders of our voting stock shall vote together as a single class on each proposal. The holders of record of our Series C common stock as of 5:00 p.m., New York City time, on the record date are entitled notice of the special meeting, but are not entitled to vote, except as required by Delaware law, and may not vote on the proposals to be presented at the special meeting. As of the record date, there were [    •    ] shares of Series A common stock and [    •    ] shares of Series B common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority in total voting power of our shares of voting stock outstanding on the record date and entitled to vote at the special meeting will constitute a quorum, permitting CommerceHub to conduct its business at the special meeting.

Voting and Proxies (Page 25)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card. Even if you plan to attend the special meeting, if you hold shares of voting stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating, and returning by mail the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

        If you sign your proxy, but do not indicate how you wish to vote, your shares of voting stock will be voted "FOR" the proposal to adopt the merger agreement, "FOR" the advisory compensation proposal, and "FOR" the adjournment proposal.

        If your shares of voting stock are held in "street name," you should instruct your broker, bank, trust or other nominee on how to vote such shares of voting stock using the instructions provided by your broker, bank, trust or other nominee. If you fail to provide your nominee with instructions on how to vote your shares of voting stock, your nominee will not be able to vote such shares at the special meeting. If your shares of voting stock are held in "street name," you must obtain a legal proxy from such nominee in order to vote in person at the special meeting.

Required Vote (Page 24)

        For CommerceHub to complete the merger, stockholders holding a majority of the combined voting power of the shares of our voting stock outstanding at 5:00 p.m., New York City time, on the record date and entitled to vote thereon, voting together as a single class, must vote "FOR" the proposal to adopt the merger agreement. A failure to vote your shares of voting stock, an abstention or broker non-vote will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of our voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Under our bylaws, abstentions will have the same effect as a vote "AGAINST" the advisory compensation proposal and the adjournment proposal. Broker non-votes will have no effect on the voting results for these proposals (assuming a quorum is present).

Voting by CommerceHub's Directors and Executive Officers (Page 24)

        The directors of CommerceHub have informed CommerceHub that, as of the date of this proxy statement and to the extent they own shares of voting stock, they intend to vote in favor of the proposal to adopt the merger agreement, although none of them has an obligation to do so. In addition, the directors of CommerceHub have informed CommerceHub that, as of the date of this proxy statement and to the extent they own shares of voting stock, they intend to vote in favor of the advisory compensation proposal, and in favor of the adjournment proposal. As of 5:00 p.m., New York City time, on the record date, our directors owned, in the aggregate, less than 1% of the aggregate voting power of the outstanding shares of voting stock, and none of our executive officers owned any shares of voting stock.

Voting by Certain CommerceHub Stockholders (Page 24 and Annex D)

        In connection with the merger agreement, Parent and CommerceHub entered into a voting agreement with a charitable trust affiliated with John C. Malone (the trust), with respect to the shares of common stock held by the trust (the voting agreement). Pursuant to the voting agreement, the trust agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of CommerceHub called to vote upon the adoption of the merger agreement, vote all shares of voting stock beneficially owned by the trust in favor of the adoption of the merger agreement, and to vote against certain other matters that would reasonably be expected to prevent or interfere with the consummation of the merger, so long as such obligations have not terminated in accordance with the terms set forth in the voting agreement.

Revocation of Proxies (Page 25)

        A stockholder of record of voting stock may revoke his or her proxy at any time before the vote is taken at the special meeting by:

  •
  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating, and returning a new proxy card by mail to CommerceHub;

  •
  attending the special meeting and voting in person; or

  •
  delivering to the Secretary of CommerceHub a written notice of revocation c/o CommerceHub, Inc., 201 Fuller Road, 6th Floor, Albany, New York 12203, Attn: Secretary.

        Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy.

        If you hold your shares of voting stock in "street name" through a broker, bank, trust or other nominee, you will need to follow the instructions provided to you by your broker, bank, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

The Merger (Page 28)

        The merger agreement provides that, subject to the satisfaction or waiver of the conditions in the merger agreement, Merger Sub will merge with and into CommerceHub. CommerceHub will be the surviving corporation (the Surviving Corporation) in the merger and will continue as a wholly owned subsidiary of Parent.

        If the merger is completed, at the effective time of the merger (the effective time), each outstanding share of common stock (other than shares owned by Parent, Merger Sub or CommerceHub, and any shares of common stock held by any stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section of the General Corporation Law of the State of Delaware (the DGCL) and who does not fail to perfect or otherwise effectively withdraw their demand or otherwise lose the right to appraisal (such shares, dissenting shares)) will be automatically converted into the right to receive $22.75 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the merger consideration.

        Upon completion of the merger, shares of common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the Surviving Corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Recommendation of Our Board and Reasons for the Merger (Page 28)

        Our board of directors (our board) has unanimously approved and declared advisable the merger agreement and determined that the merger agreement and the transactions contemplated thereby including, without limitation, the merger, are fair to, and in the best interests of, CommerceHub and its stockholders. Our board unanimously recommends that stockholders vote "FOR" the proposal to adopt the merger agreement. Our board further unanimously recommends that stockholders vote "FOR" the advisory compensation proposal, and "FOR" the adjournment proposal. For the factors considered by our board in reaching its decision to approve and declare advisable the merger agreement, see the section entitled "The Merger (Proposal 1)—Reasons for the Merger".

Opinion of CommerceHub's Financial Advisor (Page 41 and Annex B)

        At a meeting of the board held on March 5, 2018, Evercore Group L.L.C. (Evercore) rendered its oral opinion to the board, which opinion was subsequently confirmed by delivery of a written opinion dated March 5, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the per-share merger consideration was fair, from a financial point of view, to the holders of shares of common stock (other than certain excluded stockholders as described in the written opinion, which we refer to as the Excluded Stockholders) entitled to receive such per-share merger consideration.

        The full text of Evercore's written opinion, dated March 5, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. Evercore's opinion was addressed to, and for the information and benefit of, the board in connection with its evaluation of the merger. Evercore's opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to CommerceHub, nor did it address the underlying business decision of CommerceHub to engage in the merger. Evercore's opinion did not constitute a recommendation to the board or to any other persons in respect of the merger, including as to how any holder of shares of common stock should vote or act with respect to the merger.

Conditions to the Merger (Page 75)

        Each party's obligation to complete the merger is subject to the satisfaction or waiver in writing at or prior to the closing of the merger of the following conditions:

  •
  the adoption of the merger agreement by the required vote of CommerceHub stockholders;

  •
  the expiration or termination of any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act); and

  •
  the absence of any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority which prohibits, renders illegal or permanently enjoins the consummation of the merger.

        The respective obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver in writing of the following additional conditions:

  •
  the accuracy of the representations and warranties of CommerceHub set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties must be true and correct as of that earlier date), subject, in certain cases, to material adverse effect or de minimis qualifiers;

  •
  the performance or compliance, in all material respects, by CommerceHub of its covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger;

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  the absence of the occurrence of a "Company material adverse effect" with respect to CommerceHub (see "The Merger Agreement—Representations and Warranties—Definition of Material Adverse Effect"); and

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  the delivery by CommerceHub to Parent, at least three business days prior to the closing date of the merger, of payoff letters with respect to certain indebtedness of CommerceHub outstanding prior to the closing date of the merger, if any, in form and substance reasonably satisfactory to Parent and which authorize the release of all encumbrances securing such indebtedness upon repayment of such indebtedness.

        The obligation of CommerceHub to effect the merger is subject to the satisfaction or waiver in writing of the following additional conditions:

  •
  the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties must be true and correct as of that earlier date) subject, in certain cases, to material adverse effect qualifiers; and

  •
  the performance or compliance, in all material respects, by Parent and Merger Sub of its covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger.

        In addition, as a condition to closing, each of CommerceHub and Parent will receive a certificate executed by an executive officer of the other, certifying that certain of the foregoing closing conditions of such party have been satisfied.

Treatment of Company Equity Awards (Page 63)

        CommerceHub Stock Options.    As of the effective time, each CommerceHub stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of (1) the aggregate number of shares of common stock that were issuable upon exercise or settlement of such CommerceHub stock option immediately prior to the effective time and (2) the excess, if any, of $22.75 over the per-share exercise price of such CommerceHub stock option, less applicable tax withholding.

        Restricted Stock.    As of the effective time, each outstanding share of CommerceHub restricted stock, whether or not vested, shall be cancelled and the holder shall instead be entitled to receive an amount in cash equal to $22.75, less any applicable tax withholding.

        Restricted Stock Unit Awards.    As of the effective time, each outstanding CommerceHub restricted stock unit award other than the 2018 employee RSU awards (as defined below) (each, an accelerated RSU award), whether or not vested, will be automatically cancelled and the holder shall instead be entitled to receive an amount in cash equal to (1) $22.75 multiplied by (2) the number of shares of common stock subject to such accelerated RSU award, less any applicable tax withholding. As of the effective time, each outstanding CommerceHub restricted stock unit award granted in 2018 to an employee (but not to a director) (each, a 2018 employee RSU award) will vest with respect to 25% of the restricted stock units subject to such 2018 employee RSU award, with such vested restricted stock units will be treated in the same manner as the accelerated RSU awards. Each restricted stock unit granted pursuant to a 2018 employee RSU award that does not vest as of the effective time shall be cancelled and converted into a right to receive $22.75 in cash (such rights a cash award). The cash award will vest in 25% installments on each of the first four anniversaries of the grant date of the applicable 2018 employee RSU award, subject to the holder's continued employment with CommerceHub through each vesting date.

Treatment of CommerceHub's Employee Stock Purchase Plan (Page 63)

        Pursuant to the merger agreement, the current offering period under CommerceHub's Amended and Restated 2016 Employee Stock Purchase Plan (the ESPP) ended on March 26, 2018, and the ESPP was terminated as of such date.

Interests of CommerceHub's Directors and Executive Officers in the Merger (Page 54)

        In considering the recommendation of our board with respect to the merger agreement, you should be aware that some of CommerceHub's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of CommerceHub stockholders generally. Interests of our directors and executive officers that may be different from or in addition to the interests of CommerceHub stockholders include:

  •
  The merger agreement provides for the accelerated vesting and cash-out of all CommerceHub equity awards (other than the 2018 employee RSU awards) and partial accelerated vesting and cash-out of the 2018 employee RSU awards.

  •
  CommerceHub's executive officers are parties to employment agreements and other arrangements with CommerceHub that provide for severance benefits in the event of certain qualifying terminations of employment.

  •
  Amounts deferred by directors under the Company's Non-Employee Director Deferred Compensation Plan will be accelerated and paid in connection with the merger.

  •
  Pursuant to the co-investor agreement (as defined herein) and other agreements contemplated thereby, Francis Poore, our President and Chief Executive Officer, has agreed to purchase $6 million of preferred and common equity of Great Dane Holding, LLC, an affiliate of Parent (Great Dane Holding). Mr. Poore and Great Dane Holding have agreed that Mr. Poore will serve as the Chief Executive Officer of Great Dane Holding and participate in a management incentive program featuring both time-based and performance-based awards.

  •
  Following the merger, CommerceHub's other executive officers are expected to retain their positions with the Surviving Corporation, and, in connection with such employment, such officers may be granted the right to purchase or participate in the equity of the Surviving Corporation.

  •
  CommerceHub's directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements, the merger agreement and applicable insurance coverage obtained by CommerceHub.

        These interests are discussed in more detail in the section entitled "The Merger (Proposal 1)—Interests of Certain Persons in the Merger." Our board was aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger.

Financing (Page 52)

        CommerceHub and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.1 billion. Parent expects this amount to be funded through a combination of the following:

  •
  Certain investment funds associated with GTCR and Sycamore (together, the Investors/Guarantors) have committed, pursuant to equity commitment letters dated as of March 5, 2018, to capitalize Parent, at or prior to the effective time, with an aggregate equity contribution up to $642 million, on the terms and subject to the conditions set forth in the equity commitment letters.

  •
  Jefferies Finance LLC, Golub Capital Markets LLC, KKR Corporate Lending LLC and HPS Investment Partners, LLC have committed to provide an aggregate principal amount of $465 million in debt financing, consisting of $320 million in senior secured first-lien loan facilities (consisting of a $30 million revolving credit facility and a $290 million term loan facility) and a $145 million senior secured second-lien loan facility, on the terms and subject to the conditions set forth in a debt commitment letter, dated as of March 5, 2018.

        The completion of the merger is not subject to any financing condition, although funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided.

Limited Guarantees (Page 54)

        The Investors/Guarantors have executed and delivered limited guarantees in favor of CommerceHub to guarantee, on a several basis, Parent's obligations to pay any termination fee payable to CommerceHub under the merger agreement, certain reimbursement and indemnification obligations in connection with the debt financing and certain other collection and interest payment obligations under the merger agreement.

Alternative Transaction Proposal; Unsolicited Proposals (Page 69)

        From the date of the merger agreement until the effective time or the termination of the merger agreement, CommerceHub and its subsidiaries have agreed to not:

  •
  solicit or initiate, or knowingly facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an alternative transaction proposal;

  •
  enter into, engage, continue or otherwise participate in any discussions or negotiations regarding an alternative transaction proposal or grant access to or furnish to any person any non-public information or data with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to an alternative transaction proposal;

  •
  approve, endorse, recommend, execute or enter into any agreement, arrangement, understanding, contract, commitment or agreement in principle with respect to an alternative transaction proposal or enter into any agreement, contract or commitment that requires CommerceHub to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

  •
  resolve, propose, or agree to do any of the foregoing.

        Following the date of the merger agreement until the date the stockholders approve the adoption of the merger agreement, if CommerceHub receives an unsolicited bona fide written alternative transaction proposal (x) that our board determines in good faith to be, or to be reasonably likely to lead to, a superior proposal (as defined herein), and (y) in respect of which our board determines in good faith that failure to take action would be reasonably likely to violate the directors' fiduciary duties under applicable law, then CommerceHub may take the following actions:

  •
  furnish any nonpublic information to the person or group making such alternative transaction proposal and afford access to the business, properties, assets, books and records of CommerceHub and its subsidiaries, provided that (i) prior to furnishing any such information, CommerceHub receives from such person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive and at least as favorable to CommerceHub as the terms contained in the confidentiality agreement with Parent and Merger Sub (other than de minimis differences) and that does not prohibit or conflict with any obligation in the merger agreement, and (ii) CommerceHub (A) will not, and will not permit its subsidiaries to, furnish any nonpublic information to any person or group who has made, or which would reasonably be expected to make, an alternative transaction proposal except pursuant to such confidentiality agreement, and (B) shall not, and shall cause its subsidiaries to not, provide any commercially sensitive nonpublic information to any competitor except in a manner consistent with CommerceHub's past practices in dealing with the disclosure of such information in the context of considering alternative transaction proposals prior to the date of the merger agreement; and

  •
  engage in discussions or negotiations with such person or group with respect to such alternative transaction proposal.

        Following the date of the merger agreement, CommerceHub shall, as promptly as practicable (and in any event within 24 hours) following CommerceHub's receipt of any alternative transaction proposal or any proposal, offer or credible inquiry with respect to, or which could reasonably likely lead to, any alternative transaction proposal or any requests for non-public information from, or any discussions or negotiations being sought to be initiated or continued with, CommerceHub, any of its subsidiaries, affiliates or any of their respective directors, officers, employees or representatives (any of the foregoing, an inquiry), provide Parent with written notice of such alternative transaction proposal or inquiry, which notice shall include a written summary of the material terms and conditions thereof and copies of any proposed material written agreements or material correspondence exchanged. In addition, CommerceHub shall provide Parent as promptly as practicable (and in any event within 24 hours) with (A) all information, material developments, discussions or negotiations, in each case, as reasonably necessary to keep Parent reasonably currently informed of all written or material oral communications regarding, and the status of, and any material developments regarding, any such alternative transaction proposal or inquiry and (B) all material nonpublic information concerning CommerceHub or its subsidiaries provided to the person making such alternative transaction proposal or inquiry which was not previously provided to Parent.

Company Adverse Recommendation Change (Page 71)

        Until the date the stockholders approve the adoption of the merger agreement, (A) solely in response to (x) an intervening event (as defined herein) or (y) a superior proposal, our board may make a Company adverse recommendation change (as defined herein) if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable law and (B) solely in the case of a superior proposal, our board may terminate the merger agreement and enter into a superior proposal if, for either clause (A) or (B):

  •
  in the case of a superior proposal, such superior proposal has been made and has not been withdrawn and continues to be a superior proposal, and did not, directly or indirectly, result from or arise out of a breach of CommerceHub's non-solicitation obligations under the merger agreement;

  •
  the CommerceHub stockholder approval has not been obtained;

  •
  our board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such intervening event or superior proposal, as applicable, the failure to make a Company adverse recommendation change or terminate the merger agreement and enter into a superior proposal, would reasonably be likely to violate its fiduciary duties under applicable law;

  •
  CommerceHub has:

  •
  provided Parent four business days' prior written notice (the notice period) which states (x) that CommerceHub has received a superior proposal or there has been an intervening event, (y) the material terms of the superior proposal and a copy of all relevant transaction documents with respect thereto or the facts underlying the determination by our board that an intervening event has occurred, and (z) that CommerceHub intends to make a Company adverse recommendation change or terminate the merger agreement and enter a superior proposal, as applicable;

    •
    to the extent requested by Parent, engaged in good faith negotiations with Parent to amend the merger agreement to enable our board to maintain the Company recommendation and not make a Company adverse recommendation change or terminate the merger agreement during the notice period;

    •
    considered in good faith any bona fide offer made by Parent to CommerceHub during the notice period; and

    •
    following the expiration of the notice period and any negotiations with or consideration of any bona fide offers by Parent during the notice period, our board once again determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such intervening event or superior proposal, as applicable, the failure to make a Company adverse recommendation change or terminate the merger agreement and enter into a superior proposal, would reasonably be likely to violate its fiduciary duties under applicable law.

        None of CommerceHub, our board or any committee thereof shall enter into any agreement with any person to limit or not to give prior notice to Parent of its intention to effect a Company adverse recommendation change or to terminate the merger agreement in light of a superior proposal.

Termination (Page 76)

        CommerceHub, Parent and Merger Sub may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either CommerceHub or Parent may terminate the merger agreement if:

  •
  the merger has not been consummated on or before September 5, 2018 (the outside date), provided that either party may extend the outside date for a period of 75 days upon written notice to the other party if all of the conditions to the closing of the merger have been satisfied or are capable of being satisfied other than certain conditions relating to the receipt of stockholder or HSR Act approvals;

  •
  any court or governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is, or has become, final and non-appealable;

  •
  if CommerceHub stockholders fail to approve the adoption of the merger agreement at the special meeting or any adjournments or postponements thereof; or

  •
  the other party breaches any representation, warranty or covenant that would result in the failure of a closing condition to be satisfied, subject to a cure period in certain circumstances.

        CommerceHub may also terminate the merger agreement:

  •
  at any time prior to the adoption of the merger agreement by CommerceHub stockholders, in order for CommerceHub to enter substantially concurrently into a definitive written agreement with respect to an unsolicited superior proposal, subject to CommerceHub having first complied with certain notifications, match rights and other obligations; or

  •
  if Parent fails to consummate the merger within three business days of CommerceHub providing notice that it is ready, willing and able to consummate the merger and at such time as all other conditions to closing are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger).

        Parent may also terminate the merger agreement if, prior to approval of the merger by CommerceHub's stockholders:

  •
  our board changes or adversely modifies its recommendation that CommerceHub stockholders vote in favor of adopting the merger agreement; or

  •
  CommerceHub willfully and materially breaches its non-solicitation obligations with respect to alternative transaction proposals.

Termination Fees (Page 77)

        CommerceHub will be required to pay a termination fee to Parent in an amount in cash equal to $31.5 million if the merger agreement is terminated under specified circumstances.

        Parent will be required to pay to CommerceHub a reverse termination fee of $63 million in the event that the merger agreement is terminated under different specified circumstances.

        These fees are discussed in more detail in the section entitled "The Merger Agreement—Termination Fees".

Reimbursement of Expenses (Page 78)

        Each party shall bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

        If the merger agreement is terminated due to our board or a committee thereof having effected a Company adverse recommendation change (or such change otherwise occurs), whether or not permitted in the merger agreement, following the special meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the adoption of the merger agreement was taken, then CommerceHub shall, following receipt of an invoice therefor, no later than three business days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to $5 million of Parent's reasonable and documented out-of-pocket costs and expenses (including reasonable attorney's fees and disbursements) incurred by Parent and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement.

        If a party fails promptly to pay to the other party any amounts due and, in order to obtain such payment, such other party commences a suit that results in a judgment against the failing party the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest.

Regulatory Approvals (Page 61)

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the antitrust division) and the Federal Trade Commission (the FTC) and all statutory waiting period requirements have been satisfied.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

        If you are a U.S. Holder (as defined below in "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger"), the receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of common stock who receives cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder's adjusted tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S.

Holder's holding period for the common stock exchanged is more than one year as of the closing date of the merger.

        You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

Appraisal Rights (Page 87 and Annex C)

        The holders of Series A common stock, Series B common stock and Series C common stock are entitled to appraisal rights in connection with the merger in accordance with Section 262 of the DGCL. Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value could be more than, the same as, or less than the merger consideration. Any holder of shares of common stock intending to exercise appraisal rights must deliver a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement, not vote in favor of the proposal to adopt the merger agreement (in the case of holders of voting stock), continue to hold the shares of record through the effective date of the merger, and otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. Please read these provisions carefully. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger (Page 62)

        We currently anticipate completing the merger no later than the third quarter of 2018, but we cannot predict the exact timing of the completion of the merger or whether the merger will be completed. In order to complete the merger, CommerceHub stockholders must approve the adoption of the merger agreement at the special meeting and the other closing conditions under the merger agreement, including receipt of required regulatory approvals, must be satisfied or, to the extent legally permitted, waived. Approval of the advisory compensation proposal and the adjournment proposal are not conditions to the completion of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a CommerceHub stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement.

Q:    Why am I receiving this proxy statement?

A:
On March 5, 2018, CommerceHub entered into the merger agreement providing for the merger of Merger Sub, a direct, wholly owned subsidiary of Parent, with and into CommerceHub, with CommerceHub surviving the merger as a wholly owned subsidiary of Parent. You are receiving this proxy statement in connection with our board's solicitation of proxies from holders of voting stock in favor of the proposal to adopt the merger agreement and in favor of the other matters to be voted on at the special meeting or any adjournment or postponement of the special meeting.

Q:    What is the proposed transaction?

A:
The proposed transaction is the merger of Merger Sub with and into CommerceHub pursuant to the merger agreement. Following the effective time, CommerceHub would be privately held as a subsidiary of Parent.

Q:    What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive $22.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $2,275 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the Surviving Corporation or any equity interests in Parent.

Q:    How does the per-share merger consideration compare to the unaffected market price of the common stock?

A:
The $22.75 per-share merger consideration represented a 24.5% premium to the Series A common stock closing price as of March 5, 2018, a 19.3% premium to the one-month volume-weighted average Series A common stock closing price, a 30.2% premium to the Series C common stock closing price as of March 5, 2018, and a 27.1% premium to the one-month volume-weighted average Series C common stock closing price. The Series B common stock, which is convertible on a one-for-one basis at the option of the holder into shares of Series A common stock, is sparsely traded and does not have an active trading market or readily available price quotations.

Q:    Where and when is the special meeting?

A:
The special meeting will take place at 9:00 a.m., local time, on [    •    ], 2018, at the offices of Baker Botts, 30 Rockefeller Plaza, New York, New York 10112, telephone (212) 408-2500.

Q:    What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
a proposal to adopt the merger agreement;

•
a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the proposal to adopt the merger agreement.

Q:    What is a quorum?

A:
A quorum will be present if holders of a majority in total voting power of our shares of voting stock outstanding on the record date and entitled to vote at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

  If you submit a proxy but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares of voting stock will be counted for purposes of determining whether a quorum is present at the special meeting.

  If your shares of voting stock are held in "street name" by your broker, bank, trust or other nominee and you do not instruct the nominee how to vote your shares of voting stock, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:    What vote of our stockholders is required to adopt the merger agreement?

A:
Stockholders holding a majority of the combined voting power of the shares of our voting stock outstanding at 5:00 p.m., New York City time, on the record date and entitled to vote thereon, voting together as a single class, must vote "FOR" the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the completion of the merger. A failure to vote your shares of voting stock, an abstention, or broker non-vote will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

Q:    What vote of our stockholders is required to approve other matters to be considered at the special meeting?

A:
Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Under our bylaws, abstentions will have the same effect as a vote "AGAINST" these proposals. Broker non-votes will have no effect on the voting results for these proposals (assuming a quorum is present). Because all proposals for the special meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals.

Q:    How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:
The directors of CommerceHub have informed CommerceHub that as of the date of this proxy statement and to the extent they own shares of voting stock, they intend to vote in favor of the proposal to adopt the merger agreement. In addition, the directors of CommerceHub have informed CommerceHub that, as of the date of this proxy statement and to the extent they own shares of voting stock, they intend to vote in favor of the advisory compensation proposal and the adjournment proposal. As of 5:00 p.m., New York City local time, on the record date, our directors owned, in the aggregate, less than 1% of the aggregate voting power of the shares of voting stock outstanding, and none of our executive officers owned any shares of voting stock.

Q:    Have any CommerceHub stockholders agreed to vote their shares in favor of any of the CommerceHub proposals?

A:
Yes. In connection with the merger agreement, on March 5, 2018, Parent and CommerceHub entered into the voting agreement with the trust, with respect to the shares of common stock held by the trust. As of 5:00 p.m., New York City time, on the record date, the trust beneficially owned [    •    ] shares of Series A common stock and [    •    ] shares of Series B common stock, collectively representing, in the aggregate, approximately [    •    ]% of the aggregate voting power represented by the voting stock. As of the record date, the trust also beneficially owned [            ] shares of Series C common stock.

  Pursuant to the voting agreement, the trust agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of CommerceHub called to vote upon the adoption of the merger agreement, vote all shares of voting stock beneficially owned by the trust in favor of the adoption of the merger agreement, and to vote against certain other matters that would reasonably be expected to prevent or interfere with the consummation of the merger, so long as such obligations have not terminated in accordance with the terms set forth in the voting agreement. Based on these arrangements, as of the record date, the affirmative vote of the holders of at least an additional [    •    ]% of the aggregate voting power of the shares of voting stock outstanding (exclusive of those held by the trust), voting together as a single class, is required in order to approve the proposal to adopt the merger agreement.

  For a discussion of the voting agreement, see the section entitled "The Special Meeting—Voting by Certain CommerceHub Stockholders." A copy of the voting agreement is attached as Annex D to this proxy statement.

Q:    What voting power do I have?

A:
At the special meeting, holders of Series A common stock will have one vote per share and holders of Series B common stock will have ten votes per share, in each case, that our records show are owned as of the record date. Holders of Series A common stock and Series B common stock will vote together as a single class. The holders of record of our Series C common stock as of the record date are entitled to notice of the special meeting, but are not entitled to vote, except as required by Delaware law, and may not vote on the proposals to be presented at the special meeting.

Q:    How does our board recommend that I vote?

A:
Our board unanimously recommends that CommerceHub stockholders vote "FOR" the proposal to adopt the merger agreement. Our board further unanimously recommends that stockholders vote "FOR" the advisory compensation proposal, and "FOR" the adjournment proposal.

Q:    When do you expect the merger to be completed?

A:
We currently anticipate completing the merger no later than the third quarter of 2018, but we cannot predict the exact timing of the completion of the merger or whether the merger will be completed. In order to complete the merger, CommerceHub stockholders must approve the adoption of the merger agreement at the special meeting and the other closing conditions under the merger agreement, including receipt of required regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Q:    What effects will the merger have on CommerceHub?

A:
Our Series A common stock and Series C common stock are currently registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), and are listed on the Nasdaq Global Market (the Nasdaq) under the symbols "CHUBA" and "CHUBK," respectively. Our Series B common stock is not currently registered under the Exchange Act or listed on the Nasdaq but is quoted in the OTC Markets under the symbol "CHUBB." As a result of the merger, CommerceHub will cease to be a publicly traded company and will become a privately held subsidiary of Parent. Following the merger, the registration of our Series A common stock and Series C common stock and our reporting obligations under the Exchange Act will be terminated and our common stock will no longer be listed or quoted on any stock exchange or quotation system, including the Nasdaq and the OTC Markets.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by CommerceHub stockholders, or if the merger is not completed for any other reason, CommerceHub stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain a public company and shares of our common stock will continue to be listed or quoted on the Nasdaq or OTC Markets, as applicable. In addition, under specified circumstances, CommerceHub may be required to pay Parent a termination fee. See "The Merger Agreement—Termination Fees."

Q:    What will happen if stockholders do not approve the advisory proposal on specified compensation payable to CommerceHub's named executive officers in connection with the merger?

A:
The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on CommerceHub or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Therefore, regardless of whether CommerceHub stockholders approve this proposal, if the merger is completed, the specified compensation will still be paid to CommerceHub's named executive officers to the extent payable in accordance with the terms of the merger agreement and applicable compensation and severance arrangements.

Q:    What do I need to do now? How do I vote my shares of voting stock?

A:
We urge you to read this proxy statement carefully, including its annexes and the documents referred to in this proxy statement. Your vote is important. If you are a stockholder of record of voting stock, you can ensure that your shares of voting stock are voted at the special meeting by submitting your proxy by:

•
mail, using the enclosed postage-paid envelope;

•
telephone, using the toll-free number listed on each proxy card; or

•
the Internet, at the address provided on each proxy card.

  If you hold your shares of voting stock in "street name" through a broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares of voting stock will not be voted, which will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement.

Q:    Can I revoke my proxy?

A:
Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record of voting stock, you may revoke your proxy by notifying CommerceHub's Secretary in writing at c/o CommerceHub, Inc., 201 Fuller Road, 6th Floor, Albany, NY 12203, Attn: Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares of voting stock in "street name" and you have instructed a broker, bank, trust or other nominee to vote your shares of voting stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank, trust or other nominee to revoke your voting instructions or submit new voting instructions.

Q:    Will my shares of voting stock held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares you may hold in "street name" will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to separately submit a proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:    What happens if I sell my shares of common stock before completion of the merger?

A:
If you transfer your shares of common stock (whether or not such shares are entitled to vote), you will have transferred your right to receive the merger consideration in the merger and lost your right to appraisal of your shares under Delaware law. In order to receive the merger consideration (or, if you properly demand appraisal, to remain entitled to appraisal rights with respect to your shares), you must hold your shares of common stock through completion of the merger.

  The record date for stockholders entitled to vote at the special meeting is earlier than the special meeting date and the closing of the merger. If you transfer your shares of voting stock after the record date but before the special meeting, you will have transferred your right to receive the merger consideration in the merger but, unless special arrangements are made, retained the right to vote at the special meeting.

Q:    Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the merger is completed, you will receive a letter of transmittal from the exchange agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in "street name" by your broker, bank, trust or other nominee, you may receive instructions from your broker, bank, trust or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" shares in exchange for the merger consideration. Please do not send in your stock certificates now.

Q:    I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:
If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. These procedures will include an affidavit that you will need to sign attesting to the loss of your stock certificate. Parent may also require that you provide indemnity to the Surviving Corporation in order to cover any potential loss from the missing stock certificate.

Q:    Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:
The holders of Series A common stock, Series B common stock, and Series C common stock are entitled to appraisal rights in connection with the merger in accordance with Section 262 of the DGCL. Stockholders who do not vote in favor of the proposal to adopt the merger agreement and otherwise comply with the requirements of Section 262 of the DGCL are entitled to statutory appraisal rights under Delaware law if the merger is completed. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the "fair value" of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must strictly comply with the requirements of the DGCL. See "Appraisal Rights" and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. Please read it carefully.

Q:    Do any of CommerceHub's directors or executive officers have interests in the merger that may differ from those of CommerceHub stockholders generally?

A:
Yes. In considering the recommendation of our board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. These interests include Mr. Poore's co-investor agreement to re-invest $6 million of merger consideration in Great Dane Holding, an affiliate of Parent, and participate in a management incentive program featuring both time-based and performance-based awards. In (i) evaluating and negotiating the merger agreement, (ii) approving the merger agreement and the merger, and (iii) recommending that the merger agreement be adopted by stockholders, our board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned "The Merger (Proposal 1)—Interests of Certain Persons in the Merger."

Q:    Will I have to pay taxes on the merger consideration I receive?

A:
If you are a U.S. Holder (as defined below in "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger"), the receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of common stock who receives cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder's adjusted tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the common stock exchanged is more than one year as of the closing date of the merger. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

Q:    What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:    Who is paying for this proxy solicitation?

A:
Our directors, officers and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. CommerceHub has also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $7,500, plus customary disbursements. CommerceHub will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses.

Q:    What is householding and how does it affect me?

A:
The Securities and Exchange Commission (the SEC) permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In cases where contrary instructions have been received, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:    Who can help answer my other questions?

A:
If you have additional questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, D.F. King & Co., Inc. at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 290-6424
Email: CHUBA@dfking.com

If a broker, bank, trust or other nominee holds your shares, you should also call your broker, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the expected timetable for completing the transaction; beliefs and expectations of CommerceHub, GTCR and Sycamore about the proposed acquisition of CommerceHub and their respective long-term vision for CommerceHub; expectations regarding the management, corporate structure, projected results, and strategy of CommerceHub following the closing of the transaction; the expected impact of this transaction on CommerceHub's employees, customers, financial and operating results and business; and the anticipated funding for the transaction. The words "anticipates," "believes," "expects," "may," "plans," "predicts," "will," "potential," "goal" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. CommerceHub's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which CommerceHub may not be able to predict and may not be within CommerceHub's control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may result in the payment of a termination fee by CommerceHub and may adversely affect CommerceHub's business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by CommerceHub's stockholders and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on CommerceHub's business, operating results and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may divert management's attention and otherwise disrupt CommerceHub's current plans and business operations, (vi) potential difficulties in hiring or retaining employees as a result of the proposed merger and (vii) the outcome of any legal proceedings that may be instituted against CommerceHub related to the merger agreement or the proposed merger. In addition, CommerceHub's actual performance and results may differ materially from those currently anticipated due to a number of other risks, including, without limitation, market acceptance and performance of our products and services, competitive issues, general market conditions, regulatory matters and changes in law affecting our business, and the "Risk Factors" described in CommerceHub's Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 1, 2018 (the 2017 Annual Report), subsequent Quarterly Reports filed with the SEC and CommerceHub's other SEC filings. Forward-looking statements set forth herein speak only as of the date of this proxy statement, and we expressly disclaim any obligation or undertaking to update or revise to any such statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. There can be no assurance that any expectation or belief expressed in a forward-looking statement will occur, and you should not place undue reliance on any forward-looking statements.

 THE COMPANIES

CommerceHub, Inc.

        CommerceHub is a Delaware corporation that is a leading provider of cloud-based ecommerce fulfillment and marketing solutions for large retailers, marketplaces, consumer brands and their suppliers. Our solutions help our customers implement strategies to increase their ecommerce revenues and create meaningful operational efficiencies within their supply chains. Our customers use our cloud-based software and service capabilities, which are tailored for specific customer business rules and processes, to more effectively fulfill consumer orders, generate consumer demand for their products and deliver those products to consumers.

        Since the beginning of ecommerce, retailers and brands have faced significant financial and operational difficulties transitioning their businesses to digital environments. For example, retailers have been challenged by the task of providing their customers with the large selection of products that they expect and increasingly demand. Buying larger assortments of products from suppliers and storing them in inventory requires significant capital investment for retailers. Similarly, operating warehouses equipped with the capabilities needed to receive and prepare orders for shipment is complex and expensive. CommerceHub helps to solve these problems by helping retailers leverage the "virtual inventory" of thousands of suppliers. Through CommerceHub's platform, retailers and suppliers can share product information and inventory data, and process customer orders that are drop-shipped with the retailer's branding and delivery speed promises. In addition, by connecting with our large network of retailers and other demand channels, brands and suppliers are able to proactively unlock new sources of demand for their products. For example, rather than relying exclusively on their legacy wholesale relationships and the consumer demand generated by their own websites, brands are able to extend their reach by selling through additional retailers and online marketplaces, such as Amazon and eBay.

        Founded in 1997, CommerceHub has been operating as a stand-alone publicly traded company since our spin-off from Liberty Interactive Corporation on July 22, 2016 (the Spin-Off). A detailed description of CommerceHub's business is contained in the 2017 Annual Report. See "Item 1—Business."

        Our principal executive offices are located at 201 Fuller Road, 6th Floor, Albany, New York 12203, and our telephone number at that address is (518) 810-0700. Our website address is www.commercehub.com. The information contained in, or that may be accessed through, our website is not intended to be incorporated into this proxy statement.

Great Dane Parent, LLC and Great Dane Merger Sub, Inc.

        Parent is a Delaware limited liability company and Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. Parent and Merger Sub were formed by GTCR to facilitate the participation of GTCR and Sycamore in the transaction. The address for Parent and Merger Sub is 300 North LaSalle St., Suite 5600, Chicago, Illinois 60654.

Affiliates of GTCR

        Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the financial services and technology, healthcare, technology, media and telecommunications and growth business services industries. The Chicago-based firm pioneered The Leaders StrategyTM—finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $15 billion in over 200 companies.

Affiliates of Sycamore

        Founded in 2011, Sycamore is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $3.5 billion in capital under management. The firm's strategy is to partner with management teams to improve the operating profitability and strategic value of their businesses. The firm's investment portfolio currently includes Belk, Coldwater Creek, EMP Merchandising, Hot Topic, MGF Sourcing, NBG Home, Nine West Holdings, Staples, Inc., Staples' United States Retail Business, Staples' Canadian Retail Business, Talbots, The Limited and Torrid.

 THE SPECIAL MEETING

Date, Time, and Place of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board for use at the special meeting to be held at 9:00 a.m., local time, on [    •    ], 2018 at the offices of Baker Botts, 30 Rockefeller Plaza, New York, New York 10112, telephone (212) 408-2500 or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about [    •    ], 2018.

Purpose of the Special Meeting

        The purpose of the special meeting is for the holders of our voting stock to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of March 5, 2018 (as may be amended from time to time), by and among CommerceHub, Parent and Merger Sub (the merger agreement). Holders of our voting stock must approve the adoption of the merger agreement for the merger to be completed. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under "The Merger Agreement." Holders of our voting stock are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to adopt the merger agreement (the adjournment proposal).

        In addition, in accordance with Section 14A of the Exchange Act, we are providing holders of our voting stock with the opportunity to cast an advisory (non-binding) vote on specified compensation that may be payable to CommerceHub's named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled "The Merger (Proposal 1)—Interests of Certain Persons in the Merger" (the advisory compensation proposal). The vote on the advisory compensation proposal is separate and apart from the vote to adopt the merger agreement. Accordingly, a holder of our voting stock may vote to approve the adoption of the merger agreement and vote not to approve the advisory compensation proposal and vice versa. Approval of this advisory compensation proposal is not a condition to the completion of the merger. Because the advisory compensation proposal vote is advisory in nature only, it will not be binding on either CommerceHub or Parent. Accordingly, because CommerceHub is contractually obligated to pay the specified compensation, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger is completed and regardless of the outcome of the advisory vote.

Record Date and Quorum

        The holders of record of our voting stock as of 5:00 p.m., New York City time, on [    •    ], 2018 (the record date), are entitled to vote at the special meeting. All holders of our voting stock will vote together as a single class on each proposal. On the record date, there were [    •    ] shares of Series A common stock and [    •    ] shares of Series B common stock outstanding and entitled to vote at the special meeting. The holders of record of our Series C common stock as of 5:00 p.m., New York City time, on the record date are entitled to notice of the special meeting but are not entitled to vote, except as required by Delaware law, and may not vote on the proposals to be presented at the special meeting.

        The presence at the special meeting, in person or by proxy, of the holders of a majority in total voting power of the shares of our voting stock outstanding on the record date and entitled to vote at the special meeting will constitute a quorum, permitting CommerceHub to conduct its business at the special meeting. Treasury shares, which are shares owned by CommerceHub itself, are not voted and do not count for this purpose. Proxies received but not marked or marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Because all proposals for the special meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals. See "—Voting; Proxies; Revocation—Submitting a Proxy or Providing Voting Instructions—Shares Held in "Street Name"" below.

Required Vote

        For CommerceHub to complete the merger, under Delaware law, stockholders holding a majority of the combined voting power of the shares of our voting stock outstanding at 5:00 p.m., New York City time, on the record date and entitled to vote thereon, voting together as a single class, must vote "FOR" the proposal to adopt the merger agreement. A failure to vote your shares of common stock, an abstention or broker non-vote will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of our voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Under our bylaws, abstentions will have the same effect as a vote "AGAINST" the advisory compensation proposal and the adjournment proposal. Broker non-votes will have no effect on the voting results for these proposals (assuming a quorum is present).

Votes You Have

        At the special meeting, holders of shares of Series A common stock will have one vote per share and holders of shares of Series B common stock will have ten votes per share, in each case, that our records show were owned as of the record date. The holders of record of our Series C common stock are not entitled to vote, except as required by Delaware law, and may not vote on the proposals to be presented at the special meeting

Voting by CommerceHub's Directors and Executive Officers

        The directors of CommerceHub have informed CommerceHub that, as of the date of this proxy statement and to the extent they own shares of voting stock, they intend to vote in favor of the proposal to adopt the merger agreement, although none of them has an obligation to do so. In addition, the directors of CommerceHub have informed CommerceHub that, as of the date of this proxy statement and to the extent they own shares of voting stock, they intend to vote in favor of the advisory compensation proposal and the adjournment proposal. At 5:00 p.m., New York City time, on the record date, our directors owned, in the aggregate, less than 1% of the aggregate voting power of the outstanding shares of voting stock, and none of our executive officers owned any shares of voting stock.

Voting by Certain CommerceHub Stockholders

        In connection with the merger agreement, on March 5, 2018, Parent and CommerceHub entered into the voting agreement with the trust, with respect to its shares of common stock. As of the record date, the trust beneficially owned [    •    ] shares of Series A common stock and [    •    ] shares of Series B common stock, collectively representing, in the aggregate, approximately [    •    ]% of the aggregate voting power represented by the voting stock. As of the record date, the trust also beneficially owned [            ] shares of Series C common stock.

        Pursuant to the voting agreement, the trust agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of CommerceHub called to vote to adopt the merger agreement, vote all shares of voting stock beneficially owned by the trust in favor of the adoption of the merger agreement, and to vote against certain other matters that would reasonably be expected to prevent or interfere with the consummation of the merger, so long as such obligations have not terminated in accordance with the terms set forth in the voting agreement. Based on these arrangements, as of the record date, the affirmative vote of the holders of at least an additional [

    •    ]% of the aggregate voting power of the shares of voting stock outstanding (exclusive of those held by the trust), voting together as a single class, is required in order to approve the proposal to adopt the merger agreement.

        The trust also agreed, until the earliest of the effective time or the expiration date, to not (A) solicit proxies or become a participant in a solicitation in favor of any alternative transaction proposal, (B) initiate a stockholders' vote with respect to any alternative transaction proposal or (C) become a member of a group with respect to any voting securities of CommerceHub with respect to any alternative transaction proposal.

        The trust also agreed, until the earliest of (a) the effective time, (b) the termination of the merger agreement or (c) the outside date, to certain transfer restrictions including (i) restrictions on selling, transferring or disposing of shares of common stock and (ii) restrictions on the ability to enter into voting agreements or to grant proxies or powers of attorney with respect to its common stock, in each case, subject to certain exceptions.

        Parent agreed to pay the reasonable out-of-pocket costs and expenses incurred by the trust in connection with the voting agreement in an amount not to exceed $75,000 and CommerceHub agreed to indemnify the trust and its trustees, beneficiaries, representatives and advisors for losses relating to or arising out of the voting agreement or merger agreement.

        A copy of the voting agreement is attached as Annex D to this proxy statement.

Voting; Proxies; Revocation

        Attendance.    All holders of shares of common stock as of 5:00 p.m., New York City time, on the record date, including stockholders of record and beneficial owners of common stock registered in the "street name" of a broker, bank, trust or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank, trust, or other nominee or other similar evidence of ownership, along with proper identification.

        Voting in Person.    Stockholders of record of voting stock will be able to vote in person at the special meeting. If you are not a stockholder of record of voting stock, but instead hold your shares of voting stock in "street name" through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

        Submitting a Proxy or Providing Voting Instructions.    To ensure that your shares of voting stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

  •
  Shares Held by Record Holder.  If you are a stockholder of record of voting stock, you may submit a proxy using one of the methods described below.

  •
  Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated, and returned your proxy card, as described below.

  •
  Submit a Proxy Card by Mail. If you complete, sign, date, and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

        If you sign, date, and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our board's recommendation—i.e., in favor of (i) the proposal to adopt the merger agreement, (ii) the advisory compensation proposal, and (iii) the adjournment proposal. If you are a stockholder of record of voting stock and fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement, but will not affect the other proposals.

  •
  Shares Held in "Street Name".  If your shares of voting stock are held in "street name," you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of voting stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine," such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals.

        Revocation of Proxies.    Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record of voting stock, you may revoke your proxy at any time before the vote is taken at the special meeting by:

  •
  submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating, and returning a new proxy card by mail to CommerceHub;

  •
  attending the special meeting and voting in person; or

  •
  delivering to the Secretary of CommerceHub a written notice of revocation c/o CommerceHub, Inc., 201 Fuller Road, 6th Floor, Albany, New York 12203, Attn: Secretary.

        Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to CommerceHub or by sending a written notice of revocation to CommerceHub, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by CommerceHub before the special meeting.

        If you hold your shares of voting stock in "street name" through a bank, broker, trust or other nominee, you will need to follow the instructions provided to you by your bank, broker, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting or any adjournment or postponement of the special meeting. The adjournment proposal relates only to an adjournment of the special meeting (or any adjournment or postponement of the special meeting) for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. CommerceHub retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the special meeting (or any adjournment or postponement of the special meeting) for any other purpose, or to postpone the special meeting (or any adjournment or postponement of the special meeting) before it is convened, without the consent of any CommerceHub stockholder.

        If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies

        Our directors, officers, and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. CommerceHub has also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $7,500, plus customary disbursements. We also will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. CommerceHub will pay all expenses of filing, printing, and mailing this proxy statement, including solicitation expenses.

Stockholder List

        A list of CommerceHub stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the special meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our principal executive offices at 201 Fuller Road, 6th Floor, Albany, New York 12203, by contacting the Secretary of CommerceHub.

Other Information

        You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

Questions and Assistance

        If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, D.F. King & Co., Inc., at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 290-6424
Email: CHUBA@dfking.com

THE MERGER (PROPOSAL 1)

General

        If the merger agreement is adopted by CommerceHub stockholders and all other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into CommerceHub. CommerceHub will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of Parent. Upon completion of the merger, each outstanding share of common stock (other than shares owned by Parent, Merger Sub or CommerceHub, and any dissenting shares) will be automatically converted into the right to receive $22.75 in cash, without interest and less any applicable withholding taxes.

        Our Series A common stock and Series C common stock are traded on the Nasdaq under the symbols "CHUBA" and "CHUBK," respectively, and our Series B common stock is traded on the OTC Markets under the symbol "CHUBB". If the merger is completed, CommerceHub will cease to be an independent public company and will become a subsidiary of Parent. Following the completion of the merger, the registration of our Series A common stock and Series C common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the completion of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq or the OTC Markets.

Recommendation of CommerceHub's Board of Directors

        Our board has unanimously approved and declared advisable the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including without limitation, the merger, are fair to, and in the best interests of, CommerceHub and its stockholders. Our board unanimously recommends that the stockholders vote "FOR" the proposal to adopt the merger agreement.

Background of the Merger

        Subsequent to the Spin-Off, the board regularly considered various strategic alternatives to increase stockholder value. In particular, during the spring and summer of 2017, management of CommerceHub considered exploring, among other things, the availability of potential acquisition targets that would be complementary to and potentially synergistic with the business of CommerceHub. In June 2017, in connection with its ongoing review, the board authorized management to begin the process of engaging a financial advisor to assist CommerceHub in considering its strategic alternatives. Evercore, which was selected by CommerceHub to assist CommerceHub based primarily on Evercore's expertise in the software industry, began to help management consider specific acquisition targets. None of these targets engaged with CommerceHub beyond the preliminary discussions phase. In anticipation of the August 23, 2017 meeting of the board, CommerceHub requested that Evercore prepare a preliminary review of potential alternatives for CommerceHub, including (i) potential acquisitions, (ii) continued focus on organic growth through investment in CommerceHub's existing capabilities and (iii) a possible sale of CommerceHub.

        On August 23, 2017, at a meeting of the board, with members of management and Evercore in attendance, Evercore presented and discussed with the board its preliminary review of various strategic alternatives that CommerceHub could consider. With regard to CommerceHub's ability to grow through acquisitions, the board discussed with Evercore potential acquisition targets available to CommerceHub and possible integration efforts that may be necessary to achieve potential synergies following their acquisition. It was also discussed that certain businesses in the same industry as CommerceHub were being valued at multiples that would make it costly for CommerceHub to complete an acquisition. With regard to a strategy focused on organic growth, the board discussed with Evercore potential strategies for revenue growth and related risks. Lastly, with regard to the possibility of a sale of CommerceHub, the board discussed with Evercore potential bidders. Following these discussions, the board resolved to engage Evercore formally as its financial advisor to assist CommerceHub in further exploring strategic alternatives. With regard to next steps, and after conferring with Evercore, the board determined that strategic purchasers might be more attractive potential acquirers than financial purchasers because they could potentially offer higher prices due to greater potential synergies with their existing businesses, and because such companies are generally subject to lower financing risk and could complete due diligence review quickly and efficiently. The board instructed Evercore to first contact a number of potential strategic purchasers to assess their interest in acquiring CommerceHub, after which, at the direction of the board, Evercore and management would conduct a broader process that would involve potential financial purchasers. At this meeting, CommerceHub's General Counsel also discussed with the directors their fiduciary duties under applicable law.

        For the next several weeks, at the board's direction, Evercore contacted a number of potential strategic purchasers to assess their interest in acquiring CommerceHub.

        On October 6, 2017, CommerceHub executed an engagement letter with Evercore for Evercore to serve as CommerceHub's financial advisor, which engagement had been approved by the board on August 23.

        By early October 2017, Evercore had contacted nine strategic parties from a variety of industries, each of which CommerceHub felt, and Evercore agreed, would be parties potentially interested in a strategic transaction with CommerceHub. All of the strategic parties contacted ultimately declined to proceed, although two such parties entered into non-disclosure agreements with CommerceHub and attended meetings with management prior to declining. These strategic parties cited a number of reasons to Evercore for their decision not to move forward, including lack of fit within the potential purchaser's strategy. However, one of the strategic parties (Strategic A) requested that Evercore contact it if and when Evercore thought a sale of CommerceHub may be likely.

        On October 19, 2017, at a meeting of the board attended by members of management and Evercore, the board was provided with a summary of the outreach process to date, including the potential purchasers approached, a summary of exploratory meetings that occurred with potential counterparties, and the lack of interest of any of the contacted parties in entering into a transaction to acquire CommerceHub (other than Strategic A's interest in being contacted at a later time). At the meeting, the board evaluated whether it should also contact potential financial purchasers and whether a transaction with a financial purchaser may be attainable on terms that would be favorable to CommerceHub's stockholders. Following discussion, the board instructed management to continue working with Evercore to identify select potential financial purchasers of CommerceHub and proceed to contact such potential financial purchasers.

        Accordingly, and at the direction of the board, over the next several weeks, Evercore proceeded to contact seven potential financial purchasers, including GTCR. Evercore also contacted one additional strategic party owned by a financial sponsor, which declined to pursue the acquisition of CommerceHub. Of the seven potential financial purchasers contacted, five of them (including GTCR) entered into non-disclosure agreements with CommerceHub by mid-November and two elected not to proceed. After initially entering into a non-disclosure agreement with CommerceHub, an additional one of the potential financial purchasers declined to participate shortly thereafter. Certain of the non-disclosure agreements entered into between CommerceHub and potential purchasers included a standstill and certain restrictions on the potential purchasers' ability to request a waiver of such standstill from CommerceHub. All such provisions other than those applicable to Sponsor B fell away upon entry by CommerceHub into the merger agreement.

        The remaining four potential financial purchasers, including GTCR, expressed an interest in participating in a sales process. Over the ensuing weeks, Evercore and CommerceHub representatives held a series of exploratory meetings with each of the four potential financial purchasers.

        On December 4, 2017, at a meeting of the board attended by members of management and Evercore, Evercore provided a summary of developments in the outreach to potential purchasers, including a discussion of the parties approached and a summary of exploratory meetings that occurred with the potential purchasers. As part of that discussion, a member of the board disclosed that he was an executive officer of a company which was owned by a fund managed by one of the potential purchasers (Sponsor A) that Evercore had approached on behalf of CommerceHub but that he expected to transition to an advisory role in the near term at such company in connection with its pending merger. The director disclosed the details of his relationship with Sponsor A, including a passive minority interest in a Sponsor A affiliate fund in connection with his role as an executive officer of the company, and advised the board that he had no disclosure obligations to Sponsor A with respect to CommerceHub. He further informed the board that, given the attenuated nature of his relationships with Sponsor A, those relationships would not, in his opinion, impede his ability to consider the opportunities being explored in a disinterested manner and to act in the best interests of CommerceHub. Following the ensuing discussion regarding such relationships, the board members, excluding the director who initiated the discussion, unanimously determined that, in light of the attenuated nature of the director's relationship with Sponsor A, the director was disinterested and that his insights and participation would be valuable to the board's review and in the best interests of CommerceHub. Following discussion, the board determined to invite the remaining four potential financial purchasers to submit indications of interest in acquiring CommerceHub for the board to further evaluate, although the board did not definitively determine that CommerceHub would accept an offer or agree to sell CommerceHub.

        On December 5, 2017, one of the potential financial purchasers declined to participate further.

        On December 6, 2017, at the direction of CommerceHub, Evercore sent process letters containing bid instructions and procedures to each of the remaining potential purchasers, requesting that interested parties submit preliminary indications of interest and an indicative price by December 21, 2017. Also during mid-December 2017, at the direction of management, Evercore provided to the potential purchasers a set of preliminary draft projections prepared by management of CommerceHub in connection with the sales process, which were prepared applying aggressive assumptions about the prospects of the business, including assumptions about new initiatives such as the international expansion of CommerceHub's operations.

        On or about December 21, 2017, on the basis of their initial management meetings and prior to commencing further due diligence review, each of GTCR and Sponsor A submitted a preliminary indication of interest and the other potential financial purchaser declined to participate further in the process based on their inability to offer a price they believed would be attractive to CommerceHub and its stockholders. In its submission, GTCR indicated a total equity value of CommerceHub of $1.027 billion, representing a price of $22.09 per share for each series of common stock. Sponsor A indicated a price of $24.00 to $25.00 per share for each series of common stock. Shortly after its review of the submissions, CommerceHub instructed Evercore to inform GTCR and Sponsor A that CommerceHub would respond to the bids at the start of the new year.

        On January 2, 2018, during a status update call with the board, with members of management and Evercore in attendance, Evercore reviewed the two submissions with the board and its preliminary financial analysis (taking into account, at the direction of management, the preliminary draft projections that had been recently provided to the potential purchasers), following which the board determined that CommerceHub should proceed with discussions with both GTCR and Sponsor A. The board directed CommerceHub's management to make additional due diligence information available to each of GTCR and Sponsor A.

        On January 8, 2018, representatives of CommerceHub contacted Strategic A, in response to its earlier request, to inform Strategic A that a potential transaction involving CommerceHub may be likely. Strategic A declined to proceed.

        On January 11, 2018, a financial purchaser that was not one of the financial purchasers Evercore had approached in October 2017 independently contacted Evercore to express its potential interest in a transaction with CommerceHub. Evercore promptly informed CommerceHub of this unsolicited request. However, when asked to formalize their interest in CommerceHub through a written expression of interest, the potential purchaser declined to do so and did not participate further.

        On January 12, 2018, CommerceHub opened a virtual data room to allow GTCR and Sponsor A to conduct a detailed documentary due diligence review, and thereafter the two potential purchasers engaged in multiple follow-up due diligence calls and requested additional information regarding various aspects of CommerceHub's business, including industry trends, technology, tax, accounting and other areas of review.

        On January 17, 2018, at the direction of CommerceHub, Evercore sent process letters containing bid instructions and procedures, and CommerceHub provided a proposed form of merger agreement, to each of GTCR and Sponsor A, requesting second round proposals and comments to the proposed form of merger agreement by January 26, 2018. Each of the bidders was instructed to assume that shares of each series of common stock would receive the same per share consideration. The proposed form of merger agreement contemplated, among other things, that the purchaser would provide a full equity backstop to finance the entire purchase price, with no limitation on damages owed by the purchaser in the event of certain termination events, including a financing failure, no voting commitment by Mr. Malone, an unlimited ability of the board to change its recommendation to stockholders to support the transaction, no right of expense reimbursement for the purchaser in the event the stockholders did not approve the transaction and no survival of liability of CommerceHub for its breach in the event the transaction did not close. Also on that day and the following day, CommerceHub's management team met with each of GTCR and Sponsor A in New York, New York for an additional round of day-long in-person due diligence review sessions.

        On January 19, 2018, another financial purchaser (Sponsor B) that was not one of the financial purchasers Evercore had approached in October 2017 independently contacted Evercore to express its potential interest in a transaction with CommerceHub. Evercore promptly informed CommerceHub of this unsolicited request. In response, at the direction of management, Evercore requested that Sponsor B submit a written indication of interest for the board's consideration.

        On January 23, 2018, Sponsor A contacted Evercore to communicate that, after additional due diligence review, it was no longer prepared to submit an offer within its initial bid range of $24.00 to $25.00 per share. Sponsor A did not participate further in the process to explore strategic alternatives.

        On January 26, 2018, CommerceHub received a second-round proposal from GTCR together with a marked merger agreement showing GTCR's proposed changes to the draft initially provided by CommerceHub. GTCR's proposal indicated its interest in an acquisition of CommerceHub at a price of $23.00 per share. GTCR's proposal was supported by an equity commitment letter for $680 million and three "highly confident" letters for the debt financing. GTCR's proposed draft merger agreement included, among other things, (a) a request for a voting agreement from Mr. Malone supporting the merger and (b) a financing structure that contemplated the securing of debt financing commitments, coupled with a reverse termination fee of 5% of the proposed equity value of the transaction to be payable to CommerceHub and guaranteed by GTCR in the event of certain termination events, including a financing failure (notwithstanding CommerceHub's request that any proposal contemplate a full equity backstop by GTCR for the aggregate purchase price). The draft merger agreement also limited the ability of the board to change its recommendation to stockholders to support the transaction, a right of Parent to reimbursement of its expenses up to $5 million in the event the stockholders did not approve the transaction and a termination fee of 4% of the proposed equity value of the transaction to be payable to Parent in the event that the board approved a superior proposal and in certain other cases. GTCR also requested that it be granted a period of exclusivity during the negotiations (which was never granted) and access to management, at the appropriate time, to discuss their continued employment with CommerceHub following the closing of the proposed transaction. Also, on January 26, 2018, CommerceHub received an initial indication of interest from Sponsor B, with a price range of $23.00 to $25.00 per share.

        On or about January 28, 2018, following consultation with a working group consisting of members of the board, management and Evercore (the working group), Evercore, at the direction of CommerceHub, contacted GTCR and Sponsor B and informed them that CommerceHub would continue to negotiate with them on the terms of the proposed transaction but that each party would be expected to improve the terms of its proposal, including increasing its proposed purchase price and providing for terms that provided greater certainty of closing for CommerceHub. In particular, Evercore expressed, at the direction of CommerceHub, to GTCR and Sponsor B that CommerceHub expected any proposal to provide for a full equity backstop to finance the entire purchase price under the transaction.

        Following the submission of its proposal, GTCR communicated to Evercore that it desired to partner with Sycamore as joint bidders, because it desired to partner with a firm with expertise in retail investing and that could provide additional capital to pursue the transaction. Evercore had not previously contacted Sycamore in October 2017 and Sycamore had no prior involvement in the process to explore strategic alternatives. CommerceHub agreed to consider the inclusion of Sycamore on the condition that such inclusion would not slow the pace of the discussions. At the direction of CommerceHub, Evercore requested that GTCR and Sycamore submit a revised markup to the merger agreement reflecting any changes necessary as a result of the involvement of Sycamore in the transaction to ensure no material changes would be required as a result of the involvement of Sycamore.

        On January 29, 2018, CommerceHub executed a non-disclosure agreement with Sponsor B and opened the virtual data room to representatives of Sponsor B.

        On January 30, 2018, the board held an update call, with members of management, Evercore and Baker Botts, counsel to CommerceHub, in attendance, to discuss the indications of interest that had been received, including the terms and conditions of GTCR's second-round proposal and GTCR's previous request to partner with Sycamore as a joint bidder. Following discussion, the board instructed management and, to assist management, Evercore to continue negotiating with GTCR, to begin engaging with Sycamore and to continue providing Sponsor B with the opportunity to advance a proposal. The potential for discussions between GTCR and Sycamore, on the one hand, and Mr. Poore and other members of management, on the other hand, regarding the terms of any post-transaction co-investment, employment or equity packages was also discussed, and Mr. Poore was instructed not to engage in any such discussions until authorized by the board. Thereafter, CommerceHub conducted a management meeting with Sponsor B in New York, New York, and, over the ensuing days, management continued to fulfill Sponsor B's due diligence requests to facilitate its ability to submit a proposal.

        On February 1, 2018, CommerceHub entered into a non-disclosure agreement with Sycamore.

        On February 8, 2018, GTCR and Sycamore sent to Evercore a revised marked merger agreement showing GTCR's and Sycamore' proposed changes to the draft merger agreement as initially provided by CommerceHub. The revised marked merger agreement reflected no material changes from the terms initially proposed by GTCR on January 26. Also on February 8, 2018, a representative of

Kirkland & Ellis LLP (Kirkland), counsel to GTCR and Sycamore, contacted a representative of Baker Botts and informed Baker Botts that Sycamore would not be proposing additional material changes to the marked merger agreement submitted on January 26 and that GTCR and Sycamore were prepared to negotiate the merger agreement promptly. In addition, GTCR acknowledged to members of the working group that it would not have any discussions with respect to any post-transaction co-investment, employment and equity package with any members of management until the board had authorized management to engage in such discussions.

        Also on February 8, 2018, CommerceHub conducted an additional all-day management meeting with Sponsor B in Albany, NY.

        On the evening of February 8, 2018, Mr. Poore and representatives of GTCR and Sycamore had a dinner to discuss CommerceHub and its business. As previously instructed, there were no discussions regarding the terms of a post-transaction co-investment, employment and equity package for Mr. Poore or any other members of management.

        On February 9, 2018, a new financial purchaser that was not one of the potential financial purchasers Evercore had approached in October 2017 independently contacted Evercore to inquire about the sale process. Evercore promptly informed CommerceHub of this unsolicited inquiry. This party did not, however, proceed beyond its initial inquiry notwithstanding the opportunity provided to it to participate.

        On February 11, 2018, Baker Botts returned comments to Kirkland on the marked merger agreement provided by Kirkland on February 8. The revised merger agreement contemplated a full equity backstop for the aggregate purchase price, deleted the right of Parent to receive reimbursement of its expenses in the event the stockholders did not approve the transaction, and included a termination fee equal to 2.5% of the proposed equity value of the transaction to be payable to Parent in the event that the board approved a superior proposal and in certain other cases. The revised merger agreement also extended to Parent only limited rights to terminate the merger agreement or enforce remedies for CommerceHub's activities related to alternative transactions. Over the course of the next several weeks Kirkland and Baker Botts exchanged further drafts of the merger agreement.

        On February 12, 2018, Sponsor B communicated to Evercore that it would not proceed further with the sale process and stated that it would not be able to offer a bid price that would be attractive to CommerceHub's stockholders.

        On February 14, 2018, Kirkland and Baker Botts held a teleconference to negotiate several unresolved terms of the transaction as reflected in their recent drafts of the merger agreement. In particular, Kirkland communicated to Baker Botts that GTCR and Sycamore would not enter into the transaction unless it reflected their view of a customary model for a leveraged buyout by a private equity sponsor, including with liability limited to a reverse termination fee payable in certain termination scenarios, such as Parent's failure to close the merger due to a financing failure, and customary provisions related to CommerceHub's non-solicitation covenant and fiduciary termination rights.

        On February 15, 2018, Kirkland sent Baker Botts a draft of a proposed voting agreement for Mr. Malone, which included a covenant to vote in favor of the proposed transaction, and Baker Botts referred Kirkland to Mr. Malone's counsel to discuss the proposed agreement terms.

        On the afternoon of February 15, 2018, Mr. Poore and representatives of GTCR and Sycamore had a lunch to discuss CommerceHub and its business. As previously instructed, there were no discussions regarding the terms of a post-transaction co-investment, employment and equity package for Mr. Poore or any other members of management.

        On February 16, 2018, GTCR and Sycamore submitted an updated proposal indicating a price of $22.00 per share, together with executed debt commitment letters from lenders, noting that they and their advisors had completed their due diligence, with relatively minor confirmatory items remaining. GTCR and Sycamore did not state a reason for the reduction in the bid price, although from subsequent discussions, CommerceHub understood that the reduction was due to the bidders' perception that their initial pricing model had assumed a significantly more optimistic view of the growth opportunities available to CommerceHub, and their subsequent review, which resulted in a revised model, indicated that they could not support the higher valuation initially proposed. In addition, the updated proposal requested an opportunity, at the appropriate time, to discuss with Mr. Poore his willingness to serve as the Chief Executive Officer of CommerceHub following the closing. Discussions as to the terms of the updated bid proposal were held between the parties and their respective advisors, with all parties agreeing that any discussions between Mr. Poore and other members of management, on the one hand, and GTCR and Sycamore, on the other hand, regarding the terms of any post-transaction co-investment, employment and equity package would have to wait until the transaction was further advanced. Ultimately, GTCR and Sycamore had discussions with Mr. Poore with respect to these matters on and after February 27, 2018, after the parties had reached an agreement on price and certain other key transaction terms.

        On February 18, 2018, following consultation with the working group, Mr. Poore informed representatives of GTCR and Sycamore that he did not believe the $22.00 offer price would be viewed favorably by the board. Later that day, GTCR and Sycamore verbally indicated to CommerceHub an increased proposal of $22.50 per share.

        On February 19, 2018, the board held an update call, with members of management, Evercore and Baker Botts in attendance, to discuss the status of the negotiations with GTCR and Sycamore, during which the board discussed the terms of the most recent proposal, including the proposed per-share purchase price and the outstanding issues with regard to the negotiation of the merger agreement and the various other transaction documents. At the meeting, management presented to the board a definitive set of projections (the Projections) that management considered to be the most reliable indicators of CommerceHub's future performance, and on which management expressly instructed Evercore to rely for purposes of Evercore's fairness analysis if a fairness analysis were to be requested by the board in connection with the proposed transaction. The board reviewed with management the assumptions on which the Projections were based and independently considered whether it determined them to be current and the best estimates of the future financial performance of CommerceHub. Following discussion, the board approved the Projections for use by Evercore for its analysis of the proposed transaction. See "The Merger (Proposal 1)—Projected Financial Information". In addition, following discussion, the board directed Mr. Poore to contact representatives of GTCR and Sycamore and continue negotiations with the objective of improving the proposed offer price.

        On February 20, 2018, Mr. Poore conveyed the message of the board to representatives of GTCR and Sycamore, as so directed. He indicated that the board wanted to determine whether GTCR and Sycamore would be prepared to reach a price that the board would find acceptable before conducting further negotiation on the other terms of the merger agreement that remained unresolved. Later that day, at GTCR and Sycamore' request, Baker Botts sent to Kirkland a list of unresolved issues related to the merger agreement, including the equity backstop for the aggregate purchase price, the size of the termination fee, the obligation of CommerceHub to reaffirm its recommendation to the stockholders in support of the transaction and whether the outside date at which parties can terminate the merger agreement could be extended. On February 21, 2018, Baker Botts and Kirkland discussed these issues, and on February 22, 2018, Baker Botts sent a revised merger agreement reflecting the views of CommerceHub on these issues. On February 23, 2018, Kirkland sent to Baker Botts a revised merger agreement reflecting the views of GTCR and Sycamore on these issues, including a termination fee of

3% of the proposed equity value of the transaction and a reverse termination fee of 5.5% of the proposed equity value of the transaction.

        On February 24, 2018, GTCR and Sycamore contacted Evercore and verbally indicated an increased proposal of $22.60 per share. In addition, GTCR and Sycamore again requested an opportunity, at the appropriate time, to discuss with Mr. Poore his willingness to serve as the Chief Executive Officer of CommerceHub following the closing. In response, CommerceHub representatives, led by Mr. Poore, contacted representatives of GTCR and Sycamore to discuss additional details of the increased financial proposal. However, no discussions were held with respect to Mr. Poore's willingness to continue with CommerceHub following any transaction with GTCR and Sycamore until February 27, 2018.

        On February 25, 2018, the board held a telephonic meeting, with members of management, Evercore and Baker Botts in attendance, to discuss the status of the negotiations with GTCR and Sycamore. At the meeting, a representative of Baker Botts reviewed with the board and senior management their fiduciary duties and related considerations, and Evercore provided the board with a preliminary analysis of the $22.60 offer price. Following discussion among the board and its advisors regarding alternatives available to CommerceHub, including the potential to continue as a standalone business, and the status of the negotiations with regard to the merger agreement and the other transaction documents, the board determined that, subject to acceptable resolution of remaining open points, accepting the offer price was in the best interests of CommerceHub and its stockholders. On that basis, the board requested its Chairman, Mr. Baer, to contact GTCR and Sycamore in an attempt to negotiate an increase above the $22.60 offer price (and to address certain other open issues), but authorized Mr. Baer to not further negotiate such price on behalf of CommerceHub if such further efforts were unsuccessful. The board also authorized Mr. Poore to begin negotiations with GTCR and Sycamore regarding the terms of a post-transaction co-investment, employment and equity package after Mr. Baer's negotiations were completed. Following this discussion, the representatives from Evercore, all members of management (other than Mr. Poore), Mr. Huseby and Ms. Morgan departed the meeting. In addition, the members of the board who are employees of Liberty Media Corporation (Liberty Media), i.e., Messrs. Baer, Hollingsworth and Wendling, recused themselves from the meeting in light of their relationship with Mr. Malone (who is the Chairman of the Board of Liberty Media). The remaining board members were apprised of an open issue with respect to Mr. Malone's voting agreement. It was noted that Mr. Malone was unwilling to execute the voting agreement without receiving indemnification from GTCR and Sycamore, or, alternatively, from CommerceHub. Kirkland had informed Baker Botts and Mr. Malone's counsel that GTCR and Sycamore were unwilling to proceed without a voting agreement from Mr. Malone, were unwilling to provide this indemnification and expected CommerceHub to provide the indemnity. In light of these circumstances, the remaining board members (other than Messrs. Baer, Hollingsworth, Huseby and Wendling and Ms. Morgan, each of whom had departed from the meeting shortly before), constituting a majority of CommerceHub's independent directors, unanimously agreed that it would be advisable and in the best interests of CommerceHub and its stockholders for CommerceHub to provide this indemnification in order to enable the transaction to proceed and unanimously recommended that the board authorize CommerceHub to provide such indemnification if the board approved the transaction with GTCR and Sycamore.

        Following the board meeting, Mr. Baer contacted a representative of GTCR and informed him that the board expected that GTCR and Sycamore would increase their proposed purchase price and that certain other terms of the merger agreement had to be changed, including increasing the reverse termination fee to 7% of the equity value of the transaction, improving the certainty of the transaction closing and making other changes to the merger agreement to make the deal protections less favorable to GTCR and Sycamore.

        Later that day, representatives of GTCR indicated to Mr. Baer that they believed the offer price could be increased to $22.75, and Baker Botts sent to Kirkland a revised version of the merger agreement.

        On February 26, 2018, GTCR and Sycamore confirmed verbally that their best and final proposal was $22.75 per share, with a reverse termination fee equal to 6% of the proposed equity value of the transaction, and that their offer was conditioned on reaching an agreement as to acceptable terms of a post-transaction co-investment, employment and equity package with Mr. Poore. They indicated that they expected all remaining unresolved terms in the merger agreement were relatively immaterial. Because members of the working group believed further attempts to increase the offer price would not be successful, and potentially counter-productive, and with the prior authorization of the board, CommerceHub reached an agreement on price and certain other key transaction terms with GTCR and Sycamore with the understanding that the offer being made by GTCR and Sycamore was specifically conditioned on their reaching agreement with Mr. Poore on the terms of a post-transaction co-investment, employment and equity package, as well as the parties reaching agreement on the remaining open issues with respect to the merger agreement and the other transaction documents and the board's approval of the final terms and conditions of the proposed transaction. Baker Botts communicated to Kirkland that the parties were authorized to commence discussions regarding the terms of Mr. Poore's post-transaction co-investment, employment and equity package with GTCR and Sycamore.

        On February 27, 2018, representatives of GTCR and Sycamore met with Mr. Poore in Saratoga Springs, New York to address the terms of his post-transaction co-investment, compensation and equity package, after which GTCR and Sycamore provided Mr. Poore with a term sheet outlining their proposal for the key terms of his investment in Parent at the closing of the proposed transaction and his post-transaction compensation and equity package. Later that day, following Mr. Poore's review of the proposal, Mr. Poore informed Mr. Baer and CommerceHub's advisors that the proposal was not acceptable to him and that substantial changes would need to be negotiated.

        On February 28, 2018, given the extent of the difference in views with respect to Mr. Poore's proposed investment in Parent, GTCR and Sycamore determined that they had not been able to reach agreement with him on mutually acceptable terms and determined not to proceed with further negotiations on the transaction. As a result, GTCR and Sycamore communicated this decision to CommerceHub by a call from a representative of GTCR to Mr. Baer. Following that discussion, later that day, the board held an update call, with members of management, Evercore and Baker Botts in attendance, to discuss the status of the negotiations, during which the board was advised that GTCR and Sycamore had still not reached agreement with Mr. Poore on the terms of a post-transaction co-investment, compensation and equity package and that certain non-price open issues remained with respect to the merger agreement and the other transaction agreements. Accordingly, the board was advised that there was no transaction to approve. Later that day, CommerceHub announced its financial results for the fourth quarter and full year ended December 31, 2017, and at the end of the business day held an earnings conference call.

        Late on March 2, 2018, representatives of GTCR and Sycamore contacted Mr. Poore to inquire whether he was still interested in having discussions related to his post-transaction co-investment, employment and equity package in support of completing an overall transaction. Mr. Poore informed representatives of GTCR that he would be willing to continue to have discussions of this kind and informed members of the working group that he would commence such discussions. During the ensuing days, Mr. Poore and representatives of GTCR and Sycamore held discussions about these items. Later in the evening of March 2, 2018, Kirkland contacted Baker Botts to discuss the status of the merger agreement and the other transaction documents. Throughout the ensuing days, the parties exchanged drafts of the merger agreement and the associated disclosure schedules, as well as Mr. Malone's voting agreement and the associated financing documents. In addition, Mr. Baer held conversations with representatives of GTCR and Sycamore regarding the final outstanding items in these agreements.

        By March 4, 2018, despite several discussions, Mr. Poore and representatives of GTCR and Sycamore had not reached agreement on the terms of a post-transaction co-investment, employment and equity package. Representatives of GTCR and Sycamore suggested to Mr. Poore that they meet in person on March 5 to try to finalize the arrangements documenting Mr. Poore's post-transaction co-investment, compensation and equity package. On the afternoon of March 4, 2018, Mr. Poore reported to Mr. Baer that the terms of the current proposal with respect to his post-transaction co-investment, compensation and equity package remained unacceptable to him.

        On March 5, 2018, Mr. Poore met with representatives of GTCR in Chicago, Illinois. Later that day, GTCR and Sycamore revised their proposal to Mr. Poore, which Mr. Poore reported to Mr. Baer was acceptable to him from an economic perspective but subject to further review by his advisors. During the early evening of March 5, 2018, Mr. Poore and his advisers reached an agreement as to his post-transaction co-investment, compensation and equity package. For more information on these arrangements, see "The Merger (Proposal 1)—Interests of Certain Persons in the Merger".

        Late in the evening on March 5, 2018, the board held a telephonic meeting, with members of management, Evercore, Baker Botts, and other outside legal counsel to CommerceHub in attendance, to discuss the terms of the proposed transaction, including the terms and conditions of the merger agreement and the other transaction documents, including Mr. Malone's voting agreement as well as the terms of Mr. Poore's post-transaction co-investment, compensation and equity package. At this meeting, Evercore reviewed with the board its financial analysis of the merger consideration and delivered an oral opinion, which was confirmed by delivery of a written opinion dated March 5, 2018, to the effect that, based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, it was Evercore's opinion that, as of the date of the written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of shares of common stock (other than the Excluded Stockholders) entitled to receive such per share merger consideration. For more information, see "Opinion of CommerceHub's Financial Advisor". After the presentation by Evercore, and a discussion with counsel, the board, among other things, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including without limitation, the merger, are fair to, and in the best interests of, CommerceHub and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, (iii) authorized officers of CommerceHub to execute and deliver the merger agreement, (iv) resolved to submit the merger agreement to the stockholders of CommerceHub for their adoption, and (v) recommended that the stockholders of CommerceHub approve the adoption of the merger agreement and the transactions contemplated thereby, including, without limitation, the merger. For more information, see "Reasons for the Merger". Later that evening, the parties executed the merger agreement and the other transaction documents, including Mr. Malone's voting agreement.

        On March 6, 2018, prior to the opening of stock markets in the United States, the parties issued a joint press release announcing the transaction.

Reasons for the Merger

        In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in reaching its decision to approve and declare advisable the merger agreement and to recommend that CommerceHub stockholders approve the adoption of the merger agreement, our board considered a number of factors and a significant amount of information that it believes support its determination and recommendation, including the following non-exhaustive list of material factors and benefits (which are not necessarily listed in order of importance):

  •
  Premium to Market Prices.  Our board considered that the merger consideration of $22.75 per share of common stock represents:

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  a 24.5% premium to the Series A common stock closing price as of March 5, 2018;

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  a 19.3% premium to the one-month volume-weighted average Series A common stock closing price as of March 5, 2018;

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  a 30.2% premium to the Series C common stock closing price as of March 5, 2018; and

  •
  a 27.1% premium to the one-month volume-weighted average Series C common stock closing price as of March 5, 2018.

  •
  Liquidity and Certainty of Value.  Our board considered that the merger consideration would be paid in all cash, providing value certainty to CommerceHub's stockholders and allowing them to monetize their investment in CommerceHub, at a premium, in the near future. Our board believed that this certainty of value was compelling compared to the long-term value creation potential and execution risks underlying the business plan of CommerceHub as a standalone company. In connection with this, our board considered the inherent uncertainty of achieving the results of the management projections, as summarized below under "The Merger (Proposal 1)—Projected Financial Information."

  •
  CommerceHub's Business, Financial Condition and Prospects.  Our board considered its in-depth knowledge of our business, financial condition, and prospects, in addition to the risks and uncertainties associated with achieving and executing on CommerceHub's business and financial plans in the short and long term if CommerceHub were to remain an independent public company, including market acceptance and performance of our products and services, competitive issues affecting CommerceHub, competitive issues facing many of CommerceHub's customers, general market conditions, regulatory matters and changes in law affecting our business, and the risk factors described in the 2017 Annual Report.

  •
  Potential Strategic Alternatives.  Our board considered the possible alternatives to a sale to Parent, including the potential to continue as a standalone business and the pursuit of an acquisition strategy. Our board evaluated alternatives with the assistance of Evercore, and determined that, when compared to the merger, these alternatives were not in the best interests of CommerceHub and its stockholders given the relative risks, rewards and uncertainties associated with those alternatives.

  •
  Quality of the Process to Evaluate Strategic Alternatives.  Our board considered the quality of its process to explore potential transactions, with the assistance of Evercore, including (i) the solicitation of numerous potential strategic purchasers and potential financial purchasers, (ii) discussions with various parties that contacted Evercore on an unsolicited basis, (iii) extensive management engagement with potential purchasers, and (iv) detailed review of all proposals received with our board's financial advisors. Our board further considered that discussions had been held with, and feedback received from, multiple interested or potentially interested parties as part of the process, including the fact that none of the potential strategic purchasers who were contacted, and none of the parties that contacted Evercore on an unsolicited basis, chose to participate in the process to pursue strategic alternatives and the fact that neither Sponsor A nor Sponsor B remained in the process. Additionally, our board considered the risk that prolonging the strategic review process could have resulted in the loss of a favorable opportunity to successfully consummate a transaction with GTCR and Sycamore and was unlikely to result in a proposal materially better than GTCR and Sycamore's proposal.

  •
  Evercore's Fairness Opinion and Related Analyses.  Our board considered the financial analyses that representatives of Evercore reviewed and discussed with our board, as well as the oral opinion of Evercore rendered to our board on March 5, 2018 (which was subsequently confirmed in writing by delivery of Evercore's written opinion dated the same date) to the effect that, based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in Evercore's written opinion, the per-share merger consideration to be paid to the holders of shares of CommerceHub common stock (other than the Excluded Stockholders) is fair, from a financial point of view, to such stockholders, as more fully described below under "The Merger (Proposal 1)—Opinion of CommerceHub's Financial Advisors".

  •
  Likelihood of Completion.  Our board considered its belief that, absent a superior proposal, the merger represented a transaction that would likely be consummated based on, among other factors:

  •
  the reputation and ability of GTCR and Sycamore to complete large acquisition transactions in our industries;

  •
  the fact that Parent had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the debt and equity financing, and the reputation of the financing sources;

  •
  the absence of a financing condition in the merger agreement;

  •
  the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there are no anticipated substantive issues in connection with the HSR Act and other antitrust clearances and that there are no other anticipated regulatory approvals that are required to close the merger;

  •
  the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay CommerceHub a $63.0 million reverse termination fee, as described under "The Merger Agreement—Termination Fees—Parent Termination Fee," without CommerceHub having to establish any damages, the payment of which is guaranteed, severally but not jointly, by affiliates of GTCR and affiliates of Sycamore pursuant to their respective limited guarantees; and

  •
  our ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and the equity commitment letters, as described under "The Merger Agreement—Specific Performance" and to enforce specifically the terms of the merger agreement and the equity commitment letters.

  •
  Ability to Terminate.  Our board considered that, until the date the CommerceHub stockholders approve the adoption of the merger agreement:

  •
  if CommerceHub receives an unsolicited bona fide written alternative transaction proposal that our board determines in good faith to be, or to be reasonably likely to lead to, a superior proposal, and our board determines in good faith that failure to take action would be reasonably likely to violate the directors' fiduciary duties under applicable law, CommerceHub may furnish nonpublic information and engage in discussions or negotiations with such person or group with respect to such alternative transaction proposal;

  •
  in response to an intervening event or a superior proposal, our board may make a Company adverse recommendation change if it determines, in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to violate the directors' fiduciary duties under applicable law; and

    •
    in response to a superior proposal, our board may terminate the merger agreement and enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to propose amendments to the merger agreement), provided that we pay a $31.5 million termination fee.

  •
  Negotiation Process.  Our board considered the fact that the terms of the merger agreement were the result of robust arm's-length negotiations conducted by CommerceHub, with the knowledge and at the direction of our board and with the assistance of Evercore and Baker Botts.

        In the course of its deliberations, our board also considered a number of risks, uncertainties and other potentially negative factors associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following (which are not necessarily listed in order of importance):

  •
  the fact that CommerceHub stockholders (other than Mr. Poore pursuant to the co-investor agreement) will not participate in any future growth potential or benefit from any future increase in the value of our company (whether through organic growth, acquisitions or otherwise);

  •
  the significant costs involved in connection with entering into and completing the merger (including the costs that may be incurred by CommerceHub pursuant to Mr. Malone's indemnification rights under the voting agreement) and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

  •
  the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the contemplated financing, described under "The Merger—Financing," is not obtained, and the effect that the resulting public announcement of termination of the merger agreement could have on the trading price of our common stock;

  •
  the fact that, under the terms of the merger agreement, CommerceHub is unable to solicit alternative transaction proposals during the pendency of the merger;

  •
  the restrictions on the conduct of our business prior to the closing of the merger, which could delay or prevent us from undertaking business opportunities or certain other actions we would otherwise take with respect to our operations pending closing;

  •
  the potential negative effect that the public announcement and pendency of the merger, or a failure to complete the merger, could have on our business and relationships with our customers, employees and prospective employees;

  •
  the risks and costs to us if the proposed merger does not close, including the diversion of management and employee attention from operational matters, potential employee attrition, the potential effect on our business operations, including our relationships with vendors, customers, partners and others that do business with us, and the potentially adverse effect on the trading price of our common stock;

  •
  the possibility that the amounts that may be payable by us upon the termination of the merger agreement could discourage other potential purchasers from making a competing bid to acquire us, including the possibility of the payment of a termination fee of $31.5 million if we terminate the merger agreement to enter into a superior proposal or materially breach our obligations under the provisions of the merger agreement relating to the solicitation of alternative transaction proposals;

  •
  the fact that Parent requires significant third-party debt financing to consummate the transaction and that, in the event that the lenders do not provide the debt financing under the debt commitment letter, we will not be able to specifically enforce Parent's obligations to complete the merger, in which case our remedy for Parent's failure to close the merger would be limited to receipt of the reverse termination fee; and

  •
  the fact that the merger will generally be taxable to our stockholders that are U.S. Holders (as defined below in "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger") for U.S. federal income tax purposes.

        In addition to the factors described above, our board considered the fact that directors and executive officers may have interests in the merger that may be different from, or in addition to, those of CommerceHub's other stockholders as described in "The Merger (Proposal 1)—Interests of Certain Persons".

        The preceding discussion of the information and factors considered by our board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching its determination. In considering the factors described above and any other factors, individual members of our board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather it conducted an overall analysis of the factors described above, including through discussions with and questioning of representatives of management, Evercore and Baker Botts.

Opinion of CommerceHub's Financial Advisor

        CommerceHub retained Evercore to act as its financial advisor in connection with evaluating strategic and financial alternatives, including the merger. As part of this engagement, CommerceHub requested that Evercore evaluate the fairness, from a financial point of view, of the per-share merger consideration to be received by the holders of common stock (other than the Excluded Stockholders) entitled to receive such merger consideration. At a meeting of the board held on March 5, 2018, Evercore rendered its oral opinion to the board, which opinion was subsequently confirmed by delivery of a written opinion dated March 5, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the per-share merger consideration was fair, from a financial point of view, to the holders of shares of common stock (other than the Excluded Stockholders) entitled to receive such per-share merger consideration.

        The full text of Evercore's written opinion, dated March 5, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. CommerceHub urges you to read the opinion carefully and in its entirety. Evercore's opinion was addressed to, and for the information and benefit of, the board in connection with its evaluation of the merger. Evercore's opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to CommerceHub, nor did it address the underlying business decision of CommerceHub to engage in the merger. Evercore's opinion did not constitute a recommendation to the board or to any other persons in respect of the merger, including as to how any holder of shares of common stock should vote or act with respect to the merger. The summary of Evercore's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this proxy statement. Evercore has consented to the inclusion of its opinion as Annex B to this proxy statement.

        In connection with rendering its opinion, Evercore, among other things:

  •
  reviewed certain publicly available business and financial information relating to CommerceHub that Evercore deemed to be relevant, including publicly available research analysts' estimates;

  •
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to CommerceHub prepared and furnished to Evercore by management of CommerceHub;

  •
  reviewed (i) the Projections, which consist of certain non-public projected financial data relating to CommerceHub for fiscal years 2018 through 2020 prepared and furnished to Evercore by management of CommerceHub on February 19, 2018, together with (ii) extrapolations of the Projections for fiscal years 2021 through 2022, based on and extrapolated from the Projections, and projected unlevered free cash flow (as defined below) for fiscal years 2023 through 2032, furnished to Evercore by management of CommerceHub (such information described in clause (ii), the Extended Financial Projections);

  •
  reviewed certain non-public historical and projected operating data relating to CommerceHub prepared and furnished to Evercore by CommerceHub management;

  •
  discussed the past and current operations, the financial projections and current financial condition of CommerceHub with management of CommerceHub (including their views on the risks and uncertainties of achieving such projections);

  •
  reviewed the reported prices and the historical trading activity of the Series A common stock, Series B common stock and Series C common stock of CommerceHub and the premium to be received by the holders of such shares;

  •
  compared the financial performance of CommerceHub and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

  •
  compared the financial performance of CommerceHub and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

  •
  performed discounted cash flow analyses on CommerceHub based on forecasts and other data prepared by management of CommerceHub;

  •
  reviewed a draft of the merger agreement, dated March 5, 2018 (the most recent draft made available to Evercore), which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore's analysis;

  •
  reviewed a draft of the form of voting agreement, dated March 2, 2018 (the most recent draft made available to Evercore), which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore's analysis; and

  •
  performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

        For purposes of Evercore's analysis and opinion, Evercore has assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the Projections and the Extended Financial Projections, Evercore has been advised by management of CommerceHub, and has assumed, at the direction of the board, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of CommerceHub as to the future financial performance of CommerceHub. Evercore expresses no view as to the Projections or

Extended Financial Projections or the assumptions on which they are based. Evercore has relied, at the board's direction, without independent verification, upon the assessments of the management of CommerceHub as to CommerceHub's historical and projected financial performance.

        For purposes of rendering Evercore's opinion, Evercore has assumed, in all respects material to Evercore's analysis, that the representations and warranties of each party contained in the merger agreement and the voting agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and the voting agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore has assumed that each of the executed merger agreement and voting agreement will conform in all material respects to the drafts Evercore reviewed. Evercore has further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on CommerceHub, Parent or Merger Sub or the consummation of the merger or would materially reduce the benefits to the holders of common stock of the merger.

        Evercore has not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of CommerceHub, nor has Evercore been furnished with any such appraisals, nor has Evercore evaluated the solvency or fair value of CommerceHub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion is necessarily based upon information made available to Evercore as of the date thereof and financial, economic, market and other conditions as they exist and as could be evaluated on the date thereof. It was understood that developments subsequent to Evercore's opinion could affect its opinion and that Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.

        Evercore has not been asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of common stock (other than the Excluded Stockholders), without regard to differences, including as to relative voting rights, trading volumes, trading value and premiums or otherwise, between or among the Series A common stock, the Series B common stock and the Series C common stock, from a financial point of view, of the per-share merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration to be received in connection therewith by, the holders of any other securities, creditors or other constituencies of CommerceHub, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CommerceHub (including the Chief Executive Officer), or any class of such persons, whether relative to the per-share merger consideration or otherwise, nor as to the relative fairness of the per-share merger consideration as between holders of the Series A common stock, Series B common stock, Series C common stock or any combination thereof. Evercore has assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore's opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to CommerceHub, nor did it address the underlying business decision of CommerceHub to engage in the merger. Evercore's opinion did not constitute a recommendation to the board or to any other persons in respect of the merger, including as to how any holder of shares of common stock should vote or act in respect of the merger. Evercore expresses no opinion as to the price at which shares of CommerceHub will trade at any time. Evercore is not legal, regulatory, accounting or tax experts and has assumed the accuracy and completeness of assessments by CommerceHub and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Material Financial Analyses

        The following is a brief summary of the material financial analyses that Evercore reviewed with the board on March 5, 2018, in connection with rendering Evercore's opinion. The following summary does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore or the board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 2, 2018 (the last trading date prior to the rendering of Evercore's opinion) and is not necessarily indicative of current market conditions.

        The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

        In arriving at its opinion, Evercore did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Evercore's opinion.

        For purposes of its analyses and reviews, Evercore considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of CommerceHub. No company, business or transaction used in Evercore's analyses and reviews as a comparison is identical to CommerceHub, the merger or the per-share merger consideration, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Evercore's analyses and reviews. The estimates contained in Evercore's analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore's analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore's analyses and reviews are inherently subject to substantial uncertainty.

        The following summary of material financial analyses includes information presented in tabular format. These tables must be read together with the full text of each summary in order to understand fully the summary of material financial analyses performed by Evercore. The tables are not intended to stand alone and do not constitute a complete description of the material financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the material financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Evercore's financial analyses.

        In performing the financial analyses summarized below, at the instruction of management of CommerceHub, Evercore utilized and relied upon the management case forecasts, consisting of the Projections and Extended Financial Projections, as described in the section entitled "The Merger (Proposal 1)—Projected Financial Information," and certain street financial information.

CommerceHub Trading Multiples Analysis

        Evercore reviewed and compared certain financial and operating information relating to CommerceHub's multiples of total enterprise value (TEV) (based on closing stock prices of the CommerceHub Series A common stock) to CommerceHub's (x) last 12 months (LTM) EBITDA for each day during the period from January 3, 2017 to March 2, 2018 and (y) estimated next 12 months

(NTM) EBITDA for each day during the period from December 15, 2016 to March 2, 2018. The TEV/LTM EBITDA and TEV/NTM EBITDA multiples were provided by FactSet, an online investment research and database service.

        The analysis indicated the following with respect to CommerceHub:

Metric	Current (as of March 2, 2018)	High since IPO	Mean since IPO	Low since IPO	1-month Mean	3-month Mean	6-month Mean
TEV / LTM EBITDA	17.6x	24.8x	20.4x	16.9x	18.6x	20.6x	21.9x
TEV / NTM EBITDA	15.3x	21.0x	17.5x	14.7x	15.6x	17.1x	18.3x

        Based upon the information presented in the tables above and the application of Evercore's professional judgment, Evercore selected a reference multiple range in respect of the 10th percentile through the 90th percentile of (x) 18.1x to 23.5x in respect of the TEV/LTM EBITDA, and (y) 15.9x to 19.9x in respect of the TEV/NTM EBITDA. The range was then applied to CommerceHub's historical adjusted EBITDA (as described below) for fiscal year 2017 (LTM adjusted EBITDA) and projected adjusted EBITDA for fiscal year 2018 (NTM adjusted EBITDA), as estimated in the management case forecasts. Evercore determined an implied equity value per share range of $18.24 per share to $23.02 per share, in respect of the LTM adjusted EBITDA, and $17.92 per share to $21.93 per share, in respect of the NTM adjusted EBITDA, based on the management case forecasts.

        Evercore compared the results of this analysis to the per-share merger consideration of $22.75.

Peer Group Trading Multiples Analysis

        Evercore reviewed and compared certain financial and operating information relating to CommerceHub, including information based on the management case forecasts, to the following companies: Veeva Systems Inc., Tyler Technologies, Inc., Blackbaud, Inc., RealPage, Inc., Medidata Solutions, Inc., SPS Commerce, Inc., Ellie Mae, Inc., Benefitfocus, Inc. (excluded in certain analyses as the relevant multiple is not meaningful) and Guidewire Software, Inc. (excluded in certain analyses as the relevant multiple is not meaningful).

        Although none of these companies are directly comparable to CommerceHub, Evercore selected the companies for the peer group trading multiple analysis based on its professional judgment because these companies had operating characteristics, products and services that, for purposes of its analysis, Evercore considered similar to certain of CommerceHub's operating characteristics, products and services.

        For each of the selected companies identified above, Evercore calculated multiples of TEV to the metrics shown in the table below for the calendar years identified below based on closing stock prices as of March 2, 2018, and financial data that Evercore obtained from filings made with the SEC, and consensus estimates based on publicly available equity research analysts' projections provided by FactSet.

        The analysis indicated the following with respect to the peer group (excluding CommerceHub):

Metric	Mean	Median
TEV / 2018 EBITDA	27.2x	24.3x
TEV / 2019 EBITDA	22.7x	20.3x
TEV / 2018 Revenue	7.0x	6.3x
TEV / 2019 Revenue	6.1x	5.7x
TEV / 2018 free cash flow (defined as EBITDA less capital expenditures, FCF)	35.1x	31.6x
TEV / 2019 FCF	27.3x	25.1x

        Based upon the information presented in the tables above and the application of Evercore's professional judgment, Evercore selected the following reference multiple ranges for the metrics described in the table below. The range was then applied to the corresponding CommerceHub metric for the applicable time period described in the table below, as estimated in the management case forecasts. Evercore determined an implied equity value per share range for each applicable metric as set forth in the table below.

Metric	Reference Range	Implied Equity Value Per Share Range
TEV / 2019 EBITDA	17.0x - 20.0x	$22.21 - $25.78
TEV / 2018 EBITDA	20.0x - 23.0x	$22.02 - $25.03
TEV / 2018 Revenue	7.0x - 9.0x	$18.74 - $23.53
TEV / 2019 Revenue	6.0x - 8.0x	$17.79 - $23.06
TEV / 2018 FCF	25.0x - 29.0x	$25.10 - $28.80
TEV / 2019 FCF	20.0x - 24.0x	$24.23 - $28.68

        In addition, Evercore noted the applicable multiple for each metric in respect of SPS Commerce, Inc. (SPS Commerce) as a relevant comparable company in respect of the peer group selected in Evercore's professional judgment. In respect of SPS Commerce, Evercore calculated multiples of TEV to the metrics shown in the table below for the calendar years identified below based on closing stock prices as of March 2, 2018, and financial data that Evercore obtained from public filings and consensus estimates for SPS Commerce based on publicly available equity research analysts' projections. The multiple for each metric was then applied to the corresponding CommerceHub metric for the applicable time period described in the table below, as estimated based on the management case forecasts. Evercore determined an implied equity value per share of CommerceHub's common stock based on the SPS Commerce multiples for each applicable metric as set forth in the table below.

Metric	SPS Commerce Multiple	Implied Equity Value Per Share
TEV / 2019 EBITDA	18.4x	$23.82
TEV / 2018 EBITDA	22.2x	$24.18
TEV / 2018 Revenue	3.9x	$10.91
TEV / 2019 Revenue	3.5x	$10.90
TEV / 2018 FCF	28.0x	$27.86
TEV / 2019 FCF	22.5x	$27.06

        Evercore compared the results of these analyses to the per-share merger consideration of $22.75.

Precedent Transactions Analysis

        Evercore reviewed, to the extent publicly available, financial information relating to 16 precedent transactions (precedent transactions) involving companies that Evercore considered to be relevant to CommerceHub's business and industry. Evercore selected the precedent transactions because they represented transactions of which Evercore was aware involving companies in the software industry. Evercore considered, in its professional judgment and experience, these transactions most relevant to the merger. No company, business or transaction used in this analysis is identical or directly comparable to CommerceHub or the merger. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, many of which are beyond the control of CommerceHub, such as the impact of competition on the business of CommerceHub and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of CommerceHub, the industry or in the financial markets in general. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the transaction data of the precedent transactions.

        The precedent transactions are set forth in the table below:

Acquiror	Target
SAP SE	Concur Technologies, Inc.
SAP SE	hybris AG
Oracle Corporation	Datalogix Holdings, Inc.
salesforce.com, inc.	Demandware, Inc.
Oracle Corporation	Netsuite Inc.
Oracle Corporation	Aconex Ltd.
SAP SE	Callidus Software Inc.
RealPage, Inc.	The Rainmaker Group
Verisk Analytics, Inc.	Power Advocate, Inc.
Vista Equity Partners	Marketo, Inc.
Vista Equity Partners	Cvent, Inc.
Oracle Corporation	Textura Corporation
SS&C Technologies Holdings, Inc.	Advent Software, Inc.
Cox Automotive, Inc.	Dealertrack Technologies, Inc.
International Business Machines Corporation	Merge Healthcare Incorporated
Oracle Corporation	MICROS Systems, Inc.

        For each of the precedent transactions, using publicly available information, Evercore reviewed transaction values and calculated the transaction TEV implied for each target company based on the consideration paid in the precedent transaction as a multiple of the target company's trailing LTM revenue and trailing LTM EBITDA (in each case, calculated for the 12-month period prior to the latest available data preceding the date of announcement of such transaction), based on company filings and street estimates/analysis. The range of multiples across the precedent transactions were (i) in the case of TEV/Revenue LTM, 3.3x - 12.8x, and (ii) in the case of TEV/LTM EBITDA, 15.1x - 30.0x.

        Evercore calculated and analyzed the transaction TEV to LTM EBITDA multiples and TEV to LTM revenue multiples of the precedent transactions. Based on the multiples it derived for the precedent transactions and based on its professional judgment and experience, Evercore applied a transaction TEV to LTM EBITDA multiple reference range of 21.0x-24.0x to CommerceHub's EBITDA for CommerceHub's LTM period as of December 31, 2017, and transaction TEV to LTM revenue multiple reference range of 9.0x to 10.0x to CommerceHub's revenue for CommerceHub's LTM period as of December 31, 2017. This analysis implied an equity value range per share of common stock of: (i) in the case of EBITDA, $20.81 to $23.50, and (ii) in the case of revenue, $21.74 to $23.93.

        Evercore compared the results of this analysis to the per-share merger consideration of $22.75.

Discounted Cash Flow Analysis

        As part of its analysis, Evercore performed a discounted cash flow analysis of CommerceHub. This is a method used to estimate the implied present value of an asset by calculating the present value of the estimated future unlevered free cash flows to be generated by that asset. The present value of those future unlevered free cash flows is then obtained by discounting those future unlevered free cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The "unlevered free cash flow" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents earnings before interest and taxes, or EBIT, less stock based compensation, income tax expense, capital expenditures, increases in net working capital and certain other cash expenses, as applicable, plus depreciation and amortization.

        Evercore's discounted cash flow analysis was intended to estimate the implied present value, as of December 31, 2017, of (1) the future unlevered free cash flow that CommerceHub would generate during the period from January 1, 2018, through (x) in the case of the terminal EBITDA multiple methodology, December 31, 2022, and (y) in the case of the perpetuity growth methodology, December 31, 2032, plus (2) the estimated terminal value of CommerceHub as of (a) in the case of the terminal EBITDA multiple methodology, December 31, 2022, and (b) in the case of the perpetuity growth methodology, December 31, 2032, using both the terminal EBITDA multiple methodology and the perpetuity growth methodology. Evercore performed its discounted cash flow analysis for CommerceHub on a standalone basis and assumed the mid-year cash flow discounting convention, with measures of unlevered free cash flow, including for periods from January 1, 2023 - December 31, 2032, based on the Projections and the extrapolations of the Projections for fiscal years 2021 through 2022 referred to above.

        Under the terminal EBITDA multiple methodology, Evercore estimated a terminal value for CommerceHub by applying a multiple range of 15.0x to 19.0x for the projected earnings before interest, tax, depreciation, amortization and stock-based compensation expense, excluding restructuring costs, of CommerceHub (adjusted EBITDA) for the one-year period ended December 31, 2022. Evercore estimated the terminal EBITDA multiple based on the financial forecasts included in the management case forecasts, and its professional judgment given the nature of CommerceHub and its business and industry. The cash flows and terminal value were then discounted to present value using a range of discount rates from 12.00% to 14.00%, based on an estimate of CommerceHub's weighted average cost of capital. Evercore estimated CommerceHub's weighted average cost of capital based on application of the capital asset pricing model and its professional judgment given the nature of CommerceHub's business and its industry. The resulting range of implied enterprise values for CommerceHub was then increased by the amount of CommerceHub's net cash (calculated as cash and cash equivalents less debt) as of December 31, 2017, to produce a range of implied equity values for CommerceHub. Under the terminal EBITDA multiple methodology, Evercore's discounted cash flow analysis indicated an implied per share equity value for CommerceHub on a standalone basis of $19.45 to $25.21.

        Under the perpetuity growth methodology, Evercore estimated a terminal value for CommerceHub by applying a perpetuity growth rate of 2.5% to 4.5% to the estimated unlevered free cash flow of CommerceHub for the terminal year of 2032, which assumed, among other things, projected levels of capital expenditure, changes in net working capital, and depreciation and amortization. The cash flows and terminal value were then discounted to present value using the same range of discount rates as described above, and converted to implied equity value using the same adjustments as described above. Under the perpetuity growth methodology, Evercore's discounted cash flow analysis indicated an implied per-share equity value for CommerceHub on a standalone basis of $13.40 to $18.62.

        Evercore compared the results of this analysis to the per-share merger consideration of $22.75.

Historical Trading Range Analysis

        Evercore reviewed, for reference and informational purposes only, historical trading prices of shares of CommerceHub Series A common stock and Series C common stock during the 52-week period ended March 2, 2018. Evercore, in its professional judgment and given low trading volumes for the period, did not review the historical trading prices of shares of CommerceHub Series B common stock. Evercore noted that the low and high closing prices during such period ranged from: (i) $15.01 to $23.81 per share of CommerceHub Series A common stock, and (ii) $14.90 to $22.23 per share of CommerceHub Series C common stock, as compared to the per-share merger consideration.

General

        In connection with the review of the merger by the board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore's opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore's view of the value of CommerceHub. No company used in the above analyses as a comparison is directly comparable to CommerceHub, and no transaction used is directly comparable to the merger. Further, Evercore's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CommerceHub or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

        Evercore prepared these analyses solely for the purpose of providing an opinion to the board as to the fairness of the per-share merger consideration, from a financial point of view, to the holders of common stock (other than the Excluded Stockholders) entitled to receive such merger consideration. These analyses do not purport to be appraisals of CommerceHub or to necessarily reflect the prices at which CommerceHub or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore's analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

        Evercore did not recommend any specific amount of consideration to the board or management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of common stock.

Miscellaneous

        Under the terms of Evercore's engagement, Evercore has provided CommerceHub with financial advisory services and delivered a written fairness opinion to the board in connection with the merger. Pursuant to the terms of its engagement letter, Evercore is entitled to receive (1) an opinion fee in an amount to be mutually agreed upon by CommerceHub and Evercore, which equaled $2.0 million, regardless of the conclusion reached therein, which was earned upon delivery of its fairness opinion and which is fully creditable, to the extent previously or contemporaneously paid, against any transaction fee payable and (2) a transaction fee, comprised of a success fee, currently estimated to total approximately $10.2 million, which Evercore will earn subject to and upon the consummation of the merger. In addition, CommerceHub has agreed to reimburse Evercore for its expenses (including external legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of Evercore's engagement, any services performed by Evercore in connection therewith or any transaction contemplated thereby.

        During the two-year period prior to the date of Evercore's opinion, no material relationship existed between Evercore and its affiliates and CommerceHub (other than the engagement in connection with the merger) or Parent or any of its affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Taking into account the foregoing, during the two-year period prior to the date of Evercore's opinion, Evercore and its affiliates did provide investment banking services to GTCR or one or more of its affiliated investment funds, an affiliate of Parent, in connection with a certain unrelated acquisition transaction by GTCR, for which Evercore and its affiliates have received compensation. Evercore or its affiliates may provide financial or other services to CommerceHub or Parent or any of its affiliates in the future, and in connection with any such services Evercore and its affiliates may receive compensation.

        In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of CommerceHub or its affiliates or any of Parent's respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        The CommerceHub board engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Projected Financial Information

        CommerceHub does not, as a matter of course, make public projections as to future performance or earnings beyond the current fiscal year and generally does not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the transactions contemplated by the merger agreement, however, our management prepared the Projections and the Extended Financial Projections. The Projections and the Extended Financial Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (GAAP). Neither our independent registered public accounting firm, nor any other accounting firm, has compiled, examined, audited or performed any procedures with respect to the Projections or the Extended Financial Projections or expressed any opinion or any other form of assurance regarding this information or its achievability.

        The table below presents a summary of the Projections for fiscal years 2018 through 2020, a summary of extrapolations of the Projections for fiscal years 2021 through 2022, based on and extrapolated from such Projections, and projected unlevered free cash flow for fiscal years 2023 through 2032, all as prepared by our management and provided to our board in their evaluation of the merger agreement, and in each case as provided to Evercore for, at our instruction, its use and reliance in connection with its financial analyses and opinion to the board as described above under the heading "—Opinion of CommerceHub's Financial Advisor." We also provided the Projections to GTCR and Sycamore.

        The table below is included solely to provide CommerceHub stockholders access to the Projections and Extended Financial Projections made available to our board, Evercore, and GTCR and Sycamore, as applicable, in connection with their evaluation of the merger and is not included in this proxy statement to influence any stockholder's decision whether to vote for the merger agreement or for any other purpose.

        The Projections and Extended Financial Projections, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The Projections and Extended Financial Projections also reflect assumptions as to certain business decisions that are subject to change. Given that the Projections and Extended Financial Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Projections and Extended Financial Projections include, but are not limited to, market acceptance and performance of our products and services, competitive issues, general market conditions, regulatory matters and changes in law affecting our business, and the Risk Factors described in the 2017 Annual Report and subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. See also the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in this proxy statement.

        In addition, the Projections and Extended Financial Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections and Extended Financial Projections were prepared. In addition, the Projections and Extended Financial Projections may be affected by our ability to achieve strategic goals, objectives, and targets over the applicable period. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections and Extended Financial Projections. In addition, the Projections and Extended Financial Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections and Extended Financial Projections were prepared and do not give effect to any changes or expenses as a result of the merger or any effects of the merger. There can be no assurance that the financial results in the Projections and Extended Financial Projections will be realized, or that future actual financial results will not materially vary from those estimated in the Projections and Extended Financial Projections.

        The Projections and Extended Financial Projections include non-GAAP measures of Adjusted Gross Profit, Adjusted EBITDA and unlevered free cash flow. We report Adjusted EBITDA in our reports filed with the SEC because management considers Adjusted EBITDA in reviewing our financial performance because we feel it is a relevant measure of the overall efficiency of our business model. Adjusted EBITDA (as well as Adjusted Gross Profit and unlevered free cash flow, as set forth below) is not a substitute for, or superior to, and should be considered only in addition to, net income (or the applicable comparable measure) calculated in accordance with GAAP, reports of which on a historical basis may be found in our 2017 Annual Report and subsequent Quarterly Reports on Form 10-Q. In addition, our computation of the non-GAAP measures described below may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these measures in the same fashion.

        The following is a summary of management's Projections for fiscal years 2018 through 2020 and extrapolations of the Projections for fiscal years 2021 and 2022 (dollars in millions):

	Financial Projections			Extended Financial Projections
	2018	2019	2020	2021	2022
Revenue	$121	$133	$149	$164	$181
Adjusted Gross Profit	$103	$114	$129	$142	$156
Adjusted EBITDA	$51	$60	$72	$83	$95
Unlevered Free Cash Flow	$25	$34	$41	$47	$56

        The following is a summary of management's unlevered free cash flow projections for fiscal years 2023 through 2032 (dollars in millions):

	Extended Financial Projections
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Unlevered Free Cash Flow	$63	$72	$81	$90	$100	$111	$119	$129	$139	$151

        The inclusion of selected elements of the Projections and Extended Financial Projections in the table and accompanying narrative above should not be regarded as an indication that CommerceHub and/or any of our affiliates, officers, directors, advisors (including Evercore) or other representatives consider the Projections and Extended Financial Projections to be predictive of actual future events, and this information should not be relied upon as such. None of CommerceHub and/or our affiliates, officers, directors, advisors (including Evercore) or other representatives gives any CommerceHub stockholder or any other person any assurance that actual results will not differ materially from the Projections and Extended Financial Projections and, except as otherwise required by law, CommerceHub and/or our affiliates, officers, directors, advisors (including Evercore) or other representatives undertake no obligation to update or otherwise revise or reconcile the Projections or Extended Financial Projections to reflect circumstances existing after the date on which the Projections and Extended Financial Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Projections and Extended Financial Projections are shown to be in error. We have made no representation to Parent or Merger Sub concerning the Projections or Extended Financial Projections in the merger agreement or otherwise.

        In light of the foregoing factors and the uncertainties inherent in the Projections and Extended Financial Projections, CommerceHub stockholders and other readers of this proxy statement are cautioned not to place undue, if any, reliance on such information.

Financing

        General.    CommerceHub and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.1 billion. Parent expects this amount to be funded through a combination of the following:

  •
  equity financing of up to $642 million in the aggregate, consisting of up to $321 million in equity financing to be provided by investment funds affiliated with GTCR and $321 million in equity financing to be provided by investment funds affiliated with Sycamore, or other parties to which GTCR or Sycamore assigns a portion of its commitments; and

  •
  debt financing in an aggregate principal amount of $465 million, consisting of $320 million in senior secured first-lien loan facilities (consisting of a $30 million revolving credit facility and a $290 million term loan facility) and a $145 million senior secured second-lien loan facility.

        Equity Financing.    On March 5, 2018, each of the Investors/Guarantors entered into an equity commitment letter (the equity commitment letters) with Parent pursuant to which each of the Investors/Guarantors committed to contribute (or cause to be contributed) to Parent up to $321 million in cash, or $642 million in the aggregate, in exchange for equity securities of Parent. The equity commitment of the Investors/Guarantors is subject to the following conditions:

  •
  the execution and delivery of the merger agreement by CommerceHub;

  •
  satisfaction or waiver by Parent of the conditions precedent to Parent's and Merger Sub's obligations to complete the merger;

  •
  the concurrent funding of the debt financing;

  •
  the prior or concurrent funding by all other Investors/Guarantors of their commitments under the equity commitment letters; and

  •
  the contemporaneous consummation of the merger in accordance with the terms of the merger agreement.

        The obligation of each Investor/Guarantor to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (1) the effective time (provided that the obligation is fully discharged contemporaneously therewith); (2) the termination of the merger agreement in accordance with its terms; and (3) CommerceHub or any of its controlled affiliates, directors or officers commencing prohibited actions or proceedings against an Investor/Guarantor, Parent, Merger Sub or any of their respective affiliates or representatives.

        CommerceHub is an express third-party beneficiary of the equity commitment letters and has the right to seek specific performance of the obligations of the Investors/Guarantors under the equity commitment letters under certain circumstances.

        Debt Financing.    In connection with the entry into the merger agreement, Jefferies Finance LLC, Golub Capital Markets LLC, KKR Corporate Lending LLC and HPS Investment Partners, LLC (collectively, the lenders), provided commitments to Merger Sub under a commitment letter dated March 5, 2018 (the debt commitment letter), which provides for a commitment that adds up to the full amount of the debt financing subject to terms and express conditions. Under the debt commitment letter, the lenders have committed to provide an aggregate principal amount of $465 million in debt financing, consisting of $320 million in senior secured first-lien loan facilities (consisting of a $30 million revolving credit facility and a $290 million term loan facility) and a $145 million senior secured second-lien loan facility.

        The lenders' obligation to provide the debt financing under the debt commitment letter is subject to customary conditions, including the following (subject to certain exceptions and qualifications as set forth in the debt commitment letter):

  •
  the substantially simultaneous closing of the merger in accordance, in all material respects, with the merger agreement;

  •
  the substantially simultaneous funding of the equity financing;

  •
  the receipt of certain specified financial statements of CommerceHub;

  •
  the execution and delivery of definitive documentation with respect to the debt financing;

  •
  the absence of a continuing material adverse effect (as defined in the merger agreement) on CommerceHub since March 5, 2018;

  •
  the payment by Merger Sub of all fees and out-of-pocket expenses required pursuant to the debt commitment letter and invoiced at least three business days prior to the closing of the merger;

  •
  the expiration of a fifteen-day marketing period, subject to the terms of the debt commitment letter; and

  •
  the delivery by CommerceHub of documentation (including certain security documentation) and other information reasonably requested by the lenders.

        The commitment of the lenders under the debt commitment letter expires upon the earliest of (1) September 12, 2018, unless the merger shall not have been consummated by then, in which case such date is automatically extended to November 26, 2018 if the outside date has been extended for a period of 75 days due to the lack of receipt of stockholder approval or the expiration or termination of any applicable waiting period under the HSR Act (2) the closing date (as defined in the merger agreement), (3) the valid termination of the merger agreement without the use of the debt financing, and (4) the completion of the merger without the use of the debt financing.

Limited Guarantees

        Concurrently with the execution of the merger agreement, each of the Investors/Guarantors has executed and delivered a limited guaranty in favor of CommerceHub (collectively, the limited guarantees), pursuant to which each Investor/Guarantor has agreed, subject to the terms and conditions of the limited guarantees, to guarantee, on a several basis, the payment of its applicable percentage of Parent's obligations to pay the Parent termination fee (as described in more detail under "The Merger Agreement—Termination Fees"), certain reimbursement and indemnification obligations in connection with the debt financing, and certain collection and interest payment obligations under the merger agreement, which we refer to collectively as the guaranteed obligations. The guaranteed obligations of each Investor/Guarantor are subject to a cap in an amount equal to $31.5 million, or $63 million in the aggregate.

        Each of the limited guarantees will terminate upon the earliest to occur of:

  •
  the effective time;

  •
  the funding of the financing commitment under the equity commitment letter;

  •
  the payment by the Investor/Guarantor of its maximum aggregate liability, an amount not to exceed $31.5 million; and

  •
  the 90th day after the valid termination of the merger agreement unless, prior to the 90th day after such termination, CommerceHub shall have commenced a suit, action or other proceeding against Parent alleging that any guaranteed obligations are due and owing to CommerceHub.

        In the event that CommerceHub or any of its controlled affiliates, directors or officers asserts in any litigation or other legal proceeding relating to a limited guarantee that certain provisions of the limited guarantee are illegal, invalid, or unenforceable or that the Investor/Guarantor is liable in excess of the cap or any claim other than certain specified permitted claims, then (1) the obligations of such Investor/Guarantor under such limited guarantee will terminate, (2) if such Investor/Guarantor has previously made any payments under its limited guarantee, it will be entitled to recover such payments from CommerceHub and (3) the Investor/Guarantor will not have any liability to CommerceHub with respect to the merger agreement or such limited guarantee.

Interests of Certain Persons in the Merger

        General.    In considering the recommendation of our board that you vote to adopt the merger agreement, you should be aware that, aside from their interests as stockholders of CommerceHub, CommerceHub's directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of CommerceHub generally. Members of our board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to CommerceHub stockholders that the merger agreement be adopted. See the section entitled "The Merger (Proposal 1)—Reasons for the Merger." CommerceHub stockholders should take these interests into account in deciding whether to vote "FOR" the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

        CommerceHub Executive Officers.    CommerceHub's current executive officers for purposes of the discussion below are: Francis Poore, Founder, President and Chief Executive Officer; Richard Jones, Co-Founder and Chief Technology Officer; John Hinkle, Chief Information Officer, Chief Information Security Officer and Executive Vice President, Technical Operations; Michael Trimarchi, Chief Financial Officer and Chief Commercial Officer; and Douglas Wolfson, General Counsel and Secretary. Messrs. Poore, and Jones (the NEOs) were named executive officers in CommerceHub's proxy statement for its 2017 annual meeting of stockholders. Mark Greenquist, also a named executive officer in CommerceHub's proxy statement for its 2017 annual meeting of stockholders, resigned from the role of Chief Financial Officer and Treasurer effective December 14, 2017, and terminated employment with CommerceHub effective December 31, 2017. In connection with his termination, Mr. Greenquist's then-existing equity awards and other benefits were treated in accordance with the provisions of his separation agreement with CommerceHub, and he will not receive any severance or enhanced benefits as an executive in connection with the merger. As a result, unless specifically noted, Mr. Greenquist has been omitted from the discussion and tables below.

        Assumptions.    The potential payments in the narrative and tables below are, unless otherwise noted, based on the following assumptions:

  •
  the relevant price per share of common stock is $22.75 per share, which is the merger consideration per share;

  •
  the effective time of the merger is March 28, 2018, which is the latest practicable closing date prior to the filing of this document with the SEC;

  •
  no CommerceHub stock options are exercised between the date of this proxy statement and the closing of the merger; and

  •
  the NEOs are terminated without "cause" or resign for "good reason," in either case immediately following the assumed effective time of the merger on March 28, 2018.

        The amounts set forth in the narrative and tables below are estimates of amounts that would be payable to the CommerceHub executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a CommerceHub executive officer may differ materially from the amounts shown in the following table. In particular, no CommerceHub executive officer is expected to experience a qualifying termination in connection with the merger.

        Equity-Based Awards.    As of the effective time, all vested and unvested equity awards held by our executive officers and directors, other than the 2018 employee RSU awards, will be accelerated, as applicable, and cashed out as described under "The Merger Agreement—Treatment of Company Equity Awards." The employee 2018 RSU awards will be treated as described under "The Merger Agreement—Treatment of Company Equity Awards" and the portion of each award that continues following the closing of the merger as a cash award will vest pursuant to the terms of the 2018 employee RSU award agreement if, within the 24-month period following the effective time, the executive officer's employment is terminated by the Surviving Corporation without cause (as such term is defined in the applicable 2018 employee RSU award agreement) or pursuant to a voluntary termination for good reason (as such term is defined in the applicable 2018 employee RSU award agreement). The estimated value of the accelerated vesting of equity awards held by the NEOs is quantified in the table below under "Merger Related Compensation for Named Executive Officers". The estimated value of the benefits that CommerceHub's executive officers (other than the NEOs) and non-employee directors would receive in respect of their stock options and restricted stock unit awards (including deferred stock units) in connection with the merger is $10,990,463.

        2018 Bonus Payments.    If following the merger any executive officer (other than Mr. Poore) is terminated without cause prior to the payment date of 2018 bonuses, such executive officer will remain eligible for a 2018 bonus payment, calculated and paid as if such executive officer had remained employed through the payment date of such bonus, provided that the amount of such payment shall be (i) calculated without discretionary adjustment for individual performance and (ii) prorated for such executive officer's period of employment during 2018. For 2018, the target bonus opportunity for Mr. Jones is $150,000.

        Employment Agreements.    Mr. Poore's employment agreement provides for a four-year employment term ending on June 27, 2020 (the CEO employment period). If, during the CEO employment period, Mr. Poore is terminated without cause or resigns for good reason (as defined in the agreement), he is entitled to: (i) any accrued compensation, (ii) a salary continuation severance payment equal to two times his annual base salary, to be paid in equal installments over a 24 month period, (iii) an additional lump sum severance payment equal to a pro rata portion of his annual base salary based on the number of days he was employed during the year of termination (the additional payment), (iv) any annual cash bonus that has been declared as of the date of the termination with respect to the prior calendar year and which has not yet been paid (unpaid bonus), (v) if he elects continued coverage under our medical plan(s), the applicable premium required for COBRA continuation coverage for Mr. Poore and his spouse and eligible dependents (as applicable), until the earlier of the date he receives equivalent coverage from a successor employer and the first anniversary of the date of termination, and (vi) continued participation in any life insurance plan (if permitted under such plan) until the earlier of the date he receives equivalent coverage from a successor employer and the first anniversary of the date of termination. Mr. Poore's receipt and retention of severance benefits (aside from the accrued compensation) is also conditioned on his compliance with the post-termination non-compete, non-disclosure and non-interference restrictions in his employment agreement, which generally continue for two years following a termination of his employment. CommerceHub has also agreed to reimburse certain legal fees incurred by Mr. Poore in connection with the transactions contemplated by the merger agreement.

        Mr. Jones' employment agreement provides that if Mr. Jones is terminated without cause or experiences a constructive termination without cause (as defined in the agreement), he is entitled to any accrued compensation and a lump sum severance payment equal to the net present value, discounted using the applicable federal rate for short-term obligations for the month in which the termination occurs, of one year's salary as in effect at the time of his termination. As a condition to Mr. Jones' receipt of the lump sum severance payment, he must execute a general release in accordance with the procedures set forth in his employment agreement. Mr. Jones' receipt and retention of severance benefits (aside from the accrued compensation) is also conditioned on his compliance with the post-termination non-compete, non-disclosure and non-interference restrictions in his employment agreement, which generally continue for one year following a termination of his employment.

        Indemnification and Insurance.    Pursuant to the terms of the merger agreement, directors and executive officers of CommerceHub will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Other Covenants and Agreement—Indemnification and Directors' and Officers' Insurance."

        Director Deferred Compensation Plan.    Pursuant to the terms of the Company's Non-Employee Director Deferred Compensation Plan, amounts deferred by directors under such plan will be accelerated and paid in connection with the merger. These amounts were previously earned and vested but payment was deferred pursuant to the director's election until a specified date or the director's termination of service. Amounts are deferred in the form of deferred stock units (DSUs) and in connection with the merger each DSU will be converted into a right to receive $22.75. The estimated payout pursuant to this acceleration for each nonemployee director who participates in the plan is set forth in the table below.

Name	Number of DSUs(1)	Value of DSUs ($)
Richard N. Baer	6,105	138,889
Mark Cattini	8,276	188,297
David Goldhill	6,105	138,889
Michael P. Huseby	9,362	212,986
Chad Hollingsworth	—	—
Betsy L. Morgan	6,105	138,889
Luis Ubiñas	6,105	138,889
Brian Wendling	—	—

(1)
Messrs. Baer, Cattini and Huseby have previously elected to defer upcoming quarterly fees pursuant to the Non-Employee Director Deferred Compensation Plan, and thus each of their account balances will be increased by the quarterly fees otherwise payable in cash during each quarter that ends prior to the completion of the merger.

        In addition, as described above under "—Equity-Based Awards," (i) any outstanding director restricted stock unit awards will be accelerated and converted into the right to receive $22.75 in cash per share at the effective time and (ii) in June 2018, at the customary time as of which annual equity awards would be made to nonemployee directors, CommerceHub expects each nonemployee director to receive restricted stock units valued at $150,000 as of the date of grant, which restricted stock units will be converted into the right to receive $22.75 in cash as of the effective time.

        Merger-Related Compensation for Named Executive Officers.    The table below sets forth for each of the NEOs estimates of the amounts of compensation that are based on or otherwise relate to the merger. Certain amounts will or may become payable on a qualifying termination of employment following the merger (i.e., on a "double-trigger" basis). Certain other benefits will become payable upon the occurrence of the closing of the merger (i.e., on a "single-trigger" basis).

        The amounts shown are, unless otherwise noted, calculated based on the assumptions described under "Assumptions" above and noted in the footnotes below, which may or may not actually occur. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by each NEO may differ materially from the amounts shown in the following table. In particular, no NEO is expected to experience a qualifying termination in connection with the merger.

Name	Cash(1)	Equity (Single Trigger; Vested)(2)	Equity (Single Trigger; Unvested)(3)	Perquisites/ benefits(4)	Total
Francis Poore	$894,247	$21,815,550	8,315,123	$36,000	$31,060,920
Richard Jones	$332,332	$5,339,897	$3,267,850	—	$8,940,079

(1)
The cash payments represent double-trigger payments for severance under the applicable employment agreement and the pro-rata annual bonus for 2018. The severance payment to be made to Mr. Poore in connection with a termination without cause or by Mr. Poore for good reason prior to June 27, 2020 would be a cash payment equal to (i) two times his annual base salary, payable in equal installments over a 24-month period following termination, plus (ii) a pro rata portion of Mr. Poore's annual base salary based on the number of days he was employed during the year of termination, payable in a lump sum. The severance payment to be made to Mr. Jones in connection with a termination without cause or a constructive termination without cause prior to January 20, 2021 would be a lump sum cash payment equal to the net present value, discounted using the applicable federal rate for short-term obligations for the month in which the termination occurs, of one year's base salary as in effect at the time of his termination.

(2)
This single trigger payment represents the value of all vested stock options that will convert into a right to receive $22.75 less the per-share exercise price of the option as of the effective time pursuant to the merger agreement. Neither Mr. Poore nor Mr. Jones has any outstanding equity awards other than stock options.

(3)
This single trigger payment represents the value of all unvested stock options that will vest and convert into a right to receive $22.75 less the per-share exercise price of the option as of the effective time pursuant to the merger agreement. For Mr. Poore, until the effective time occurs, an additional 48,045 options vest each month under the original terms of the option grant based on his continued employment. For Mr. Jones, if the effective time has not occurred as of July 20, 2018, an additional 144,197 options will vest under the original terms of the option grant assuming continued employment until such date.

(4)
This double trigger payment represents the value of medical plan premiums required for COBRA continuation coverage for Mr. Poore and his spouse and eligible dependents (as applicable), and continued participation in any life insurance plan, in each case for one year following termination.

        CEO Co-Investment.    On March 5, 2018, Mr. Poore, our President and Chief Executive Officer, entered into a co-investor agreement (the co-investor agreement) with Great Dane Holding, an affiliate of Parent, pursuant to which he committed to, at the closing, invest $6 million of the post-tax proceeds from the merger consideration he receives for his existing stock options in the preferred and common equity securities of Great Dane Holding. His investment will be pari-passu with the Investor/Guarantor investments.

        In connection with the co-investor agreement, Mr. Poore and Great Dane Holding agreed to enter into a senior management agreement, a security holders agreement and a registration agreement containing provisions regarding, among other things, Mr. Poore's service as Chief Executive Officer and on the board of directors, management incentive programs, Mr. Poore's base salary (which will be no less than his current base salary), bonus target (which will be no less than 100% of his base salary at the start of each fiscal year) and severance benefits (which will be consistent with his current severance benefits) and certain transfer rights and obligations concerning Mr. Poore's equity. Mr. Poore and Great Dane Holding further agreed that Great Dane Holding would establish a management carry pool at the closing (the "management carry pool"), with vesting of the management carry pool to occur on both a time-basis and on a performance basis based on Investor/Guarantor returns. Mr. Poore will receive units in the management carry pool representing 5% of the common equity of Great Dane Holding, with 60% of the units subject to vesting on a time-basis and 40% of the units subject to vesting on a performance basis based on Investor/Guarantor returns. Great Dane Holding and Mr. Poore will also determine other members of management that are eligible to participate in the management carry pool.

        Arrangements with Parent.    Other than the Mr. Poore's arrangements in connection with the co-investor agreement (including the right of Mr. Poore to designate, jointly with the Investor/Guarantors, participants in the management carry pool), as of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the merger, however, some or all of our executive officers or other employees may further discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the Code), applicable U.S. Treasury regulations (Treasury Regulations), judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (the IRS) will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

        This discussion applies only to holders of shares of common stock who hold such shares as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder's particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of common stock as part of a straddle, constructive sale, or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). Moreover, this discussion does not address the tax consequences of the merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the "Medicare" tax on certain net investment income, or the alternative minimum tax.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

        For purposes of this discussion, the term U.S. Holder means a beneficial owner of common stock that is for U.S. federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        For purposes of this discussion, a non-U.S. Holder is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

        Holders of common stock are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

        Consequences to U.S. Holders.    The receipt of cash by U.S. Holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder's adjusted tax basis in such shares of common stock.

        Any such gain or loss recognized by a U.S. Holder upon the exchange of shares of common stock pursuant to the merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period in its shares of common stock is more than one year on the closing date of the merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

        Consequences to Non-U.S. Holders.    Subject to the discussion below in "—Information Reporting and Backup Withholding," a non-U.S. Holder who receives cash in exchange for its shares of common stock in the merger generally will not be subject to U.S. federal income tax on gain recognized on such exchange unless:

  •
  such gain is effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are satisfied; or

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  the non-U.S. Holder's common stock constitutes a "United States real property interest" as defined in the Code (a USRPI).

        A non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for common stock in the merger. A non-U.S. Holder that is a corporation may also be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Gain recognized with respect to shares of common stock surrendered in the merger by a non-U.S. Holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty) but may be offset by certain U.S. source capital losses, if any, of the non-U.S. Holder.

        With respect to the third bullet above, the non-U.S. Holder's common stock will not be treated as a USRPI unless CommerceHub is or has been a "United States real property holding corporation," as defined in the Code (a USRPHC), at any time during the five-year period ending on the date of the merger or the non-U.S. Holder's holding period, whichever period is shorter. CommerceHub does not believe that it has been or will become a USRPHC at any time during the five-year period ending on the date of the merger. Further, even if contrary to our expectation, CommerceHub were treated as a USRPHC at any time during the applicable period, the non-U.S. Holder's common stock will not be treated as a USRPI unless (1) such series of common stock exchanged in the merger was not regularly traded on an established securities market (within the meaning of Section 1.897-9T(d) of the Treasury Regulations) prior to the merger, or (2) such holder owned, actually or constructively, more than five percent of such series of common stock during the applicable period described above. If a non-U.S. Holder's common stock constitutes a USRPI, such non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder.

        Information Reporting and Backup Withholding.    Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. Holder will not be subject to backup withholding with respect to cash payments to the non-U.S. Holder pursuant to the merger if the non-U.S. Holder has provided an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. Holder's gain is effectively connected with the conduct of a U.S. trade or business).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

        This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Regulatory Approvals

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the antitrust division and the FTC and all statutory waiting period requirements have been satisfied. On March 26, 2018, both CommerceHub and Parent filed their respective Notification and Report Forms with the antitrust division and the FTC.

        At any time before or after the effective time, the antitrust division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of CommerceHub or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

        The merger agreement and the below description have been included to provide investors and security holders with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about Parent, Merger Sub, CommerceHub, or their respective subsidiaries or affiliates or equityholders. The representations, warranties and covenants contained in the merger agreement were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the merger agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of Parent, Merger Sub, CommerceHub or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by CommerceHub.

The Merger

        The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time, Merger Sub will be merged with and into CommerceHub and, as a result of the merger, the separate corporate existence of Merger Sub will cease and CommerceHub will continue as the Surviving Corporation and become a wholly owned subsidiary of Parent. As the Surviving Corporation, the separate corporate existence of CommerceHub, and all of its property, rights, privileges, immunities, powers, and franchises, will continue unaffected by the merger.

        Unless the merger agreement has been terminated pursuant to its terms, the closing of the merger will occur no later than the second business day after all of the conditions set forth in the merger agreement and described below under "—Conditions to the Merger" are satisfied or waived, to the extent permitted under the merger agreement, or at such other time and on a date as agreed to by the parties in writing. In addition, the closing shall not occur prior to the third business day following the termination of the marketing period set forth in the merger agreement and related to the debt financing to be obtained in connection with the merger (the marketing period).

        The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later date and time as the parties may agree upon and set forth in the certificate of merger. The merger is currently expected to be completed no later than the third quarter of 2018. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

Effect of the Merger on Capital Stock

        Subject to the terms of the merger agreement, at the effective time, each share of our Series A common stock, Series B common stock and Series C common stock outstanding immediately prior to the effective time, other than shares owned by CommerceHub or any of its subsidiaries (including those held in CommerceHub's treasury), owned by Parent or any of its subsidiaries (including Merger Sub)

and any dissenting shares, will be converted automatically into the right to receive $22.75 in cash, without interest and less any applicable withholding taxes.

        At the effective time, each share of common stock that is owned by CommerceHub or any of its subsidiaries (including those held in CommerceHub's treasury) or owned by Parent or any of its subsidiaries (including Merger Sub) immediately prior to the effective time will be cancelled and will cease to exist and no consideration will be delivered in exchange for such share.

        At the effective time, each share of common stock of Merger Sub held by Parent immediately prior to the effective time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Treatment of Company Equity Awards

        CommerceHub Stock Options.    As of the effective time, each CommerceHub stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of (1) the total number of shares of common stock that were issuable upon exercise or settlement of such CommerceHub stock option immediately prior to the effective time and (2) the excess, if any, of $22.75 over the per-share exercise price of such CommerceHub stock option, less any applicable tax withholding.

        Restricted Stock.    As of the effective time, each outstanding share of CommerceHub restricted stock, whether or not vested, shall be cancelled and the holder shall instead be entitled to receive an amount in cash equal to $22.75, less any applicable tax withholding.

        Restricted Stock Unit Awards.    As of the effective time, each accelerated RSU award, whether or not vested, will be automatically cancelled and the holder shall instead be entitled to receive an amount in cash equal to (1) $22.75 multiplied by (2) the number of shares of common stock subject to such accelerated RSU award, less any applicable tax withholding. As of the effective time, each 2018 employee RSU award will vest with respect to 25% of the restricted stock units subject to such 2018 employee RSU award, with such vested restricted stock units treated in the same manner as the accelerated RSU awards. Each restricted stock unit granted pursuant to a 2018 employee RSU award that does not vest as of the effective time shall be cancelled and converted into a right to receive $22.75 in cash. The cash award will vest in 25% installments on each of the first four anniversaries of the grant date of the applicable 2018 employee RSU award, subject to the holder's continued employment through each vesting date. Upon vesting, the cash award will be settled in cash in accordance with the Surviving Corporation's then-current payroll practices. If, within the 24-month period following the effective time, the holder's employment is terminated by the Surviving Corporation without cause (as such term is defined in the applicable 2018 employee RSU award agreement) or pursuant to a voluntary termination for good reason (as such term is defined in the applicable 2018 employee RSU award agreement), the cash award will vest and be payable as of such termination date.

Treatment of CommerceHub's ESPP

        Pursuant to the merger agreement, the offering period under the ESPP that began on January 1, 2018 ended on March 26, 2018, and the ESPP was terminated as of such date. Any employee contributions collected were applied towards the purchase of shares pursuant to the terms of the ESPP.

Payment for the Common Stock and Equity Awards in the Merger

        At or prior to the effective time, Parent will deposit or cause to be deposited with the exchange agent sufficient cash to pay to the holders of the common stock the merger consideration of $22.75 per share. Promptly after the effective time, Parent will cause the exchange agent to send to each record holder of shares of common stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the delivery of shares to the exchange agent and for effecting the surrender of certificates in exchange for the merger consideration. Each holder of our common stock that has been converted into the right to receive the merger consideration will be entitled to receive such merger consideration upon (i) surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal or (ii) receipt of an "agent's message" by the exchange agent (or such other evidence, if any, that the exchange agent may reasonably request) in the case of book-entry shares of our common stock. Until so surrendered, each certificate and book entry share representing such shares of common stock will represent, after the effective time, only the right to receive such merger consideration.

        The Surviving Corporation will pay to each holder of Company equity awards, the cash amounts described above under "—Treatment of Company Equity Awards" at the effective time or as soon as practicable thereafter (but not later than the later of seven business days after the effective time and the Company's first regularly scheduled payroll date following the effective time.

Representations and Warranties

        The merger agreement contains representations and warranties that: (1) were made only for purposes of the merger agreement and as of specific dates; (2) were solely for the benefit of the parties to the merger agreement; (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and (4) may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. CommerceHub stockholders and other investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any description of such representations and warranties as characterizations of the actual state of facts or condition of CommerceHub or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by CommerceHub.

        Representations of Both Parties.    The merger agreement contains representations and warranties of each of CommerceHub and of Parent and Merger Sub relating to, among other things:

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  corporate organization, existence and good standing;

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  corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  required regulatory filings and authorizations, consents or approvals of governmental entities;

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  the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

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  the absence of certain litigation, orders and judgments, and governmental proceedings and investigations related to Parent and Merger Sub or CommerceHub, as applicable; and

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  the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

        Representations of CommerceHub.    The merger agreement also contains representations and warranties of CommerceHub relating to, among other things:

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  the capitalization of CommerceHub;

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  the accuracy of its SEC filings and financial statements;

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  the absence of certain undisclosed liabilities;

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  the absence of certain changes since January 1, 2017;

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  compliance with laws and possession of necessary permits and authorizations;

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  owned or leased real property;

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  the payment of taxes, the filing of tax returns and other tax matters;

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  employee benefit plans and other benefit and compensation agreements;

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  labor matters;

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  material contracts;

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  insurance policies;

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  receipt of an opinion from our financial advisor;

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  intellectual property;

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  environmental regulations and permits;

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  interested party transactions; and

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  indebtedness.

        Representations of Parent and Merger Sub.    The merger agreement also contains representations and warranties of Parent and Merger Sub relating to, among other things:

  •
  the capitalization of Merger Sub;

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  ownership of equity securities of CommerceHub;

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  the lack of prior business activities;

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  the limited guarantees delivered by the Investors/Guarantors;

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  the debt and equity financing that has been committed in connection with the merger;

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  the solvency of the Surviving Corporation;

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  the absence of ownership of competitive businesses;

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  the absence of agreements to provide consideration other than merger consideration to the stockholders of CommerceHub; and

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  investment sophistication.

        Definition of Material Adverse Effect.    Some of the representations and warranties in the merger agreement are subject to materiality or Company material adverse effect or Parent material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or have a material adverse effect on CommerceHub or Parent).

        For purposes of the merger agreement, a Company material adverse effect on CommerceHub means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (A) the business, assets, properties, liabilities, results of operations or financial condition of CommerceHub and its subsidiaries, taken as a whole or (B) the ability of CommerceHub to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. However, subject to certain exceptions, the Company material adverse effect standard excludes, in the case of clause (A) above, any such Company material adverse effect resulting from or arising out of:

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  any change in general economic or regulatory conditions, including changes in financial or credit markets;

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  any change in general political or geopolitical conditions;

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  any fluctuations or conditions in financial or security markets;

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  any general change or events generally affecting the industries in which CommerceHub or any of its subsidiaries operate;

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  any change or proposed change in GAAP or in applicable laws (or the enforcement or interpretation thereof);

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  the execution of the merger agreement, the identity of Parent, Merger Sub, the Guarantors or their affiliates as direct or indirect acquirers, or any facts or circumstances relating to the identity of Parent, Merger Sub, the Guarantors or their respective affiliates;

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  any specific actions taken by CommerceHub as required or expressly contemplated by the merger agreement;

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  any specific actions taken by CommerceHub with the express prior written consent of Parent;

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  any specific actions omitted to be taken by CommerceHub that are expressly prohibited by the merger agreement if CommerceHub has requested the consent of Parent and Parent has unreasonably withheld its consent;

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  any changes in the price or trading volume of CommerceHub's common stock;

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  any failure by CommerceHub to meet published or unpublished plans, forecasts, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics;

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  the availability or cost of financing, whether debt, equity, or otherwise, to Parent, Merger Sub or the Guarantors; or

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  the any changes or events arising out of or resulting from any stockholder litigation;

        provided that, with respect to the first, second, third, fourth and fifth bullets above, any such event, occurrence, fact, condition, change, development or effect to the extent it disproportionately affects CommerceHub and its subsidiaries relative to other participants in the industries in which CommerceHub or its subsidiaries operate may be taken into account in determining whether or not a material adverse effect has occurred.

        For the purpose of the merger agreement, a Parent material adverse effect means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, on or prior to the outside date (subject to any applicable extensions).

Conduct of Business Pending the Merger

        Conduct of CommerceHub.    Until the effective time, except for matters (x) expressly required or expressly contemplated by the merger agreement, or (y) undertaken with the prior written consent of

Parent, CommerceHub will use its reasonable best efforts to, and will cause each of its subsidiaries to, (A) conduct its business in the ordinary course consistent with past practice and (B) use its reasonable efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and operate its business in accordance with applicable law. In addition to the above, until the effective time, except (i) as expressly required or expressly contemplated by the merger agreement, (ii) as consented to in writing by Parent or (iii) as set forth in a separate confidential company disclosure letter, none of CommerceHub or any of its subsidiaries may:

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  amend or otherwise change its governing documents;

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  (i) pledge, subject to any encumbrance, dispose of, authorize for issuance, issue, deliver, sell or transfer any shares of any class of capital stock of or other equity interest or warrants, other than issuance of common stock issuable pursuant to company equity awards issued under incentive plans, (x) outstanding as of the merger agreement or (y) as disclosed in CommerceHub's confidential disclosure letter, (ii) amend or modify any term or provision of any outstanding equity securities or (iii) accelerate the vesting of any company equity awards or options or warrants;

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  sell, pledge, dispose of, transfer, lease, license, or encumber any property or assets of CommerceHub or its subsidiaries which is material to CommerceHub and its subsidiaries taken as a whole, except (i) in the ordinary course of business consistent with past practice, (ii) on arms-length terms not to exceed $2,000,000 or (iii) to CommerceHub or a wholly owned subsidiary;

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  (i) acquire or agree to acquire by merger, consolidation or otherwise any properties or assets constituting a business or outside the ordinary course of business in excess of $2,000,000 or (ii) merge or consolidate with any person, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CommerceHub or its subsidiaries;

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  (i) establish a record date for, declare, set aside, make or pay any dividend or make any other distribution with respect to any of the capital stock of CommerceHub, (ii) reclassify, combine, split or subdivide the common stock or other capital stock or equity securities of CommerceHub or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of CommerceHub or any of its subsidiaries;

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  (i) make any loans, advances or capital contributions to, or investments in, any other person, (ii) incur, assume or modify any indebtedness for borrowed money in excess of $2,500,000, or (iii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person;

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  (i) materially amend, cancel, terminate or extend in a manner materially inconsistent with past practice any contract defined in the merger agreement as material, (ii) waive, release or assign any material rights under a material contract or (iii) enter into any contract which would constitute a material contract and which contains terms that are materially inconsistent with CommerceHub's past practices with respect to similar material contracts;

  •
  (i) materially increase the compensation or benefits of, or make any loans to any current or former directors and employees, (ii) grant, provide, or increase any bonus, severance, change of control, transaction bonus, or retention payments or benefits to any director or employee or grant, issue or modify any equity or equity-based awards to any current or former directors or employees, (iii) modify, extend, establish, adopt or enter into any new collective bargaining, labor, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, transaction bonus retention, welfare or other benefit or compensation agreement, plan or arrangement for the benefit of any current or former director or employee, (iv) terminate or materially amend any existing CommerceHub plan, (v) accelerate the payment of compensation or benefits to any current or former director or employee, (vi) hire or terminate any employee with annual base compensation in excess of $250,000 or (vii) implement any employee layoffs requiring notice under the WARN Act;

  •
  materially change its method of accounting except (i) as required by changes in GAAP or Regulation S-X, or (ii) as may be required by a change in applicable law;

  •
  make or change any material tax election, settle or compromise any material tax liability with any tax authority, enter into any closing agreement with respect to a material amount of taxes, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitation period, change an annual tax accounting period or change any material method of tax accounting, enter into an agreement creating an obligation to "gross-up" or otherwise indemnify an individual for the imposition of the excise tax under Section 4999 or Section 409A of the code;

  •
  authorize or enter into any commitment for any capital expenditures with respect to tangible or real property other than (i) the capital expenditure in the company disclosure letter and (ii) any capital expenditure made in the ordinary course of business consistent past practice and which does not exceed $250,000 individually or $750,000 in the aggregate;

  •
  enter into any new line of business;

  •
  sell, lease, license, pledge, transfer, subject to any encumbrance or otherwise dispose of any material intellectual property, except (i) pursuant to contracts or commitments existing as of the date of the merger agreement, (ii) non-exclusive licenses in the ordinary course of business and materially consistent with past practice, or (iii) permitted encumbrances;

  •
  agree to any exclusivity or non-competition provision in favor of a third party or covenant restricting CommerceHub or its subsidiaries from competing in any line of business or with any person or in any area or engaging in any activity or business;

  •
  recognize any trade union, works council, or other labor organization as the bargaining representative of employees of CommerceHub or any subsidiary or enter into, modify, or terminate any agreement with any trade union, works council, or other labor organization;

  •
  settle or compromise, or propose to settle or compromise, any action involving or against CommerceHub or any of its subsidiaries, other than settlements or compromises involving only monetary payment in an amount not to exceed $1,500,000 individually or $2,500,000 in the aggregate; or

  •
  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Conduct of Parent.    Until the effective time, Parent shall not, without the prior written consent of CommerceHub, enter into any definitive agreements to acquire, by merger, consolidation, or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of the properties or assets, of any person, if the entering of such agreement and consummation of the transaction contemplated by such agreement would reasonably be expected to:

  •
  impose any delay in obtaining or increase the risk of not obtaining consent of any regulatory authority, including the expiration or termination of the applicable waiting periods under the HSR Act;

  •
  increase the risk of any governmental authority seeking or entering an order prohibiting the consummation of the transactions contemplated by the merger agreement or imposing conditions on authorization, consent, order or approval of any governmental authority necessary for the consummation of the transactions contemplated by the merger agreement; or

  •
  otherwise delay or prevent the consummation of the transactions contemplated by the merger agreement.

Other Covenants and Agreements

        Alternative Transaction Proposal; Unsolicited Proposals; Intervening Event.    Until the effective time or the termination of the merger agreement, CommerceHub and its subsidiaries are not permitted to:

  •
  solicit or initiate, or knowingly facilitate or encourage any inquiries, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an alternative transaction proposal;

  •
  enter into, engage, continue or otherwise participate in any discussions or negotiations regarding an alternative transaction proposal or grant access to or furnish to any person any non-public information or data with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to an alternative transaction proposal;

  •
  approve, endorse, recommend, execute or enter into any agreement, arrangement, understanding, contract, commitment or agreement in principal with respect to an alternative transaction proposal or enter into any agreement, contract or commitment that requires CommerceHub to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

  •
  resolve, propose or agree to do any of the foregoing.

        Alternative transaction proposal means any offer, inquiry or proposal for:

  •
  any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction or series of related transactions which would result in any person owning 20% or more of the aggregate outstanding equity securities of CommerceHub or any of its subsidiaries;

  •
  any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any person or group of persons in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of CommerceHub, of assets or properties that constitute 20% or more of the revenue, net income or fair market value of the assets and properties of CommerceHub and its subsidiaries, taken as a whole;

  •
  any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of voting securities constituting 20% or more of the aggregate voting power of the outstanding shares of voting stock of CommerceHub; or

  •
  any other transaction or combination of related transactions having a similar effect to those described above;

provided that, any sale, transfer or other disposition of common stock solely by the significant company stockholder shall not be deemed an alternative transaction in certain circumstances.

        Following the date of the merger agreement and until the date our stockholders approve the adoption of the merger agreement, if CommerceHub receives an unsolicited bona fide written alternative transaction proposal (x) that our board determines in good faith to be, or to be reasonably likely to lead to, a superior proposal, and (y) in respect of which our board determines in good faith that failure to take such action would be reasonably likely to violate the directors' fiduciary duties under applicable law, CommerceHub may then take the following actions:

  •
  furnish any nonpublic information to, the person or group making such alternative transaction proposal and afford access to the business, properties, assets, books and records of CommerceHub and its subsidiaries, provided that (i) prior to furnishing any such information, CommerceHub receives from such person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive and at least as favorable to CommerceHub as the terms contained in the confidentiality agreement with Parent and Merger Sub, (other than de minimis differences) and that does not prohibit or conflict with any obligation in the merger agreement and (ii) CommerceHub (A) will not, and will not permit its subsidiaries to, furnish any nonpublic information to any person or group who has made, or which would reasonably be expected to make, an alternative transaction proposal except pursuant to such confidentiality agreement, and (B) will not, and shall cause its subsidiaries to not, provide any commercially sensitive nonpublic information to any competitor except in a manner consistent with CommerceHub's past practices in dealing with the disclosure of such information in the context of considering alternative transaction proposals prior to the date of the merger agreement; and

  •
  engage in discussions or negotiations with such person or group with respect to such alternative transaction proposal.

        Superior proposal means a bona fide written alternative transaction proposal (substituting 66 2/3% for each reference to 20% in the definition of alternative transaction proposal) that our board determines in good faith, after consultation with outside legal counsel and financial advisor and taking into account all legal, financial, regulatory, timing, financing and other conditions and aspects of such alternative transaction proposal and the person making such alternative transaction proposal:

  •
  is reasonably likely to be consummated on the terms proposed;

  •
  to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained prior to the consummation of the transaction;

  •
  if consummated, would result in a transaction which is more favorable from a financial point of view to CommerceHub stockholders than the terms of the merger agreement and the other transactions contemplated thereby; and

  •
  is otherwise on terms that our board has determined to be superior to the transaction contemplated by the merger agreement, including the merger.

        Following the date of the merger agreement, CommerceHub shall, as promptly as practicable (and in any event within 24 hours) following CommerceHub's receipt of any alternative transaction proposal or any proposal, offer or credible inquiry with respect to, or which could reasonably likely lead to, any alternative transaction proposal or any requests for nonpublic information, or any discussions or negotiations being sought to be initiated or continued with, CommerceHub, any of its subsidiaries, affiliates or any of their respective directors, officers, employees or representatives, provide Parent with written notice of such alternative transaction proposal or inquiry, which notice shall include a written summary of the material terms and conditions thereof and copies of any proposed material written agreements or material correspondence exchanged. In addition, CommerceHub shall provide Parent as promptly as practicable (and in any event within 24 hours) with (A) all information, material developments, discussions or negotiations, in each case, as reasonably necessary to keep Parent reasonably currently informed of all written or material oral communications regarding, and the status of any material developments regarding, any such alternative transaction proposal or inquiry and (B) all material nonpublic information concerning CommerceHub or its subsidiaries provided to the person making such alternative transaction proposal or inquiry which was not previously provided to Parent.

        Neither our board nor any committee of our board shall (i)(A) withhold, withdraw, or qualify (or amend or modify in any manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by such board or any committee thereof of the merger agreement, or the merger or the other transactions contemplated by the merger agreement (the Company recommendation), (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative transaction proposal, (C) following a publicly announced tender or exchange offer for any common stock, fail to recommend against acceptance of any tender offer or exchange offer for the shares of the common stock within 10 business days after commencement of such offer or, if earlier, within five business days prior to special meeting, (D) fail to include the Company recommendation in the proxy statement for the special meeting, (E) fail to publicly reaffirm the Company recommendation within five business days after receipt of a written request by Parent if an alternative transaction proposal or inquiry has become publicly known or upon any one other up to one additional request by Parent, or (F) resolve or publicly propose to take any action described in the foregoing clauses (A) through (E) (any action described in the foregoing clauses (A) through (F) being referred to as a Company adverse recommendation change); or (ii) approve or recommend, or publicly propose to approve or recommend, or allow CommerceHub or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (x) constituting, or providing for, any alternative transaction proposal or (y) requiring it (or that would require it) to abandon, terminate or fail to consummate the merger agreement or any other transaction contemplated by the merger agreement.

        Company Adverse Recommendation Change.    Notwithstanding the restrictions described in the foregoing paragraph, until the date the stockholders approve the adoption of the merger agreement, (A) solely in response to (x) any material fact, event, change, development or circumstance not known or reasonably foreseeable by our board which becomes known to our board and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or financial condition of CommerceHub and its subsidiaries, taken as a whole (such material fact, event, change, development or circumstance, an intervening event) or (y) a superior proposal, our board may make a company adverse recommendation change if our board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable law and (B) solely in the case of a superior proposal, our board may terminate the merger agreement and enter into a superior proposal if, for either clause (A) or (B):

  •
  in the case of a superior proposal, such superior proposal has been made and has not been withdrawn and continues to be a superior proposal, and did not, directly or indirectly, result from or arise out of a breach of CommerceHub's non-solicitation obligations under the merger agreement;

  •
  the CommerceHub stockholder approval has not been obtained;

  •
  our board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such intervening event or superior proposal, as applicable, the failure to make a Company adverse recommendation change or terminate the merger agreement and enter into a superior proposal, would reasonably be likely to violate its fiduciary duties under applicable law;

  •
  CommerceHub has

  •
  provided Parent at least four business days' prior written notice (the notice period) stating (x) that CommerceHub has received a superior proposal or there has been an intervening event, (y) the material terms of the superior proposal and a copy of all relevant transaction documents with respect thereto or the facts underlying the determination by our board that an intervening event has occurred, and (z) that CommerceHub intends to make a Company adverse recommendation change or terminate the merger agreement and enter a superior proposal, as applicable;

    •
    to the extent requested by Parent, engaged in good faith negotiations with Parent to amend the merger agreement to enable our board to maintain the Company recommendation and not make a Company adverse recommendation change or terminate the merger agreement during the notice period;

    •
    considered in good faith any bona fide offer made by Parent to CommerceHub during the notice period; and

    •
    following the expiration of the notice period and any negotiations with or consideration of any bona fide offers by Parent during the notice period, our board once again determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such intervening event or superior proposal, as applicable, the failure to make a Company adverse recommendation change or terminate the merger agreement and enter into a superior proposal, would reasonably be likely to violate its fiduciary duties under applicable law.

        None of CommerceHub, our board or any committee thereof shall enter into any agreement with any person to limit or not to give prior notice to Parent of its intention to effect a Company adverse recommendation change or to terminate the merger agreement in light of a superior proposal.

        The merger agreement provides that none of its terms will be deemed to prohibit CommerceHub from taking and disclosing a position contemplated by Rule 14d-9 and Rule 14e-2(a) of the Exchange Act, or making any disclosure that constitutes a "stop, look and listen" communication as contemplated by Section 14d-9(f) of the Exchange Act.

        The merger agreement includes an agreement by CommerceHub to not release or permit the release of any person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, standstill or similar agreement to which any of CommerceHub or any subsidiary is a party or any "moratorium," "control share acquisition," "fair price," "interested stockholder," "affiliate transaction," "business combination," or other antitakeover law, and to use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by law each such agreement.

        SEC Documents and Special Meeting.    Pursuant to the terms of the merger agreement and in accordance with applicable law and CommerceHub's governing documents, CommerceHub agreed to duly give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption of the merger agreement. Unless our board effects a Company adverse recommendation change, our board shall make the recommendation that CommerceHub stockholders vote to adopt the merger agreement.

        Access to Information.    From the date of the merger agreement until the effective time, upon reasonable notice, CommerceHub will use reasonable best efforts to afford Parent and its representatives reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of CommerceHub and its subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and furnish a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a governmental authority, subject to certain exceptions.

        Efforts to Complete the Merger; Governmental Approvals.    CommerceHub and Parent shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable to or make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. Each of CommerceHub and Parent (and their respective affiliates, if applicable) will:

  •
  as soon as practicable, prepare and file all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement and the taking of such actions reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any governmental authority or other third party, including filings pursuant to the HSR Act or as required by any other governmental authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters;

  •
  obtain all necessary consents, approvals, authorizations or waivers from, and provide notices to, third parties, including providing any further information as may be required by such third party;

  •
  defend any actions challenging the merger agreement or the consummation of the merger, including seeking to have vacated or reversed any order that would restrain, prevent or delay the closing of the merger agreement; and

  •
  execute and deliver any additional instruments required by applicable law necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

        Each of CommerceHub and Parent agree to take certain steps to cooperate with respect to obtaining governmental approvals. In addition, if any objections are asserted with respect to the transactions contemplated by the merger agreement under any domestic or foreign antitrust or competition law or if any legal action or proceeding is instituted or threatened by the Federal Trade Commission, the Department of Justice or any other applicable governmental authority challenging any of the transactions contemplated by the merger agreement or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by the merger agreement, Parent shall take all reasonable actions necessary to resolve any such objections or actions or threatened Actions so as to permit consummation of the transactions contemplated by the merger agreement to close as soon as reasonably practicable.

        Indemnification of Directors and Officers; Insurance.    The merger agreement provides that, for six years after the effective time, Parent shall maintain in effect provisions in the Surviving Corporation's certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in CommerceHub's charter and bylaws. From and after the effective time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries, to honor and comply with their respective obligations under any indemnification agreement with any present and former directors and officers of the CommerceHub and its subsidiaries (each, an indemnified person), and not amend, repeal or otherwise modify any such agreement in any manner that would materially adversely affect any indemnification right of any indemnified person thereunder.

        The merger agreement further provides that, as of the effective time, Parent shall cause Surviving Corporation to obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of CommerceHub's existing directors' and officers' insurance policies and CommerceHub's existing fiduciary liability insurance policies, which shall (i) be for a claims reporting or discovery period of at least six years from and after the effective time, (ii) be from an insurance carrier with the same or better credit rating as CommerceHub's current insurance carrier and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under CommerceHub's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an indemnified person by reason of his or her having served in such capacity at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement). If the Surviving Corporation for any reason fails to obtain such "tail" insurance policies as of the effective time, the Surviving Corporation shall continue to maintain in effect or purchase, for a period of at least six years from and after the effective time, the director's and officer's insurance plan in place with the CommerceHub's current insurance carrier or with an insurance carrier with the same or better credit rating with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under CommerceHub's existing policies. Parent or the Surviving Corporation are not, however, required to pay an annual premium for such policies in excess of 300% of the premium amount per annum for CommerceHub's existing policies, and if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.

        Employee Matters.    For a period of one year following the closing date of the merger, the employees of CommerceHub and its subsidiaries as of immediately prior to the merger who remain employed by the Surviving Corporation or any of its subsidiaries immediately following the merger will receive (i) an annual base salary or wages, as applicable, that are substantially similar in the aggregate to that provided to such employee as of immediately prior to the effective time, and (ii) employee benefits and other cash compensation (other than any equity or equity-based, defined benefit pension, and nonqualified deferred compensation benefits) that are substantially similar in the aggregate to that provided to such employee as of immediately prior to the effective time. For a period of one year following the closing date of the merger, Parent and the Surviving Corporation will maintain a severance pay practice for the benefit of each employee that is substantially similar in the aggregate to the severance pay practice in effect and applicable to such employee immediately prior to the closing date of the merger. With respect to health and welfare plans, Parent shall cause the Surviving Corporation to use commercially reasonable efforts to (i) waive preexisting conditions and other limitations with respect to coverage of the employees of CommerceHub and its subsidiaries (as long as they are employed immediately prior to the effective time) and (ii) provide credit for any co-payments, deductibles or out-of-pocket expenses incurred by the employees of CommerceHub and its subsidiaries during the calendar year of the effective time. Additionally, Parent will recognize the service each employee with CommerceHub and its subsidiaries as service with Parent or its affiliates in connection with any employee benefit plans (including 401(k) plans, vacation, sick leave and holiday policies) maintained by Parent and its affiliates which is made available following the merger by Parent and its affiliates for purposes of any waiting period, vesting and eligibility to the extent such service was credited for the same purpose under the corresponding Company Plan prior to closing; provided, however, that no such service shall be credited to the extent that doing so would result in the duplication of benefits or for the purpose of benefit accruals under any defined benefit plan. Nothing in the merger agreement limits Parent's right to amend, terminate or otherwise modify any specific employee benefit plan that Parent would otherwise have under the terms of such plan, or will give any individual a right to continued employment following the effective time.

        Debt Financing.    Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the financing on conditions no less favorable to Parent and Merger Sub than the conditions described in the commitment letters, including to:

  •
  maintain in effect the commitment letters;

  •
  satisfy on a timely basis all conditions that are in the control of Parent and its subsidiaries in the commitment letters or obtain a waiver of such conditions, and comply in all material respects with its obligations in the commitment letters; and

  •
  diligently and in good faith enforce its rights under the commitment letters.

        Financing Cooperation.    CommerceHub shall use its reasonable best efforts to provide, and to cause each of its subsidiaries and their representatives to use their respective reasonable best efforts to provide, to Parent, at Parent's sole expense, all cooperation reasonably requested by Parent, Merger Sub, its representative or financing sources to assist them in arranging and obtaining debt financing subject to certain exceptions as detailed in the merger agreement.

        Other Covenants.    The merger agreement contains additional agreements among CommerceHub, Parent, and Merger Sub relating to, among other matters:

  •
  the filing of this proxy statement with the SEC;

  •
  notices of breaches of the merger agreement;

  •
  anti-takeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

  •
  the coordination of press releases and other public statements with respect to the transactions contemplated by the merger agreement;

  •
  certain tax matters;

  •
  stockholder litigation commenced or threatened relating to or arising out of the merger agreement and the settlement thereof;

  •
  reporting under Section 16 of the Exchange Act;

  •
  the delisting of our common stock from the Nasdaq and the deregistration under the Exchange Act;

  •
  causing the Merger Sub to perform its obligations under the merger agreement and to consummate the merger; and

  •
  Section 280G of the Internal Revenue Code.

Conditions to the Merger

        Each party's obligation to complete the merger is subject to the satisfaction or waiver in writing at or prior to the closing of the merger of the following conditions:

  •
  the adoption of the merger agreement by the required vote of CommerceHub stockholders;

  •
  the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act; and

  •
  the absence of any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority which prohibits, renders illegal or permanently enjoins the consummation of the merger.

        The respective obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver in writing of the following additional conditions:

  •
  the accuracy of the representations and warranties of CommerceHub set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of that earlier date), subject, in certain cases, to material adverse effect or de minimis qualifiers;

  •
  the performance or compliance, in all material respects, by CommerceHub of its covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger;

  •
  the absence of the occurrence of a "Company material adverse effect" with respect to CommerceHub (see above "—Representations and Warranties—Definition of Material Adverse Effect"); and

  •
  the delivery by CommerceHub to Parent, at least three business days prior to the closing date of the merger, of payoff letters with respect to certain indebtedness of CommerceHub outstanding prior to the closing date of the merger, if any, in form and substance reasonably satisfactory to Parent and which authorize the release of all encumbrances securing such indebtedness.

        The obligation of CommerceHub to effect the merger is subject to the satisfaction or waiver in writing of the following additional conditions:

  •
  the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties must be true and correct as of that earlier date) subject, in certain cases, to material adverse effect qualifiers; and

  •
  the performance or compliance, in all material respects, by Parent and Merger Sub of its covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger.

        In addition, as a condition to closing, each of CommerceHub and Parent will receive a certificate executed by an executive officer of the other, certifying that the foregoing closing conditions of such party have been satisfied.

Termination

        CommerceHub, Parent and Merger Sub may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either CommerceHub or Parent may terminate the merger agreement if:

  •
  the merger is not consummated on or before the outside date, provided that either party may extend the outside date for a period of 75 days upon written notice to the other party if all of the conditions to the closing of the merger have been satisfied or are capable of being satisfied other than certain conditions relating to the receipt of stockholder or HSR approvals;

  •
  any governmental authority has issued or granted an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is, or shall have become, final and non-appealable;

  •
  CommerceHub stockholders fail to approve the adoption of the merger agreement at the special meeting or any adjournments or postponements thereof; or

  •
  if the other party has breached any of its representations or warranties or failed to perform any covenants or agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured, provided that such party is not in material breach of its obligations.

        CommerceHub may also terminate the merger agreement:

  •
  at any time prior to the adoption of the merger agreement by CommerceHub stockholders, in order for CommerceHub to enter into a definitive acquisition agreement with respect to a superior proposal substantially concurrently with such termination provided that CommerceHub has paid the related termination fee to Parent; or

  •
  upon written notice to Parent, if (A) all conditions to Parent's obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied or waived, (B) CommerceHub has irrevocably notified Parent in writing that CommerceHub is ready, willing and able to consummate the merger, and (C) Parent and Merger Sub fail to consummate the merger within three business days of the later of the date upon which closing should have occurred pursuant to the terms of the merger agreement and delivery by CommerceHub to Parent of the previously described notice.

        Parent may also terminate the merger agreement upon written notice to CommerceHub, prior to the receipt of the CommerceHub stockholder approval, if (A) our board or a committee thereof shall have effected a Company adverse recommendation change, whether or not permitted in the merger agreement, or (B) CommerceHub shall have willfully and materially breached its non-solicitation obligations under the merger agreement with respect to alternative transaction proposals.

Termination Fees

        Company Termination Fee.    CommerceHub will be required to pay a termination fee to Parent in an amount in cash equal to $31.5 million upon the termination of the merger agreement:

  •
  by CommerceHub, to enter into a definitive acquisition agreement with respect to a superior proposal;

  •
  by Parent, if CommerceHub, our board or a committee thereof shall have effected a Company adverse recommendation change, whether or not permitted in the merger agreement or if CommerceHub shall have willfully and materially breached its non-solicitation obligations under the merger agreement with respect to alternative transaction proposals; or

  •
  by CommerceHub or Parent, as applicable, if:

  •
  (i) the merger shall not have been consummated on or before the outside date (after giving effect to any applicable extension); (ii) CommerceHub stockholders fail to approve the adoption of the merger agreement at the special meeting or any adjournments or postponements thereof, or (iii) CommerceHub breaches its representations or covenants under the merger agreement;

  •
  an alternative transaction proposal shall have been communicated to or otherwise made known to CommerceHub stockholders, senior management or our board; and

  •
  within 12 months after the date of such termination, CommerceHub enters into any definitive agreement in respect of an alternative transaction proposal for which the transaction contemplated thereby is subsequently consummated or CommerceHub otherwise consummates any other such transaction (with each reference to 20% in the definition of alternative transaction proposal being replaced with 50%).

        Parent Termination Fee.    Parent will be required to pay to CommerceHub a reverse termination fee of $63 million in the event that CommerceHub has terminated the merger agreement due to:

  •
  Parent or Merger Sub's breach of its representations or warranties or failure to perform any covenants or agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or

  •
  the merger not being completed within three business days following the date the closing should have occurred pursuant to the merger agreement, and at the time of such termination, all conditions to Parent's obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and CommerceHub is ready, willing, and able to complete the merger on such date.

        Each of the parties acknowledges that any amount payable by CommerceHub or Parent including any termination fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under the merger agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

Reimbursement of Expenses

        Each party shall bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

        If the merger agreement is terminated by Parent after our board or a committee thereof effects a Company adverse recommendation change (or such change otherwise occurs), whether or not permitted in the merger agreement, following the special meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the adoption of the merger agreement was taken, then CommerceHub shall, following receipt of an invoice therefor, no later than three business days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to $5 million of Parent's reasonable and documented out-of-pocket costs and expenses (including reasonable attorney's fees and disbursements) incurred by Parent and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement.

        If a party fails promptly to pay to the other party any amounts due and, in order to obtain such payment, such other party commences a suit that results in a judgment against the failing party the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest.

Specific Performance

        CommerceHub, Parent, and Merger Sub will be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to seek enforcement specifically of the terms and provisions of the merger agreement. This is in addition to any other remedy to which they are entitled at law or in equity.

        CommerceHub will be entitled to an injunction, specific performance or other equitable remedies in connection with enforcing Parent's and Merger Sub's obligations to consummate the merger and cause the equity financing to be funded only in the event that:

  •
  all conditions applicable to Parent's and Merger Sub's obligations have been and continue to be satisfied or waived but for the failure of the equity financing to be funded;

  •
  the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing; and

  •
  CommerceHub has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing and the debt financing are funded, then CommerceHub will take such actions as are within its control to effect the closing.

Amendments; Waiver

        The merger agreement may be amended, modified or supplemented at any time solely by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of the merger agreement or to clarify the intention of the parties, whether before or after adoption of the merger agreement by CommerceHub stockholders or adoption of the merger agreement by the sole stockholder of Merger Sub; provided, however, that after adoption of the merger agreement by CommerceHub stockholders or the sole stockholder of Merger Sub, no amendment may be made that would require further approval or adoption without such further approval or adoption.

        No provision of the merger agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege in the merger agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER SPECIFIED COMPENSATION (PROPOSAL 2)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that CommerceHub provide holders of voting stock with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to CommerceHub's named executive officers in connection with the merger, as disclosed in this proxy statement, including as described in "The Merger (Proposal 1)—Interests of Certain Persons in the Merger." This vote is commonly referred to as a "say on golden parachute" vote. This non-binding, advisory proposal relates only to contractual obligations of CommerceHub that may result in a payment to CommerceHub's named executive officers in connection with, or following, the consummation of the merger, and does not relate to any new compensation or other arrangements between CommerceHub's named executive officers and Parent. Further, this proposal does not relate to any compensation arrangements that are or may become applicable to CommerceHub's directors or executive officers who are not named executive officers.

        As an advisory vote, this proposal is not binding upon CommerceHub or our board. Approval of this proposal is not a condition to completion of the merger, and this vote is separate from the other proposals at the special meeting. Accordingly, you may vote to approve such other proposals to be considered and vote not to approve the advisory compensation proposal, and vice versa. Because the vote on the advisory compensation proposal is advisory in nature only, it will not be binding on CommerceHub. To the extent that CommerceHub is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. These payments are a part of CommerceHub's comprehensive executive compensation program and are intended to align CommerceHub's named executive officers' interests with yours as stockholders by ensuring their continued retention and commitment during critical events such as the merger, which may create significant personal uncertainty for them.

        The advisory compensation proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of our voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Under our bylaws, abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will have no effect on the voting results for this proposal (assuming a quorum is present).

Our board unanimously recommends a vote "FOR" the advisory compensation proposal.

 VOTE ON ADJOURNMENT (PROPOSAL 3)

        CommerceHub is asking its stockholders to approve a proposal for one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to adopt the merger agreement. If, at the special meeting (or any adjournment or postponement of the special meeting), the number of shares of voting stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement is not sufficient to approve that proposal, we may move to adjourn the special meeting (or any adjournment or postponement of the special meeting) in order to enable our directors, officers, employees and representatives to solicit additional proxies for the adoption of the merger agreement. In that event, we will ask CommerceHub stockholders to vote only upon the adjournment proposal, and not the merger agreement proposal. If CommerceHub stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session or postponement of the special meeting, and use the additional time to solicit additional proxies.

        The adjournment proposal relates only to an adjournment of the special meeting (or any adjournment or postponement of the special meeting) for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. CommerceHub retains full authority to the extent set forth in its bylaws and under Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any CommerceHub stockholder.

        Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of our voting stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting, voting together as a single class. Under our bylaws, abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will have no effect on the voting results for this proposal (assuming a quorum is present).

Our board unanimously recommends a vote "FOR" the adjournment proposal.

 MARKET PRICE OF COMMERCEHUB'S COMMON STOCK

        Our Series A common stock and Series C common stock are traded on the Nasdaq under the symbols "CHUBA" and "CHUBK," respectively. The following table sets forth during the periods indicated (beginning following the Spin-Off) the high and low sales prices of our Series A common stock and our Series C common stock:

	CHUBA		CHUBK
	High	Low	High	Low
2017
Fourth Quarter	$23.85	$19.87	$22.40	$18.78
Third Quarter	$24.53	$16.73	$22.50	$16.75
Second Quarter	$18.48	$14.94	$18.57	$14.85
First Quarter	$17.23	$13.74	$17.37	$13.73
2016
Fourth Quarter	$16.69	$13.24	$16.40	$13.14
Third Quarter	$16.62	$11.91	$15.98	$11.90

        Our Series B common stock is not listed, but it is quoted and traded in the OTC Markets under the symbol "CHUBB." Although it is quoted on the OTC Markets, it is sparsely traded and does not have an active trading market. There is a greater chance of market volatility for securities that trade on the OTC Markets as opposed to a national exchange or quotation system, which is due to a variety of factors, including a lack of readily available price quotations, lower trading volume, absence of consistent administrative supervision of "bid" and "ask" quotations, and market conditions. The following table sets forth, for the periods indicated (beginning following the Spin-Off), the range of high and low bid information for our Series B common stock as reported by the OTC Markets. The information below represents inter-dealer prices without dealer mark-ups, mark-downs or commissions, and may not be indicative of the value of the Series B common stock or the existence of an active market.

	CHUBB
	High	Low
2017
Fourth Quarter	$25.95	$20.35
Third Quarter	$24.85	$17.40
Second Quarter	$19.18	$16.06
First Quarter	$19.67	$14.45
2016
Fourth Quarter	$20.00	$14.63
Third Quarter	$18.00	$11.35

        Under the terms of the merger agreement, all outstanding shares of CommerceHub's Series A common stock, B common stock, and C common stock will be acquired for a total value of approximately $1.1 billion. Each holder of CommerceHub's Series A common stock, Series B common stock and Series C common stock will receive $22.75 in cash per share, representing a 24.5% premium to the Series A common stock closing price as of March 5, 2018, a 19.3% premium to the one-month volume-weighted average Series A common stock closing price, a 30.2% premium to the Series C common stock closing price as of March 5, 2018, and a 27.1% premium to the one-month volume-weighted average Series C common stock closing price. The Series B common stock, which is convertible on a one-for-one basis at the option of the holder into shares of Series A common stock, is, as noted above, sparsely traded and does not have an active trading market or readily available price quotations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of our Series A common stock or our Series B common stock, comprising the voting stock. Beneficial ownership of shares is set forth below only to the extent known by us or ascertainable from public filings.

        The security ownership information is given as of the date described in the footnotes with respect to each holder, and, in the case of percentage ownership information, is based upon 13,613,701 shares of Series A common stock (CHUBA), 707,567 shares of Series B common stock (CHUBB) and 29,303,822 shares of Series C common stock (CHUBK) outstanding, in each case, as of March 21, 2018. The voting power percentage is presented on an aggregate basis for all series of our voting stock. For purposes of the following presentation, beneficial ownership of shares of CHUBB, though convertible on a one-for-one basis into shares of CHUBA, are reported as beneficial ownership of CHUBB only and not as beneficial ownership of CHUBA.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
John C. Malone	CHUBA	101,164	(1)(2)	*	32.9
c/o Liberty Interactive Corporation	CHUBB	670,194	(1)(2)(3)	94.7
12300 Liberty Blvd.	CHUBK	1,340,492	(1)(2)	4.6
Englewood, CO 80112
The Vanguard Group	CHUBA	1,143,113	(4)	8.4	5.5
100 Vanguard Blvd.	CHUBB	—		—
Malvern, PA 19355	CHUBK	2,402,611	(5)	8.2
Vaughan Nelson Investment Management, Inc.	CHUBA	1,049,809	(6)	7.7	5.1
600 Travis Street, Suite 6300	CHUBB	—		—
Houston, TX 77002	CHUBK	—		—
BlackRock, Inc.	CHUBA	945,521	(7)	6.9	4.6
55 East 52nd Street	CHUBB	—		—
New York, NY 10055	CHUBK	1,826,785	(8)	6.2
Neuberger Berman Group LLC	CHUBA	1,683,352	(9)	12.4	8.1
1290 Avenue of the Americas	CHUBB	—		—
New York, NY 10104	CHUBK	—		—
Pembroke Management, LTD	CHUBA	864,000	(10)	6.3	4.2
1002 Sherbrooke Street West, Suite 1700	CHUBB	—		—
Montreal, QC	CHUBK	—		—
Canada

*
Less than one percent.

(1)
The Voting Agreement, dated as of March 5, 2018, by and among Malone CHUB 2017 Charitable Remainder Unitrust (with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust), Parent and, solely with respect to certain provisions of the voting agreement, CommerceHub, contains provisions relating to, among other things, the voting and disposition of shares of CHUBA and CHUBB owned by the trust. Mr. Malone expressly disclaims the existence of, and membership in, a group with Parent.

(2)
Based on information available to CommerceHub and Schedule 13D, filed March 21, 2018, by John C. Malone, which states that Mr. Malone has sole dispositive and voting power over 101,164 CHUBA shares, sole dispositive and voting power over 659,081 CHUBB shares and shared dispositive and voting power over 11,113 CHUBB shares.

(3)
Includes 11,113 shares of CHUBB held by two trusts that are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by these trusts.

(4)
Based on Amendment No. 1 to Schedule 13G, filed February 12, 2018 by The Vanguard Group (Vanguard), which states that Vanguard has sole dispositive power over 1,116,284 CHUBA shares, shared dispositive power over 26,829 CHUBA shares, sole voting power over 26,707 CHUBA shares and shared voting power over 732 CHUBA shares.

(5)
Based on Amendment No. 1 to Schedule 13G, filed February 12, 2018 filed by Vanguard, which states that Vanguard has sole dispositive power over 2,347,517 CHUBK shares, shared dispositive power over 55,094 CHUBK shares, sole voting power over 57,549 CHUBK shares and shared voting power over 1,465 CHUBK shares.

(6)
Based on Amendment No. 1 to Schedule 13G, filed February 13, 2018 by Vaughan Nelson Investment Management, L.P. and Vaughan Nelson Investment Management, Inc. (together, Vaughan Nelson), which states that Vaughan Nelson has sole dispositive power over 1,016,275 CHUBA shares, shared dispositive power over 33,534 CHUBA shares and sole voting power over 753,075 CHUBA shares.

(7)
Based on Schedule 13G, filed February 1, 2018 by BlackRock, Inc. (BlackRock), which states that BlackRock has sole dispositive power over 945,521 CHUBA shares and sole voting power over 909,929 CHUBA shares.

(8)
Based on Schedule 13G, filed February 1, 2018 by BlackRock, which states that BlackRock has sole dispositive power over 1,826,785 CHUBK shares and sole voting power over 1,772,360 CHUBK shares.

(9)
Based on Amendment No. 1 to Schedule 13G, filed February 15, 2018 by Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund, which states that Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC have shared dispositive power over 1,683,352 CHUBA shares and shared voting power over 1,672,884 CHUBA shares and Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund have shared dispositive and voting power over 1,100,172 CHUBA shares.

(10)
Based on Schedule 13G, filed January 31, 2018 by Pembroke Management, LTD, which states that Pembroke Management, LTD has sole dispositive and voting power over 864,000 CHUBA shares.

        As noted above, pursuant to the voting agreement, a charitable trust affiliated with John C. Malone agreed, at any meeting of stockholders of CommerceHub called to vote upon the adoption of the merger agreement, to vote all shares of voting stock beneficially owned by the trust in favor of the adoption of the merger agreement, with respect to the shares of common stock held by the trust. Based on these arrangements, as of the record date, the affirmative vote of the holders of at least an additional [    •    ]% of the aggregate voting power of the shares of voting stock outstanding, voting together as a single class, is required in order to approve the proposal to adopt the merger agreement.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and executive officers as a group of shares of each series of our common stock (CHUBA, CHUBB and CHUBK). The security ownership information with respect to our common stock is given as of January 31, 2018 and, in the case of percentage ownership information, is based upon 13,613,701 CHUBA shares, 707,567 CHUBB shares and 29,303,822 CHUBK shares outstanding, in each case, as of March 21, 2018. The voting power percentage is presented in the table below on an aggregate basis for all series of our voting stock.

        Shares of common stock issuable upon exercise of options, payment of DSUs or vesting of restricted stock units (RSUs), if any, that were exercisable or may be settled, on or within 60 days after January 31, 2018 are deemed to be outstanding and beneficially owned by the person holding the options, DSUs or RSUs, as the case may be, for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them.

Name of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
Richard N. Baer	CHUBA	6,577	(1)	*	*
Chairman of the Board	CHUBB	—		—
	CHUBK	23,629	(1)(2)	*
Mark Cattini	CHUBA	—		—	—
Director	CHUBB	—		—
	CHUBK	13,638	(2)	*
David Goldhill	CHUBA	—		—	—
Director	CHUBB	—		—
	CHUBK	10,467	(2)	*
John Hinkle	CHUBA	—		—	—
Chief Information Officer, Chief	CHUBB	—		—
Information Security Officer	CHUBK	73,940	(1)(2)	*
and Executive Vice President,
Technical Operations
Chad Hollingsworth	CHUBA	2,136	(1)	*	*
Director	CHUBB	—		—
	CHUBK	14,742	(1)	*
Michael P. Huseby	CHUBA	—		—	—
Director	CHUBB	—		—
	CHUBK	23,724	(2)	*
Richard Jones	CHUBA	—		—	—
Chief Technology Officer	CHUBB	—		—
	CHUBK	374,716	(1)	1.3
Betsy L. Morgan	CHUBA	—		—	—
Director	CHUBB	—		—
	CHUBK	10,467	(2)	*

Name of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
Francis Poore	CHUBA	—		—	—
Chief Executive Officer, President	CHUBB	—		—
and Director	CHUBK	1,772,537	(1)	5.7
Michael Trimarchi	CHUBA	—		—	—
Chief Financial Officer, Chief	CHUBB	—		—
Commercial Officer and Treasurer	CHUBK	46,961	(1)(2)	*
Luis Ubiñas	CHUBA	—		—	—
Director	CHUBB	—		—
	CHUBK	10,467	(2)	*
Brian Wendling	CHUBA	5,514	(1)	*	*
Director	CHUBB	—		—
	CHUBK	21,486	(1)	*
Douglas Wolfson	CHUBA	—		—	—
General Counsel and Secretary	CHUBB	—		—
	CHUBK	82,644	(1)(2)	*
All directors and executive officers	CHUBA	14,227	(1)(2)	*	*
as a group (13 persons)	CHUBB	—		—
	CHUBK	2,479,418	(1)(2)	7.8

*
Less than one percent.

(1)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable on or within 60 days after January 31, 2018, as follows:

	CHUBA	CHUBK
Richard N. Baer	5,992	11,991
Chad Hollingsworth	1,352	2,704
Brian Wendling	3,476	6,941
Francis Poore	—	1,772,537
Richard Jones	—	374,716
John Hinkle	—	68,513
Michael Trimarchi	—	38,683
Douglas Wolfson	—	76,167

Total	10,820	2,352,252

(2)
Includes DSUs and RSUs that may be settled in shares of our common stock on or within 60 days of January 31, 2018, as follows:

CHUBK
Richard N. Baer	6,105
Mark Cattini	8,276
David Goldhill	6,105
John Hinkle	4,792
Michael P. Huseby	9,362
Betsy L. Morgan	6,105
Michael Trimarchi	6,710
Luis Ubiñas	6,105
Douglas Wolfson	5,368

Total	58,928

APPRAISAL RIGHTS

        The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which we refer to as Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        The holders of Series A common stock, Series B common stock and Series C common stock are entitled to appraisal rights in connection with the merger in accordance with Section 262. Under Section 262, record holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262, where a merger agreement is submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder of record for notice of the meeting with respect to shares for which appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

        ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER'S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, COMMERCEHUB BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

        If a holder of common stock loses his, her or its appraisal rights by failing to timely comply with the procedures of Section 262 or otherwise, such holder of common stock will be entitled to receive the merger consideration described in the merger agreement.

Filing Written Demand

        Any holder of common stock wishing to exercise appraisal rights must, before the vote on the adoption of the merger agreement at the special meeting, deliver to CommerceHub a written demand for the appraisal of the stockholder's shares. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder will lose appraisal rights if the holder transfers the shares before the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will result in the submitting stockholder losing such stockholder's right of appraisal and will effectively nullify any previously delivered written demand for appraisal of such stockholder's shares of common stock. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform CommerceHub of the identity of the holder as well as the intention of the holder to demand an appraisal of the shares held by the holder. A stockholder's failure to deliver the written demand to CommerceHub prior to the taking of the vote on the adoption of the merger agreement at the special meeting will result in such stockholder losing such stockholder's right of appraisal.

        Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record. The demand must set forth, fully and correctly, the registered holder's name as it appears on the holder's stock certificates (or other registration records if uncertificated) and must specify the holder's mailing address and the number of shares registered in the holder's name. The demand must state that the person intends thereby to demand appraisal of the holder's shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common or other joint ownership, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank, trust or nominee, the broker, bank, trust or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly in a timely manner the steps necessary to perfect appraisal rights.

        All written demands for appraisal pursuant to Section 262 must be delivered to CommerceHub at:

CommerceHub, Inc.
201 Fuller Road, 6th Floor
Albany, New York 12203
Attention: Secretary

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to CommerceHub, as the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of CommerceHub, as the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If CommerceHub, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

        Within ten days after the effective date of the merger, CommerceHub, as the Surviving Corporation, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

Filing a Petition for Appraisal

        Within 120 days after the effective date of the merger, but not thereafter, CommerceHub, as the Surviving Corporation, or any holder of common stock who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares held by all such dissenting holders. CommerceHub, as the Surviving Corporation, is under no obligation to and has no present intention to file such a petition and holders of common stock should not assume that CommerceHub as the Surviving Corporation will file such a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to demand appraisal and perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from CommerceHub as the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by CommerceHub as the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from CommerceHub as the Surviving Corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

        If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon CommerceHub as the Surviving Corporation, CommerceHub as the Surviving Corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the dissenting stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who had stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

        With respect to the shares of common stock that are listed on a national securities exchange immediately prior to the effective date of the merger, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights in connection with the merger unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Determination of Fair Value

        After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        At any time before the entry of judgment in the proceedings, CommerceHub, as the Surviving Corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

        In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter's exclusive remedy. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent, Merger Sub nor CommerceHub anticipate offering more than the applicable merger consideration to any stockholder of CommerceHub exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of common stock is less than the applicable merger consideration.

        The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, effectively withdraws or otherwise loses such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted as of the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as described above and subject to the timing considerations discussed above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

        Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR DEMANDING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A COMPANY STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

OTHER MATTERS

        Our board is not currently aware of any business to be acted on at the special meeting other than that which is described in this proxy statement. If, however, any other matters are properly brought to a vote at the special meeting, the persons designated as proxies will have discretion to vote or to act on those matters in accordance with their best judgment.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless CommerceHub has received contrary instructions from one or more of the stockholders. CommerceHub will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to CommerceHub, Inc., 201 Fuller Road, 6th Floor, Albany, New York 12203, Attn: Secretary, or by calling (518) 810-0700. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting CommerceHub at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

        We will hold our 2018 annual meeting of stockholders only if the merger is not completed because, if the merger is completed, CommerceHub will cease to be an independent public company and will become a subsidiary of Parent and you will no longer have an ownership interest in CommerceHub.

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for presentation at the 2018 annual meeting must have been received by CommerceHub on or before December 29, 2017 to be eligible for inclusion in CommerceHub's proxy statement in connection with that meeting. Any such proposal should have been submitted in writing to our Secretary and received at our executive offices at 201 Fuller Road, 6th Floor, Albany, New York 12203. However, if the date of the 2018 annual meeting is changed by more than 30 days before or 30 days after June 16, 2018 (the one-year anniversary of the 2017 annual meeting), then the deadline will be the close of business on the tenth day following the first day on which notice of the date of the 2018 annual meeting is communicated to stockholders or public disclosure of the date of the 2018 annual meeting is made, whichever occurs first.

        Any stockholder proposals (including recommendations of nominees for election to our board) intended to be presented at our 2018 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received at our executive offices at the foregoing address not earlier than March 16, 2018 and not later than April 17, 2018. However, if the 2018 annual meeting takes place more than 30 days before or 30 days after June 16, 2018 (the one-year anniversary of the 2017 annual meeting), a stockholder proposal, or any nomination by stockholders of a person or persons for election to our board, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2018 annual meeting is communicated to stockholders or public disclosure of the date of the 2018 annual meeting is made, whichever occurs first.

        All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Our website is located at www.commercehub.com, and our Investor Relations website is located at ir.commercehub.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments thereto filed or furnished with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available through our Investor Relations website, free of charge, after we file them with the SEC. We also provide a link to the section of the SEC's website at www.sec.gov that has all of the reports and other information that we file or furnish with the SEC. You may read and copy any materials we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

        CommerceHub will make available a copy of its public reports, without charge, upon written request to CommerceHub, Inc., 201 Fuller Road, 6th Floor, Albany, New York 12203, Attn: Secretary. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to CommerceHub. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to CommerceHub's reasonable expenses in furnishing such exhibit) to CommerceHub, Inc., 201 Fuller Road, 6th Floor, Albany, New York 12203, Attn: Secretary.

        The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [    •    ], 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

GREAT DANE PARENT, LLC,

GREAT DANE MERGER SUB, INC.

and

COMMERCEHUB, INC.

Dated as of March 5, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 5, 2018 by and among Great Dane Parent, LLC, a Delaware limited liability company ("Parent"), Great Dane Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent ("Merger Sub"), and CommerceHub, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DGCL");

        WHEREAS, subject to the terms and conditions of this Agreement, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption;

        WHEREAS, (i) the Boards of Directors (or similar governing bodies) of each of Parent and Merger Sub has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub, respectively, and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Board of Directors of Merger Sub has (A) recommended the adoption of this Agreement by the sole stockholder of Merger Sub, and (B) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company (i) (a) a limited guaranty (the "GTCR Guaranty") from GTCR Fund XII/A LP, GTCR Fund XII/C LP and GTCR Co-Invest XII LP (collectively, the "GTCR Guarantors") and (b) a limited guaranty (the "Sycamore Guaranty" and collectively with the GTCR Guaranty, the "Guaranty") from Sycamore Partners II, L.P. (the "Sycamore Guarantor" and together with the GTCR Guarantors, the "Guarantors"), in each case, in favor of the Company and pursuant to which, subject to the terms and conditions set forth therein, the Guarantors guarantee certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) (a) a commitment letter (the "GTCR Equity Commitment Letter") between Parent and the GTCR Guarantors and (b) a commitment letter (the "Sycamore Equity Commitment Letter" and collectively with the GTCR Equity Commitment Letter, as each may be amended or modified in compliance with this Agreement, the "Equity Commitment Letter") between Parent and the Sycamore Guarantor, in each case, pursuant to which the Guarantors have agreed and committed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amounts set forth therein; and

        WHEREAS, simultaneously with the execution and delivery of this Agreement, the Significant Company Stockholder has entered into a voting agreement in the form attached hereto as Exhibit A (the "Voting Agreement"), dated as of the date hereof, with Parent and, solely with respect to certain provisions thereof, the Company, pursuant to which, among other things, the Significant Company Stockholder has agreed to vote shares of Company Common Stock beneficially owned by the Significant Company Stockholder as specified therein in favor of the approval of this Agreement and against any Alternative Transaction Proposal.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        Section 1.1    Definitions.     As used in this Agreement, the following terms shall have the meanings set forth below.

        "Acceptable Confidentiality Agreement" has the meaning set forth in Section 5.2(b)(i).

        "Action" means any claim, action, suit, proceeding, arbitration, mediation, hearing, audit or investigation by or before any Governmental Authority.

        "Affiliate" means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, except as otherwise specified in this Agreement, none of the Specified Persons will be treated as an Affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.

        "Agreement" has the meaning set forth in the Preamble.

        "Alternative Financing" has the meaning set forth in Section 5.14(e).

        "Alternative Transaction" means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer (including a self-tender) or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding equity securities of the Company or any of its Subsidiaries, (b) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to, or acquisition or purchase by, any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the revenue, net income or fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of voting securities constituting twenty percent (20%) or more of the aggregate voting power of the outstanding shares of capital stock of the Company, or (d) any other transaction or combination of related transactions having a similar effect to those described in any of clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by this Agreement; provided, however, that any sale, transfer or other disposition of Company Common Stock (other than pursuant to clause (a) above) solely by the Significant Company Stockholder shall not be deemed an Alternative Transaction for purposes of clause (C) of Section 7.3(a)(ii); provided, further, that, for the avoidance of doubt, all references to "Person" in this definition shall include any "group" as defined pursuant to Section 13(d) of the Exchange Act.

        "Alternative Transaction Proposal" means any offer, inquiry or proposal, written or oral (whether binding or non-binding and other than an offer, inquiry or proposal by Parent or an Affiliate of Parent), relating to an Alternative Transaction.

        "Book Entry Shares" means shares of Company Common Stock that are in non-certificated book-entry form.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

        "Certificate" means a certificate that immediately prior to the Effective Time represented shares of Company Common Stock.

        "Certificate of Merger" means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.

        "Closing" has the meaning set forth in Section 2.4.

        "Closing Date" has the meaning set forth in Section 2.4.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Agreement" has the meaning set forth in Section 5.2(e).

        "Company Adverse Recommendation Change" has the meaning set forth in Section 5.2(d).

        "Company Bylaws" means the Bylaws of the Company, in effect as of the date hereof.

        "Company Charter" means the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 21, 2016.

        "Company Common Stock" means the Series A Common Stock, the Series B Common Stock and the Series C Common Stock.

        "Company Credit Agreement" means the Credit Agreement, dated as of June 28, 2016, by and among the Company (as successor in interest to Commerce Technologies, Inc.), Holdings party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, SunTrust Bank and KeyBank National Association, as Co-Syndication Agents.

        "Company Disclosure Letter" means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

        "Company Employees" has the meaning set forth in Section 5.10(a).

        "Company Equity Awards" means the Company Stock Options, the Company Restricted Stock, the Company RSUs and any other outstanding equity-based award (whether vested or unvested) denominated in shares of Company Common Stock.

        "Company Financial Statements" has the meaning set forth in Section 3.6(b).

        "Company Intellectual Property" has the meaning set forth in Section 3.20(a).

        "Company Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (A) the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that, solely with respect to the foregoing clause (A), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic or regulatory conditions, including financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets) occurring after the date hereof, (b) general political or geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, cyber-attacks, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) general changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (e) any effect arising out of a change or proposed change in GAAP or applicable Law, or any authoritative interpretation thereof, after the date hereof, (f) (1) the execution of this Agreement, the identity of, or any facts or circumstances relating to the identity of, Parent, Merger Sub, the Guarantors or their respective Affiliates as the direct or indirect acquirers of the Company, or the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (provided, that the exceptions in this clause (1) shall not apply to references to "Company Material Adverse Effect" as used in any representation or warranty or closing condition in this Agreement to the extent that such representation or warranty or closing condition, directly or indirectly, expressly addresses the consequences resulting from the identity of, or any facts or circumstances relating to the identity of, Parent, Merger Sub, the Guarantors or their respective Affiliates as the direct or indirect acquirers of the Company or the execution of this Agreement or the announcement, pendency or consummation of the transactions contemplated hereby, including the Merger), (2) any specific actions taken by the Company that are required or expressly contemplated by this Agreement to obtain any approvals, consents or authorizations under applicable Law, (3) any specific actions taken by the Company with the express prior written consent of Parent, or (4) any specific actions omitted to be taken by the Company that are expressly prohibited by Section 5.1(a)(vii), Section 5.1(a)(xi) or Section 5.1(a)(xvi) of this Agreement, if the Company has requested the consent of Parent to take such action and Parent unreasonably withholds its consent thereto, (g) any changes in the price or trading volume of the Company Common Stock, (h) any failure by the Company to meet published or unpublished plans, forecasts, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period (provided that the underlying causes of such changes in the preceding clause (g) or failures in this clause (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition), (i) the availability or cost of financing, whether debt, equity or otherwise, to Parent or Merger Sub or the Guarantors or (j) any changes or events arising out of or resulting from any Stockholder Litigation; provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect to the extent it disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from, and may be taken into account in, the determination of whether there has been a Company Material Adverse Effect, or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on or prior to the Outside Date.

        "Company Material Contract" has the meaning set forth in Section 3.15(a).

        "Company Notice" has the meaning set forth in Section 5.2(e)(iv).

        "Company Notice Period" has the meaning set forth in Section 5.2(e)(iv).

        "Company Plans" has the meaning set forth in Section 3.13(a).

        "Company Preferred Stock" means the Preferred Stock, par value $0.01 per share, of the Company.

        "Company Recommendation" has the meaning set forth in Section 5.2(d).

        "Company Recourse Related Party" has the meaning set forth in Section 7.3(e).

        "Company Restricted Stock" means shares of restricted Company Common Stock issued pursuant to the Incentive Plans.

        "Company RSU" means restricted stock units issued pursuant to the Incentive Plans, including, for the avoidance of doubt, deferred stock units held by the Company's nonemployee directors.

        "Company SEC Documents" has the meaning set forth in Section 3.6(a).

        "Company Stock Option" means any option to purchase shares of Company Common Stock issued pursuant to the Incentive Plans.

        "Company Stockholder Approval" has the meaning set forth in Section 3.4(a).

        "Company Stockholders" means the holders of shares of Company Common Stock, including Company Restricted Stock.

        "Company Stockholders' Meeting" has the meaning set forth in Section 5.3(a)(iv).

        "Company Systems" means the computer systems, including software, hardware, servers, networks and interfaces, used by the Company and its Subsidiaries, both for internal purposes and for the Company's and its Subsidiaries' customers.

        "Company Termination Fee" has the meaning set forth in Section 7.3(a)(i).

        "Competition Law" means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

        "Compliant" means, with respect to the Required Financial Information, that (a) the Company's auditors have not withdrawn, amended or qualified, or advised the Company or its Affiliates in writing that they intend to withdraw, amend or qualify any audit opinion with respect to any audited financial statements contained in the Required Financial Information, (b) none of the financial statements included in the Required Financial Information have been restated, amended or qualified, neither the Company nor its Affiliates has publicly announced any intention to, or determined it must, do so, and the Company, its Affiliates and their respective boards of directors (or equivalent body) have not determined that a restatement, amendment or qualification of any financial information included in the Required Financial Information is required or publicly announced that any such restatement, qualification or amendment is under consideration or is a possibility; provided that if any of the foregoing occurs, then such Required Financial Information shall be deemed not to be Compliant unless and until such restatement, amendment or qualification has been completed and the Required Financial Information has been amended to reflect such restatement, amendment or qualification (together with an unqualified audit opinion) or the Company has determined that no restatement shall be required and (c) all Required Financial Information does not contain an untrue statement of material fact or omit to state any material facts necessary to make such Required Financial Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period.

        "Confidentiality Agreement" means the Confidentiality and Non-Disclosure Agreement, dated as of November 3, 2017, by and between the Company and GTCR LLC, as amended by that certain Letter Agreement, dated as of February 1, 2018, by and among the Company, GTCR LLC and Sycamore Partners Management, L.P.

        "Contract" means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

        "Cutoff Date" has the meaning set forth in Section 7.3(b).

        "D&O Insurance" has the meaning set forth in Section 5.7(b).

        "Debt Financing" has the meaning set forth in Section 4.8(a).

        "Delaware Courts" has the meaning set forth in Section 8.14.

        "DGCL" has the meaning set forth in the Recitals.

        "Dissenting Shares" means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL.

        "Effective Time" has the meaning set forth in Section 2.3.

        "Encumbrance" means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

        "Environmental Laws" means all Laws concerning public or worker health or safety, pollution or protection of the environment.

        "Equity Award Merger Consideration" has the meaning set forth in Section 2.8(a)(iii).

        "Equity Commitment Letter" has the meaning set forth in the Recitals.

        "Equity Financing" has the meaning set forth in Section 4.8(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ESPP" has the meaning set forth in Section 2.8(c).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 2.7(a).

        "Exchange Fund" has the meaning set forth in Section 2.7(a).

        "Financing" has the meaning set forth in Section 4.8(a).

        "Financing Assistance" means the following actions of the Company, its Subsidiaries and its Representatives:

          (a)   directing the Company's independent accountants to provide assistance and cooperation to Parent, including participating in accounting due diligence sessions and assisting in the preparation of any pro forma financial statements;

          (b)   using its reasonable best efforts to ensure that the syndication efforts benefit from the existing lending and investment banking relationships of the Company and its Subsidiaries;

          (c)   providing all documentation and other information about the Company and its Subsidiaries required to be delivered pursuant to and within the time periods as set forth in paragraph 7 of Exhibit D to the Debt Commitment Letter with respect to "know your customer" and anti-money laundering rules and regulations, including the Patriot Act;

          (d)   before distribution of any offering materials in connection with the Debt Financing identifying that portion of such materials that may be distributed to public side lenders; and

          (e)   promptly after obtaining knowledge thereof, supplementing the written information provided pursuant to Section 5.15 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

        "Financing Commitment Letters" has the meaning set forth in Section 4.8(a).

        "Financing Sources" means the agents, arrangers, lenders and other financial institutions that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereunder, including the parties to the Debt Commitment Letter, any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their and their respective affiliates' current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and respective successors and assigns of the foregoing Persons.

        "GAAP" means United States generally accepted accounting principles, consistently applied.

        "Governmental Authority" means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, quasi-governmental, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

        "Governmental Permit" means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, registration, franchises or other authorization of or from a Governmental Authority that is required for the operation of such entity's business or the holding of any of its material assets or properties.

        "GTCR Equity Commitment Letter" has the meaning set forth in the Recitals.

        "GTCR Guarantors" has the meaning set forth in the Recitals.

        "GTCR Guaranty" has the meaning set forth in the Recitals.

        "Guarantors" has the meaning set forth in the Recitals.

        "Guaranty" has the meaning set forth in the Recitals.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Improvements" has the meaning set forth in Section 3.11(c).

        "Incentive Plans" means the ESPP, the Company's Second Amended and Restated 2016 Omnibus Incentive Plan, as amended and restated as of June 16, 2017, the Legacy Stock Appreciation Rights Plan, the Legacy Stock Option Plan, the Transitional Stock Adjustment Plan and any other equity-based compensation plan or arrangement, as amended, sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company for the benefit of Company Employees or pursuant to which the Company or any of its Subsidiaries has obligations.

        "Indebtedness" means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication but including the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (iii) obligations or liabilities of such Person under or in connection with letters of credit or bankers' acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iv) leases to the extent required to be capitalized in accordance with GAAP, (v) all obligations of such Person under interest rate or currency swap, hedging, futures, forward contracts or other similar transactions or arrangements, (vi) obligations under conditional sale or other title retention agreements relating to property or assets purchased by such person, (vii) obligations for the deferred purchase price of property or services, contingent or otherwise (including "earn-outs", post-closing true-ups and "seller notes" payable with respect to the acquisition of any business, assets or securities), (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

        "Indemnified Person" has the meaning set forth in Section 5.7(a).

        "Inquiry" has the meaning set forth in Section 5.2(c).

        "Intellectual Property" means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs, patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (iv) trade secrets; (v) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (vi) rights in software.

        "Intervening Event" means any material fact, event, change, development or circumstance not known or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable) by the Board of Directors as of the date hereof, which material fact, event, change, development or circumstance (or material consequences of which) becomes known to the Board of Directors from and after the date hereof and prior to the Company Stockholder Approval and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that in no event shall the receipt, existence or terms of any Alternative Transaction Proposal or any Inquiry or the consequences thereof constitute an Intervening Event.

        "IRS" means the Internal Revenue Service.

        "Knowledge of Parent" means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

        "Knowledge of the Company" means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

        "Law" means all foreign, federal, state, local or municipal laws (including common law), statutes, ordinances, regulations, constitutions, treaties, conventions, codes, acts, measures and rules enacted, adopted, promulgated or applied by, or of, any Governmental Authority, and all Orders.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

        "Leased Real Property Subleases" has the meaning set forth in Section 3.11(b).

        "Liabilities" means debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, or Order and those arising under any Contract.

        "Liberty TSA" means that certain Tax Sharing Agreement dated July 22, 2016 between Liberty Interactive Corporation and CommerceHub, Inc.

        "Losses" has the meaning set forth in Section 5.15.

        "Mailing Acceleration Event" has the meaning set forth in Section 5.3(a)(i).

        "Marketing Period" means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and beginning on the date (i) the Parent has received from the Company all of the Required Financial Information and throughout and at the end of which Parent shall have the Required Financial Information (for the avoidance of doubt, if at any time during such fifteen (15) consecutive Business Days, any additional information required by the Debt Commitment Letter becomes Required Financial Information, then the Marketing Period shall be deemed not to have commenced until such additional information is provided that constitutes the Required Financial Information), (ii) at all times the Required Financial Information shall be Compliant and (iii) after which all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied, other than those conditions that by their nature can only be satisfied at Closing; provided, that (x) if such Marketing Period has not ended prior to August 17, 2018, such period shall not be deemed to have commenced until September 4, 2018 and (y) May 28, 2018, July 3, 2018, July 4, 2018 and July 5, 2018 shall not be counted towards the total number of days for purposes of the Marketing Period; provided further, that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Required Financial Information but prior to the completion of such fifteen (15) consecutive Business Day period, (x) any such Required Financial Information would not be Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until the Required Financial Information is provided and is Compliant throughout such fifteen (15) consecutive Business Day period) or (y) any of the conditions identified in clause (iii) above (other than those conditions that by their nature can only be satisfied at Closing) are not or cease to be satisfied; provided further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is otherwise funded to Parent; provided further however that if (x) on July 27, 2018, the Marketing Period has not commenced, (y) all of the conditions to starting the Marketing Period under clauses (i), (ii) and (iii) of this definition would be satisfied if the Closing were to occur on July 27, 2018 (including that the Buyer has received the Required Financial Information), other than the conditions set forth in Section 6.1(a) or Section 6.1(b), and (z) the Company has mailed out the definitive Proxy Statement to the Company Stockholders in accordance with Section 5.3 hereof, then the Marketing Period will commence on July 30, 2018 (the "Outside Date Trigger Event") and, notwithstanding anything to the contrary contained herein, such Marketing Period shall not reset as a result of quarterly financial statements for the fiscal quarter ended June 30, 2018 being provided to Parent and made publicly available, but only in the event that the Marketing Period shall have commenced on July 30, 2018. If (A) the Company in good faith reasonably believes that it has provided the Required Financial Information, (B) that such Required Financial Information is Compliant, (C) the Company has mailed the definitive Proxy Statement to the Company Stockholders in accordance with Section 5.3 hereof and (iv) subject to the Outside Date Trigger Event, the conditions set forth in Section 6.1 and Section 6.3 are satisfied, other than those conditions that by their nature can only be satisfied at Closing, it may deliver to Parent a written notice to that effect stating it believes that the Marketing Period has commenced. The notice delivered by the Company shall be effective to start the Marketing Period as of the date specified in such notice or as otherwise specifically provided above (which date, if such notice is delivered on a Business Day on or prior to 12:00 p.m., New York City time, shall not be earlier than the date the notice is delivered and, if such if such notice is delivered after 12:00 p.m., New York City time, shall not be earlier than the next Business Day following the date the notice is delivered), unless: Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or that the definitive Proxy Statement has not been mailed to the Company Stockholders in accordance with the terms of Section 5.3 hereof (or that the other conditions to delivery of the Required Financial Information and effectiveness and commencement of the Marketing Period are not satisfied) and, within three (3) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity the Required Financial Information that has not been delivered, or the condition that is not satisfied on such date in which case such Required Financial Information shall be not deemed to have been delivered and the Marketing Period shall not have commenced until such Required Financial Information has been delivered by the Company, the definitive Proxy Statement has been mailed to the Company Stockholders in accordance with the terms of Section 5.3 hereof and the other conditions to the commencement of the Marketing Period are otherwise satisfied. Notwithstanding anything to the contrary contained herein, to the extent that a Mailing Acceleration Event occurs, all references in this definition to fifteen (15) consecutive Business Days will be amended to reflect the Reduced Marketing Period, and such Reduced Marketing Period shall not reset as a result of quarterly financial statements for the fiscal quarter ended June 30, 2018 being provided to Parent and made publicly available. Notwithstanding anything to the contrary contained in this definition and only to the extent the Outside Date Extension period is then in effect, the Marketing Period shall commence within three (3) Business Days following the mailing of the Proxy Statement to the Company Stockholders if each of the following shall have occurred (1) as of such mailing date, each of the conditions to the commencement of the Marketing Period set forth herein are satisfied (other than (I) those conditions that by their nature can only be satisfied at Closing and (II) obtaining of the Stockholder Approval) and (2) such mailing date occurs no later than twenty-two (22) Business Days prior to the expiration of the Outside Date Extension Period, if then in effect.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 2.6(b)(iii).

        "Merger Sub" has the meaning set forth in the Preamble.

        "Merger Sub Common Stock" means the common stock, par value $0.01 per share, of Merger Sub.

        "NASDAQ" means The Nasdaq Stock Market LLC.

        "Order" means any judgment, order, writ, award, determination, ruling, settlement, stipulation, preliminary or permanent injunction or decree enacted, adopted, promulgated or applied by any Governmental Authority.

        "Other Interests" has the meaning set forth in Section 3.3(c).

        "Outside Date" has the meaning set forth in Section 7.1(b)(i).

        "Outside Date Extension Period" has the meaning set forth in Section 7.1(b)(i).

        "Outside Date Trigger Event" has the meaning set forth in the definition of the term "Marketing Period".

        "Parent" has the meaning set forth in the Preamble.

        "Parent Disclosure Letter" means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

        "Parent Expenses" has the meaning set forth in Section 7.3(c).

        "Parent Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger, on or prior to the Outside Date.

        "Parent Recourse Related Party" has the meaning set forth in Section 7.3(f).

        "Parent Termination Fee" has the meaning set forth in Section 7.3(b).

        "Payoff Indebtedness" means the Indebtedness set forth on Section 1.01(b) of the Company Disclosure Letter.

        "Permitted Encumbrances" means: (a) statutory Encumbrances for Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof, (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Law, (d) Encumbrances in favor of vendors, carriers, warehousemen, mechanics and materialmen and other like Encumbrances incurred in the ordinary course of business consistent with past practice which are not yet due and payable, (e) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable Law or restrictions under the organizational documents of the issuer of such securities, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license, (g) liens securing Indebtedness of the Company and (h) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.

        "Person" means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

        "Prohibited Conditions" has the meaning set forth in Section 5.14(c).

        "Proxy Statement" means the Company's proxy statement to be filed with the SEC, including any amendment or supplement thereto.

        "Real Property Leases" has the meaning set forth in Section 3.11(b).

        "Reduced Marketing Period" has the meaning set forth in Section 5.3(a)(i).

        "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

        "Representatives" means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, Financing Sources, accountants or other advisors, agents or representatives.

        "Required Amount" has the meaning set forth in Section 4.8(d).

        "Required Financial Information" has the meaning set forth Section 5.15(a)(iii).

        "Restricted Stock Merger Consideration" has the meaning set forth in Section 2.8(a)(ii).

        "RSU Merger Consideration" has the meaning set forth in Section 2.8(a)(iii).

        "SEC" means the Securities and Exchange Commission.

        "SEC Clearance Date" has the meaning set forth in Section 5.3(a)(i).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Common Stock" means the Company's Series A Common Stock, par value $0.01 per share.

        "Series A Consideration" has the meaning set forth in Section 2.6(b)(i).

        "Series A Restricted Stock" means shares of restricted Series A Common Stock issued pursuant to an Incentive Plan.

        "Series B Common Stock" means the Company's Series B Common Stock, par value $0.01 per share.

        "Series B Consideration" has the meaning set forth in Section 2.6(b)(ii).

        "Series C Common Stock" means the Company's Series C Common Stock, par value $0.01 per share.

        "Series C Consideration" has the meaning set forth in Section 2.6(b)(iii).

        "Series C Restricted Stock" means shares of restricted Series C Common Stock issued pursuant to an Incentive Plan.

        "Significant Company Stockholder" means the Person set forth on Section 1.1(b) of the Company Disclosure Letter.

        "Solvent" means , with respect to any Person, that, as of any date of determination (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities" of such Person, including "contingent and other liabilities", as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        "Specified Customers" means the Persons set forth on Section 1.1(e) of the Company Disclosure Letter.

        "Specified Persons" means the Persons set forth on Section 1.1(c) of the Company Disclosure Letter.

        "Stock Option Merger Consideration" has the meaning set forth in Section 2.8(a)(i).

        "Stockholder Litigation" has the meaning set forth in Section 5.12.

        "Subsidiary" means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

        "Superior Proposal" means a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and financial advisor and taking into account all legal, financial, regulatory, timing, financing and other conditions and aspects of such Alternative Transaction Proposal (including any changes to the terms of this Agreement offered by Parent from and after the date hereof, including in response to such Alternative Transaction Proposal during any Company Notice Period in accordance with Section 5.2(e)) and the Person making such Alternative Transaction Proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained prior to the consummation of the transaction contemplated by such Superior Proposal, (c) if consummated, would result in a transaction which is more favorable from a financial point of view to the Company Stockholders than the terms of the Merger and the other transactions contemplated hereby and (d) is otherwise on terms that the Board of Directors of the Company has determined to be superior to the transaction contemplated hereby, including the Merger; provided, however, that for purposes of this definition of "Superior Proposal," the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of "Alternative Transaction" when used in the definition of "Alternative Transaction Proposal" shall in each case be replaced with a reference to sixty-six and two-thirds percent (66 2/3%).

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Surviving Corporation Common Stock" has the meaning set forth in Section 2.6(c).

        "Sycamore Equity Commitment Letter" has the meaning set forth in the Recitals.

        "Sycamore Guarantor" has the meaning set forth in the Recitals.

        "Sycamore Guaranty" has the meaning set forth in the Recitals.

        "Tax" (and, with correlative meaning, "Taxes") means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever and (b) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

        "Tax Authority" means any Governmental Authority charged with the administration of any Tax Law.

        "Tax Law" means any applicable Law relating to Taxes.

        "Tax Return" means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

        "Trade Control Laws" means U.S. export and re-export control Laws, import Laws, trade and economic sanctions Laws, and all other applicable export control Laws, import Laws, and trade and economic sanctions Laws.

        "Voting Agreement" has the meaning set forth in the Recitals.

        "Voting Company Debt" has the meaning set forth in Section 3.2(c).

        "WARN Act" has the meaning set forth in Section 3.14(c).

        Section 1.2    Rules of Construction.     In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e)   references to any agreement, instrument statute, rule or regulation are to the agreement instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

          (f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (h)   references to a Person are also to its successors and permitted assigns;

          (i)    references to monetary amounts are to the lawful currency of the United States;

          (j)    references to documents or information being "made available", "provided" or "delivered" shall include any and all documents and information that was posted and made accessible to Parent or any of its Representatives at least twenty-four (24) hours prior to the date hereof in the online data room maintained by the Company and its financial advisor in connection with the transactions contemplated hereby and which remains available until the Closing (it being understood that any limited periods of inaccessibility or unavailability will not cause documents or information to be deemed to have not been "made available", "provided" or "delivered");

          (k)   words importing the singular include the plural and vice versa and words importing gender include all genders;

          (l)    whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Merger Sub to take such action;

          (m)  except for the time periods set forth in Section 5.2 and Section 5.3 (for which the time periods and deadlines therein shall be interpreted to mean the time periods and deadlines as set forth therein), time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

          (n)   the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises with respect hereto, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE MERGER

        Section 2.1    Merger.     Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.2    Charter and Bylaws.

          (a)   At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL.

          (b)   At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation, and the DGCL.

        Section 2.3    Effective Time of the Merger.     Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the "Effective Time").

        Section 2.4    Closing.     Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the "Closing") shall occur no later than the second (2nd) Business Day after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (the "Closing Date"); provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, Parent and Merger Sub shall not be obligated to effect the Closing prior to the earlier of (i) the third (3rd) Business Day following the final day of the Marketing Period and (ii) any Business Day before the commencement of the Marketing Period or during the Marketing Period, as specified by Parent, on no fewer than three (3) Business Days' prior written notice to the Company (but subject in such case to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)). The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the parties hereto.

        Section 2.5    Directors and Officers of the Surviving Corporation.

          (a)   Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent (x) the resignation of each member of the Board of Directors of the Company and (y) in the case of the officers of the Company identified on Section 2.5 of the Company Disclosure Letter, the resignation of each such officer. Each resignation deliverable pursuant to this Section 2.5(a) shall be effective as of, and contingent upon the occurrence of, the Effective Time.

          (b)   The parties shall take all requisite action to cause the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          (c)   Other than the officers of the Company identified on Section 2.5 of the Company Disclosure Letter, the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, and such officers shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

        Section 2.6    Effect on Common Stock.

          (a)    Cancellation of Treasury Stock and Parent-Owned Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each share of Company Common Stock (i) owned by the Company or any of its Subsidiaries (or held in the Company's treasury) immediately prior to the Effective Time, or (ii) owned by Parent or any of its Subsidiaries (including Merger Sub) immediately prior to the Effective Time, in each case, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)    Effect on Company Common Stock.    Except as otherwise provided in Section 2.6(a) and Section 2.6(e), and subject to Section 2.6(d), and except as otherwise agreed to by Parent with any individual Company Stockholder who is an officer or employee of the Company or its Subsidiaries, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person:

              (i)  Each share of Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $22.75 in cash, without interest thereon (the "Series A Consideration");

             (ii)  Each share of Series B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $22.75 in cash, without interest thereon (the "Series B Consideration"); and

            (iii)  Each share of Series C Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $22.75 in cash, without interest thereon (the "Series C Consideration", and together with the Series A Consideration and the Series B Consideration, the "Merger Consideration").

          (c)    Effect on Merger Sub Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person, each share of Merger Sub Common Stock held by Parent immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share (the "Surviving Corporation Common Stock"). Such shares of Surviving Corporation Common Stock shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

          (d)    Changes to Stock.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6(d) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

          (e)    Dissenting Shares; Appraisal Rights.    Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6(b), but shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder's right to appraisal under the DGCL. If any Dissenting Shares shall lose their status as such (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder's appraisal rights under the DGCL with respect to such shares), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6(b), without interest, and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt (and in any event within two (2) Business Days) written notice of any demand or threatened demand for appraisal of shares of Company Common Stock received by the Company, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

        Section 2.7    Exchange of Certificates and Book Entry Shares.

          (a)    Exchange Agent.    Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration. Parent will make available to the Exchange Agent, at or prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(b), which shall not include, for the avoidance of doubt, any Merger Consideration in respect of any Dissenting Shares or, for the avoidance of doubt, the Stock Option Merger Consideration, the Restricted Stock Merger Consideration or the RSU Merger Consideration (such amount, the "Exchange Fund"). Promptly after the Effective Time, Parent will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (other than Certificates representing Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof.

          (b)    Exchange Procedure.    Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in Section 2.6(b), upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or upon receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) with respect to the exchange of Book Entry Shares, will be entitled to receive an amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.6 and Article II. No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates or Book Entry Shares. Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration in accordance with Section 2.6(b).

          (c)    Certificate Holder.    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)    No Further Ownership Rights.    The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Common Stock (other than Dissenting Shares), subject, however, to the Surviving Corporation's obligation to pay dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the Company Stockholders for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for the Merger Consideration. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (f)    No Liability.    None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

          (h)    Withholding Rights.    Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including the Stock Option Merger Consideration, the Restricted Stock Merger Consideration and the RSU Merger Consideration) such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

          (i)    No Further Dividends.    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Certificates or Book Entry Shares.

        Section 2.8    Company Equity Awards.

          (a)    Equity Award Merger Consideration.    Except as provided on Section 2.8(a) of the Company Disclosure Letter, neither the Surviving Corporation nor Parent shall assume, substitute for or otherwise make arrangements to replace or exchange any Company Equity Award in connection with the Merger or any of the transactions contemplated herein. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, each Company Equity Award shall be cancelled and treated in the following manner:

              (i)  Company Stock Options.    As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable and automatically without any further action required of the holder of any such Company Stock Option) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the result of (A) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Series A Consideration, the Series B Consideration or the Series C Consideration, as applicable tothe Company Common Stock underlying such Company Stock Option, minus (B) the aggregate exercise price of such Company Stock Option (the "Stock Option Merger Consideration"); provided, however, that if the per share exercise price of any such Company Stock Option is equal to or greater than the applicable Series A Consideration, Series B Consideration or Series C Consideration, such Company Stock Option shall be cancelled and terminated without any cash payment being made in respect thereof. Parent shall cause the Surviving Corporation to pay the Stock Option Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven (7) Business Days after the Effective Time and (y) the date of the Company's first regularly scheduled payroll after the Effective Time).

             (ii)  Company Restricted Stock.    As of the Effective Time, each then outstanding share of Company Restricted Stock (whether or not vested and automatically without any further action required of the holder of any such Company Restricted Stock) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying such Company Restricted Stock immediately prior to the Effective Time, multiplied by (B) the Series A Consideration, the Series B Consideration or the Series C Consideration, as applicable to the Company Common Stock underlying the Company Restricted Stock (the "Restricted Stock Merger Consideration"). Parent shall cause the Surviving Corporation to pay the Restricted Stock Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven (7) Business Days after the Effective Time and (y) the date of the Company's first regularly scheduled payroll after the Effective Time).

            (iii)  Company RSUs.    Except as provided on Section 2.8(a) of the Company Disclosure Letter, as of the Effective Time, each then outstanding Company RSU (whether or not vested and automatically without any further action required of the holder of any such Company RSU) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto but shall instead be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying all Company RSUs held by such holder immediately prior to the Effective Time, multiplied by (B) the Series A Consideration, the Series B Consideration or the Series C Consideration, as applicable to the Company Common Stock underlying the Company RSU (the "RSU Merger Consideration", and together with the Stock Option Merger Consideration and the Restricted Stock Merger Consideration, the "Equity Award Merger Consideration"). Parent shall cause the Surviving Corporation to pay the RSU Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) seven (7) Business Days after the Effective Time and (y) the date of the Company's first regularly scheduled payroll after the Effective Time).

          (b)    Termination of Incentive Plans.    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Incentive Plans and/or Company Equity Awards) shall take all actions necessary to approve and effectuate the foregoing provisions of this Section 2.8 and the other provisions of this Agreement applicable to the Company Equity Awards under any Incentive Plan and any agreements issued under any Incentive Plan, including (i) making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof or any administrator of an Incentive Plan as may be necessary and (ii) providing all Company Equity Award holders with any advance notice required under any Incentive Plan and terminating the Incentive Plans effective as of the Effective Time, so that, following the Effective Time, there shall be no outstanding Incentive Plans, Company Equity Awards (vested or unvested) or obligations or Liabilities to holders of Company Equity Awards, other than (x) payment of the Equity Award Merger Consideration as set forth in this Section 2.8 and (y) those Company RSUs that remain outstanding following the Effective Time as described on Section 2.8(a) of the Company Disclosure Letter. The Company (including the Board of Directors of the Company and each relevant committee thereof) will take all actions necessary to ensure that, following the Effective Time, no participant in any Incentive Plan or other similar incentive equity or stock plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

          (c)    ESPP.    Within fifteen (15) Business Days following the date hereof (the "Offering Period End Date"), the Company shall take all actions with respect to the Company's Amended and Restated 2016 Employee Stock Purchase Plan (as amended and restated as of February 8, 2018, the "ESPP") that are necessary to provide that, with respect to the offering period in effect under the ESPP that is scheduled to end after the Effective Time (the "Final Offering Period"), the Offering Period End Date shall constitute the last day of the Final Offering Period for purposes of determining the purchase price pursuant to the ESPP. The Company shall cause the amount contributed to each participant's account under the ESPP as of the Offering Period End Date to be applied to purchase the number of shares of Company Common Stock that could be purchased with such amount on such date pursuant to the ESPP. As of the Offering Period End Date, the Board shall take all such actions as are required to provide that, with respect to the ESPP: (i) no individuals will be permitted to enroll in the ESPP following the date thereof, and (ii) no existing participants will be permitted to increase their respective rates of deductions and purchases following the date thereof. The Company shall terminate the ESPP in its entirety effective as of the Offering Period End Date.

        Section 2.9    Further Assurances.     If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall use their respective reasonable best efforts to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth (i) in the Company SEC Documents filed prior to the date hereof (other than any disclosure set forth under "Risk Factors" or any "forward-looking statements" sections or other forward-looking statements set forth therein; it being understood that any factual information contained in such sections shall not be excluded) or (ii) in the corresponding section of the Company Disclosure Letter (it being agreed and understood that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face; provided, that in no event will any Company SEC Documents qualify or limit the representations and warranties in Section 3.2 (Capitalization of the Company), Section 3.4 (Authorization) of this Agreement or Section 3.8(a) (Absence of Certain Changes)), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization; Standing and Power.     The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date of this Agreement.

        Section 3.2    Capitalization of the Company.

          (a)   The authorized capital stock of the Company consists of (i) One Hundred Twenty Four Million Five Hundred Thousand (124,500,000) shares of common stock, divided into series as follows: Forty Million (40,000,000) shares of Series A Common Stock, One Million Five Hundred Thousand (1,500,000) shares of Series B Common Stock and Eighty Three Million (83,000,000) shares of Series C Common Stock and (ii) Fifty Million (50,000,000) shares of Company Preferred Stock.

          (b)   As of the close of business on March 2, 2018, (i) 13,599,511 shares of Series A Common Stock (including 4,151 shares of Series A Restricted Stock) were issued and outstanding, (ii) 707,567 shares of Series B Common Stock were issued and outstanding, (iii) 29,199,493 shares of Series C Common Stock were issued and outstanding (including 8,334 shares of Series C Restricted Stock which, for the avoidance of doubt, are unvested as of the date hereof), (iv) no shares of Series A Common Stock were held in treasury by the Company and its Subsidiaries, (v) no shares of Series B Common Stock were held in treasury by the Company and its Subsidiaries, (vi) no shares of Series C Common Stock were held in treasury by the Company and its Subsidiaries, (vii) no shares of Company Preferred Stock were issued or outstanding, (viii) 266,272 shares of Series A Common Stock, 172,882 shares of Series B Common Stock and 6,651,720 shares of Series C Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options and unvested Company RSUs and (ix) 1,699,934 shares of Series A Common Stock, Series B Common Stock and Series C Common Stock, in the aggregate, were reserved for issuance pursuant to the ESPP. Except as set forth in this Section 3.2, and for shares of Company Common Stock reserved for issuance under Incentive Plans, as of the close of business on March 2, 2018, no other securities of the Company are issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with applicable securities Laws. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

          (c)   There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter ("Voting Company Debt"). Except as set forth above or as listed on Section 3.2(c) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are

  no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

          (d)   Section 3.2(d) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on March 2, 2018, with respect to each outstanding Company Stock Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Company Stock Option was granted in accordance with the terms of the Incentive Plan applicable thereto.

          (e)   The Company is not party to any "poison pill" rights plan or similar plan or agreement relating to any shares of capital stock or other equity interests of the Company.

        Section 3.3    Subsidiaries.

          (a)   Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.

          (b)   All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and, for each Subsidiary that is a corporation, are fully paid and nonassessable and, in each case, were issued in compliance with applicable securities Laws. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

          (c)   Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held by the Company and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (clause (ii), collectively, the "Other Interests"). All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances. There are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

        Section 3.4    Authorization.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class (the "Company Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

          (b)   The Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption.

          (c)   The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the Merger, under the applicable Laws of the State of Delaware, including the DGCL, and the Company Charter and Company Bylaws.

        Section 3.5    Consents and Approvals; No Violations.

          (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ and (iv) the filing of the Certificate of Merger or other documents as required by the DGCL.

          (b)   The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties made in Section 3.5(a) for purposes of clauses (ii), (iii) and (iv) below, the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) conflict with or violate, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material

  Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b), as would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.6    SEC Reports and Financial Statements.

          (a)   The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since July 21, 2016 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company contained or incorporated by reference in the Company SEC Documents (the "Company Financial Statements") (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company's and its Subsidiaries' operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

          (c)   The Company's system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

          (d)   Except as set forth on Section 3.6(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company's independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries. There has been no occurrence of any fraud, whether or not material, that involves the Company's management or, to the Knowledge of the Company, other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

          (e)   The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

          (f)    None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review. None of the Company's Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

          (g)   The Company is in compliance in all respects with the applicable listing and corporate governance rules and regulations of NASDAQ except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is, and each of its officers are, and since July 21, 2016 have been, in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

        Section 3.7    No Undisclosed Liabilities.     Except as reflected or reserved against in the balance sheet of the Company dated December 31, 2017 included in the Form 10-K filed by the Company with the SEC on March 1, 2018 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except (a) Liabilities incurred since January 1, 2018, in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (c) Liabilities that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

        Section 3.8    Absence of Certain Changes.     Since January 1, 2017, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, (b) the Company and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice and (c) the Company has not taken any action that would be prohibited under clauses (i), (iii), (iv), (v), (vi), (ix), (x), (xii), (xv) or (xvi) of Section 5.1(a) if taken or proposed to be taken after the date of this Agreement.

        Section 3.9    Litigation.     There is no Action pending or, to the Knowledge of the Company, threatened, and, since January 1, 2015, there has been no Action pending, against the Company or any of its Subsidiaries or any of its or their respective properties or assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order, and the Company and its Subsidiaries, as applicable, have complied with, and are in compliance with, all such Orders, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.10    Compliance with Applicable Laws.

          (a)   Since January 1, 2015, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, with all applicable Laws (including all Trade Control Laws), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

          (b)   The Company and its Subsidiaries (i) hold, to the Knowledge of the Company, all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, since July 21, 2016, neither the Company nor any of its directors, officers or Subsidiaries nor, to the Knowledge of the Company, any agent or employee of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority; and

          (d)   The Company is not an "investment company" under the Investment Company Act of 1940.

        Section 3.11    Properties.

          (a)   Neither the Company nor any of its Subsidiaries owns any real property.

          (b)   Section 3.11(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true, correct and complete list of (i) all real property leases, subleases, licenses, concessions and other occupancy arrangements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder (the "Real Property Leases"), and (ii) all subleases, licenses or other agreements pursuant to which the Company or any Subsidiary conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder (the "Leased Real Property Subleases"), together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto. The Company has made available to Parent a true, correct and complete copy of each Real Property Lease and each Leased Real Property Sublease. Except as set forth on Section 3.11(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease or Leased Real Property Sublease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person, (ii) each Real Property Lease and Leased Real Property Sublease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, any other parties thereto, and neither the Company nor, to the Knowledge of the Company, any other party to any such Real Property Lease or Leased Real Property Sublease, is in material breach or default under any such Real Property Lease or Leased Real Property Sublease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease or Leased Real Property Sublease, (iii) no ownership or leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has been leased, subleased, transferred or assigned, in whole or in part, by the Company or any of its Subsidiaries to another

  Person, and (iv) to the Knowledge of the Company, no right of any other party to such leasehold interest identified on Section 3.11(b) of the Company Disclosure Letter has materialized entitling such party to terminate such leasehold interest prior to such leasehold interest's expiration. The Leased Real Property identified on Section 3.11(b) of the Company Disclosure Letter comprises all of the real property used by the Company or its Subsidiaries in the business of the Company and its Subsidiaries.

          (c)   To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the "Improvements") are in reasonably good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries. To the Knowledge of the Company, there are no material structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries.

        Section 3.12    Tax.     Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 3.12 of the Company Disclosure Letter:

          (a)   (i) all Tax Returns required to be filed with any Tax Authority by or on behalf of the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party) have been timely paid, or withheld and remitted to the appropriate Tax Authority; except, in each case of clauses (i) through (iii), for Taxes or Tax matters contested in good faith or that have been adequately provided for, in accordance with GAAP, in the Company SEC Documents filed prior to the date hereof;

          (b)   since January 1, 2014, no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;

          (c)   there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

          (d)   (i) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;

          (e)   neither the Company nor any of its Subsidiaries (i) has been, since January 1, 2014, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than a group of which the Company, Liberty Interactive Corporation or any of their respective Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise, or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);

          (f)    no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries;

          (g)   neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Section 1.6011-4(b)(2) of the Regulations;

          (h)   neither the Company nor any of its Subsidiaries was a "distributing corporation" or "controlled corporation" in a transaction intended to qualify under Section 355 of the Code within the past two (2) years (other than the 2016 distribution of the Company stock by Liberty Interactive Corporation) or otherwise as part of a plan that includes the Merger;

          (i)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, (C) installment sale, intercompany transaction or open transaction disposition made prior to the Closing, (D) prepaid amount received prior to the Closing or (E) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law); and

          (j)    the Company is not in breach of its obligations under the Liberty TSA and, to the Knowledge of the Company, no facts or circumstances exist that would cause the Company to be in breach of its obligations under the Liberty TSA as a result of the consummation of the Merger.

        Section 3.13    Employee Benefits.

          (a)   Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of each material Company Plan. For purposes of this Agreement, "Company Plan" means each (i) "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) welfare, employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (iii) other benefit or compensation plan, program, agreement or arrangement, in each case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with which the Company or any of its Subsidiaries has any actual or contingent liabilities relating thereto, or under or with respect to which the Company, or any of its Subsidiaries have any Liability. To the extent applicable, with respect to each Company Plan, the Company has made available to Parent true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination or opinion letter received from the Internal Revenue Service, the most recent IRS Form 5500 annual report (with applicable attachments) as filed, and all related trust agreements, insurance Contracts, and other funding arrangements.

          (b)   Except as would not result in a Company Material Adverse Effect, each Company Plan (i) has been established, operated, funded and administered in accordance with its terms and applicable Law; (ii) all required contributions, distributions, reimbursements and premium payments with respect to any Company Plan that are due have been made, and all such contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; (iii) there has not been any prohibited transaction (within the meaning of ERISA §406 or Code §4975) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan; and

  (iv) other than routine claims for benefits, there is no Action or audit pending or, to the Knowledge of the Company, threatened against or arising out of or relating to any Company Plan, and, to the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to give rise to any such Action. Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust and to the Knowledge of the Company nothing has occurred that would reasonably be expected to cause the loss of such qualification or Tax-exempt status. No Company Plan is, and neither the Company nor any of its Subsidiaries has any Liability with respect to (i) any defined benefit plan or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or (ii) any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

          (c)   Neither the Company nor any of its Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries (or their respective beneficiaries), other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

          (d)   Except as set forth on Section 3.13(d) of the Company Disclosure Letter, the consummation of the Merger will not (either alone or together with any other event) (i) cause or result in the accelerated vesting, funding, payment, or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, individual service provider or director of the Company or any of its Subsidiaries, (ii) trigger any payment for funding (through a grantor trust or otherwise) of compensation or benefits under, or (iii) increase the amount payable or trigger any other obligation pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit would reasonably be expected to constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

          (e)   Neither the Company nor any of its Subsidiaries has any obligation to "gross-up" or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

          (f)    Each arrangement subject to Section 409A of the Code (if any), since January 1, 2005, has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409(A) of the Code, such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

        Section 3.14    Labor.

          (a)   Except as set forth on Section 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries. To the Knowledge of the Company, in the past three (3) years, there have been no labor organizing activities with respect to any employees of the Company or its Subsidiaries.

          (b)   Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending or threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strikes, lock outs, material grievances, material arbitrations, labor disputes, slowdowns or stoppages against or affecting the Company or its Subsidiaries, and no labor dispute is, to the Knowledge of the Company, threatened.

          (c)   Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all Laws respecting (i) labor, employment and employment practices, including but not limited to, the Workers' Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local Law) (the "WARN Act"), and (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance.

        Section 3.15    Material Contracts.

          (a)   Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each of the following as well as each Contract set forth in Section 3.15(a) of the Company Disclosure Letter, a "Company Material Contract"):

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

             (ii)  any Contract relating to Indebtedness for money borrowed or a financial guaranty thereof (other than between or among the Company and its Subsidiaries) in excess of $250,000;

            (iii)  any Contract that (A) restricts it from participating or competing in any line of business, market or geographic area, or (B) contains a "most favored nation" or "exclusivity" provision, which, in the case of either clause (A) or (B), is material to the Company and its Subsidiaries taken as a whole;

            (iv)  any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, in each case that are material to the Company and its Subsidiaries taken as a whole, and other than any such agreements or arrangements solely between or among the Company and/or its wholly owned Subsidiaries;

             (v)  any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

            (vi)  any Contract between the Company and any of its Affiliates or any of the Specified Persons, other than any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;

           (vii)  any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;

          (viii)  any Contract for the employment or engagement of any person on a full-time or part-time basis, including directors, employees and independent contractors, at an annual base salary in excess of $250,000;

            (ix)  any Contract: (A) whereby the Company or any of its Subsidiaries is granted a material right or license with respect to any Intellectual Property of any other Person, but excluding (x) "off the shelf" or "shrink-wrap" licenses for commercially available software and (y) Contracts that do not create payment obligations of the Company or any of its Subsidiaries in excess of $250,000 on an annual basis; (B) whereby the Company or any of its Subsidiaries grants to any other Person any right or license with respect to any Intellectual Property, but excluding contracts entered into by the Company or its applicable Subsidiary in the ordinary course of business pursuant to which the Company or its applicable Subsidiary grants to a customer a non-exclusive, object-code-only license solely to use software and other technology owned or licensed by the Company or its applicable Subsidiary for such customer's (or such customer's Affiliates') business purposes; (C) settling or resulting from any dispute with regard to Intellectual Property, including covenants not to sue and settlement, consent, concurrent use, and co-existence agreements, other than settlements that do not include restrictive covenants or other obligations of the Company or any of its Subsidiaries in excess of $250,000; and (D) under which any Person (other than an employee or contractor under customary "work-for-hire" arrangements in the ordinary course of business) develops or developed any material Intellectual Property for the Company or its Subsidiaries, other than in the ordinary course of business or Contracts which do not create payment obligations of the Company or any of its Subsidiaries in an excess of $250,000;

             (x)  any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority, other than agreements with respect to the settlement of tax liabilities that are not in the aggregate material;

            (xi)  any Contract relating to the disposition or acquisition by the Company or its Subsidiaries of any material business or any material amount of assets (whether by merger, sale of stock, sale of assets or otherwise) other than the non-exclusive licensing of Company Intellectual Property to customers in the ordinary course of business, (A) with material obligations remaining to be performed other than customary indemnification obligations with respect to the directors, officers and other representatives of a selling party, (B) with material liabilities continuing after the date of this Agreement or (C) involving amounts in excess of $1,000,000;

           (xii)  any material Contract with (A) any of the fifteen (15) largest customers of the Company and its Subsidiaries (determined on the basis of revenues of the Company and its Subsidiaries as of the fiscal year ended December 31, 2017) and (B) the Specified Customers;

          (xiii)  any Real Property Lease; or

          (xiv)  any Contract with a Governmental Authority.

          (b)   The Company has made available to Parent true, correct and complete copies of all Company Material Contracts.

          (c)   Except as set forth or described on Section 3.15(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in material breach or violation of, or in material default under, any Company Material Contract and (ii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the material detriment of the Company or its Subsidiaries, any Company Material Contract.

        Section 3.16    Insurance.     The Company has made available to Parent true, complete and correct copies or summaries of all material insurance policies which are maintained by the Company or its Subsidiaries. The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in similar geographic regions and in similar lines of business in which the Company and its Subsidiaries operate. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy and all premiums due thereunder on or prior to the date hereof have been paid. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        Section 3.17    Anti-takeover Statutes.     Assuming the accuracy of the representations set forth in Section 4.6, the Company has taken all action necessary so that the restrictions on "business combinations" otherwise applicable under Section 203 of the DGCL do not apply to this Agreement, the Merger and the other transactions contemplated hereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.

        Section 3.18    Opinion of Financial Advisor.     The Company has received the opinion of Evercore Group L.L.C., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the Company Stockholders (other than the Significant Company Stockholder and its Affiliates (including any Specified Persons or their Affiliates) and the chief executive officer of the Company) pursuant to this Agreement is fair, from a financial point of view, to the Company Stockholders entitled to receive the Merger Consideration. A copy of such opinion has been made available to Parent.

        Section 3.19    Brokers.     Except for fees payable to Evercore Group L.L.C. pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has provided to Parent in writing its good faith estimate of the fees payable, or which will be payable upon consummation of the Merger and the other transactions contemplated herein, to any financial advisor, investment banker or broker.

        Section 3.20    Intellectual Property.

          (a)   Section 3.20(a) of the Company Disclosure Letter contains a complete and accurate list of all Intellectual Property that is registered, patented, or applied-for by or on behalf of the Company or any of its Subsidiaries with any Governmental Authority and all Internet domain names registered by or for the Company or any of its Subsidiaries. The Company and its Subsidiaries own all right, title, and interest in and to, or have sufficient rights to use, all Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, "Company Intellectual Property"), free and clear of all Encumbrances, other than those Encumbrances arising under licenses granted to the Company or its Subsidiaries to use the Intellectual Property of a third party.

          (b)   To the Knowledge of the Company, no Person is misappropriating, violating or infringing any material Company Intellectual Property owned by the Company or any of its Subsidiaries. The operation of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe, and since January 1, 2015 has not violated, misappropriated, or infringed, in any material respect, the Intellectual Property of any other Person that is material to the business of the Company and its Subsidiaries.

          (c)   The Company and its Subsidiaries have taken steps reasonable under the circumstances to protect their trade secrets and other material confidential information and to secure and maintain ownership of Intellectual Property developed by or on behalf of the Company or any of its Subsidiaries (including Intellectual Property developed by employees and independent contractors developed in the scope of their employment or engagement by the Company or any of its Subsidiaries).

          (d)   To the Knowledge of the Company, none of the material software owned by the Company or any of its Subsidiaries that is used in connection with its or their business as operated as of the date hereof is subject to any "open source," "copyleft" or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner or relation which has or would require any public distribution of any such software (including in source code form), create obligations for the Company to grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), or impose any economic limitations on the Company's or its Subsidiaries' commercial exploitation thereof.

          (e)   The Company and its Subsidiaries have not been subject to any Action by any Governmental Authority or any Person regarding any offense or alleged offense under applicable Laws relating to data collection, use, privacy, protection, and security, and, to the Company's Knowledge, there are none threatened. Since January 1, 2015, neither the Company nor its Subsidiaries have experienced any security breach, theft, or unauthorized disclosure in which confidential or protected information, such as payment card data, personally identifiable information or other legally protected information relating to individuals, in each case that is processed or stored by or on behalf of the Company or any of its Subsidiaries, was or may have been improperly accessed by an unauthorized outside Person or improperly disclosed and such access or disclosure would be reasonably likely to result in material liability to the Company, and neither the Company nor any of its Subsidiaries has received any written notices from any Person with respect thereto.

          (f)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there have not been any data breaches with respect to, unauthorized intrusions on, access to, or use of any of the Company Systems or the Company's products that have resulted or could reasonably be expected to result in the destruction, damage, loss, corruption, alteration or misuse of such Company Systems or products.

        Section 3.21    Environmental Matters.     Except as would not reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor any other Person to the extent giving rise to Liability for the Company or any of its Subsidiaries) has treated, stored, disposed or arranged for disposal of, transported, handled, released, or exposed any Person to, any hazardous substance, material or waste, or owned or operated any property or facility contaminated by any hazardous substance, material or waste, in each case so as to give rise to any Liability pursuant to Environmental Laws.

        Section 3.22    Related Party Transactions.     Since July 21, 2016, except as otherwise set forth on Section 3.22 of the Company Disclosure Letter, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 3.23    Indebtedness.     Section 3.23 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness (including, with respect to leases, dollar amounts with respect to each component thereof as of the end of the most recently completed month prior to the date hereof) of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected on the face of the Company SEC Reports.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB

        Except as set forth in the corresponding section of the Parent Disclosure Letter (it being agreed and understood that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section of the Parent Disclosure Letter to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face and without independent inquiry), Parent and Merger Sub represent and warrant to the Company as follows:

        Section 4.1    Organization; Standing and Power.     Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of Parent and Merger Sub.

        Section 4.2    Capitalization.

          (a)   The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. As of the date of this Agreement, there are 1,000 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent, free and clear of all Encumbrances. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Merger Sub has no outstanding options, warrants, rights or any other agreement or arrangement pursuant to which any Person other than Parent may acquire any capital stock of, or other equity interest in, Merger Sub.

          (b)   Neither Parent nor Merger Sub owns, or since July 21, 2016 has owned, directly or indirectly, (i) any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or (ii) any securities that are convertible, exchangeable or exercisable into shares of Company Common Stock.

        Section 4.3    Authorization.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of Merger Sub and with respect to the Merger, the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

          (b)   (i) The Boards of Directors (or similar governing bodies) of each of Parent and Merger Sub has prior to the date hereof (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Board of Directors of Merger Sub has (A) recommended the adoption of this Agreement by the sole stockholder of Merger Sub, and (B) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.

        Section 4.4    Consents and Approvals; No Violations.

          (a)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act or any other Competition Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (iv) the filing of the Certificate of Merger or other documents as required by the DGCL.

          (b)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound.

          (c)   No vote or consent of the holders of any class or series of capital stock, interest or security (equity, debt or otherwise) of Parent is necessary to adopt this Agreement and to consummate the transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock, interest or security (equity, debt or otherwise) necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement, which consent shall be given immediately following the execution hereof.

        Section 4.5    Operations of Parent and Merger Sub.     Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing (if any), the Guaranty and the transactions contemplated by this Agreement.

        Section 4.6    Anti-takeover Statutes.     Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        Section 4.7    Guaranty.     Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)). No event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guaranty.

        Section 4.8    Financing.

          (a)   Parent has delivered to the Company as of the date hereof (i) a true and complete fully executed copy of the Equity Commitment Letter, pursuant to which the Guarantors have agreed and committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (such financing, the "Equity Financing") and (ii) a true and complete fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and (subject to redactions of fee amounts, "market flex", pricing caps and other economic terms) fee letter from the financial institutions identified therein (the "Debt Commitment Letter" and, together with the Equity Commitment Letter, the "Financing Commitment Letters") to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth in the Debt Commitment Letter (being collectively referred to as the "Debt Financing" and, together with the Equity Financing, the "Financing"), in each case for the purpose of satisfying the obligations of Parent and/or Merger Sub in this Agreement and the Financing Commitment Letters (including payment of the aggregate Merger Consideration, any payment of any other fees and expenses and obligations required to be paid or satisfied by Parent, Merger Sub or the Surviving Corporation in connection with the transactions contemplated by this Agreement and the Financing (the "Required Amount"). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof and Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the proper exercise of such third party beneficiary rights.

          (b)   None of the Financing Commitment Letters have been amended, restated or otherwise modified (except for amendments, restatements and modifications that are not prohibited by Section 5.14) or waived, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect, in each case, as of the date of this Agreement (except for amendments, restatements and modifications that are not prohibited by Section 5.14 and except as described in the Fee Letter (including any "market flex") and to add additional lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof) and no such amendment, restatement, modification or waiver thereto is contemplated. As of the date of this Agreement, no Guarantor has notified Parent or Merger Sub of its intention to terminate the Equity Commitment Letter or not to provide the Equity Financing. The funding of the Financing on the terms set forth in the Financing Commitment Letters is not subject to any conditions precedent or other similar contingencies other than as expressly set forth in the Financing Commitment Letters. As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and Merger Sub and (to the Knowledge of Parent) each other party thereto, enforceable against each party thereto in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).

          (c)   There are no side letters or other written or oral agreements, Contracts, arrangements, conditions precedent, contingencies or other provisions relating to the funding or investing, as applicable, of the full amount of the Financing needed on the Closing Date to pay the Required Amount.

          (d)   Assuming (i) the Financing is funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter, as applicable, and (ii) completion of the Marketing Period and that the conditions set forth in Section 6.1 and Section 6.3 will be satisfied on the Closing Date, the net proceeds contemplated by the Equity Commitment Letter and the Debt Commitment Letter (both before and after giving effect to any "flex" provisions contained in the Debt Commitment Letter) will in the aggregate be sufficient for Parent and Merger Sub and the Surviving Corporation to pay the Required Amount.

          (e)   (i) As of the date hereof, no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of Parent or Merger Sub or (to the Knowledge of Parent) any other party, under any Financing Commitment Letter, and (ii) assuming the completion of the Marketing Period and the accuracy in all material respects of the Company's representations and warranties contained in Article III hereof, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing, whether or not such term or condition is contained in the Financing Commitment Letters, will not be satisfied or that the full amount of the Financing needed to pay the Required Amount will not be available to Parent or Merger Sub on or prior to the Closing Date for purposes of paying the Required Amount. As of the date hereof, the Parent has fully paid any and all commitment and other fees, costs and expenses that are required to be paid on or prior to the date of this Agreement pursuant to the Financing Commitment Letters or otherwise in connection with the Financing.

        Section 4.9    Solvency.     Assuming (a) satisfaction of the conditions to Parent's obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, (c) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Closing and (d) all material cost estimates, financial or other projections of the Company provided to Parent by the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, at and as of the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in, or as a result of, the Merger, and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, taken as a whole, will be Solvent.

        Section 4.10    Litigation.     As of the date of this Agreement, there is no Action pending against Parent or any of its Affiliates or any of its or their respective properties or assets that would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that would reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.11    Competitors.     Except as set forth on Section 4.11 of the Parent Disclosure Letter, none of Parent, Merger Sub or the Guarantors owns a five percent (5%) or greater equity interest, nor do any of their respective Affiliates such that such interest would be attributed to Parent, Merger Sub or the Guarantors for purposes of the HSR Act, in any Person that would reasonably be deemed to be competitive with the business and operations of the Company and its Subsidiaries.

        Section 4.12    No Other Arrangements.     As of the date of this Agreement, except for the Voting Agreement, neither Parent, Merger Sub, the Guarantors nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements, agreements or understandings (binding or non-binding) with any Company Stockholder, or any director, officer, employee or Affiliate of the Company (including, for purposes of this Section 4.12, the Specified Persons) or any of its Subsidiaries (a) relating to (i) this Agreement or the transactions contemplated by this Agreement or (ii) the Surviving Corporation or any of its Subsidiaries or its or their respective businesses or operations from and after the Effective Time (including with respect to any employment matters), or (b) pursuant to which (i) any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration payable pursuant to this Agreement in respect of such Company Stockholders' shares of Company Common Stock, (ii) any Company Stockholder has agreed to approve this Agreement or to vote against any Superior Proposal, or (iii) any Company Stockholder, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, any equity investment to Parent or Merger Sub to finance any portion of the transactions contemplated by this Agreement.

        Section 4.13    Brokers.     No Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries for which the Company or its Subsidiaries or their respective officers or directors would have any liability.

        Section 4.14    Investigation by Parent; Limitation on Warranties.     Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein, Parent agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V
COVENANTS

        Section 5.1    Operating Covenants of the Company and Certain Covenants of Parent and Merger Sub.

          (a)    Conduct of Business of the Company.    From the date hereof until the Effective Time, except (x) as expressly required or expressly contemplated by this Agreement or (y) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will use its reasonable best efforts to, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and

  (B) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and operate its business in accordance with applicable Law. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as expressly required or expressly contemplated by this Agreement, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to clauses (ii), (iii), (iv), (vi), (viii), (ix) and (xi)) or (3) as set forth in Section 5.1(a) of the Company Disclosure Letter:

              (i)    Governing Documents.    The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;

             (ii)    Issuance of Securities.    The Company shall not, and shall not permit any of its Subsidiaries to, (A) pledge, subject to any Encumbrance, dispose of, authorize for issuance, issue, deliver, sell or transfer or agree or commit to pledge, subject to any Encumbrance, dispose of, issue, deliver, sell or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than to direct or indirect wholly owned Subsidiaries of the Company or the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plans pursuant to Company Equity Awards that have been granted as of or prior to the date hereof and (x) outstanding as of the date of this Agreement or (y) granted following the date of this Agreement as set forth on Section 5.1(a)(ii) of the Company Disclosure Letter, (B) amend or modify any term or provision of any outstanding equity securities or (C) accelerate the vesting of any Company Equity Awards or options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur pursuant to the terms applicable to such Company Equity Awards or options, warrants or other rights as of the date of this Agreement (other than any acceleration in connection with the cessation of any Person's employment with the Company or any of its Subsidiaries, to the extent such acceleration is required by the underlying Company Equity Award);

            (iii)    No Dispositions.    Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or Encumbrance of, any property or assets of the Company or any of its Subsidiaries, in either case which is material to the Company and its Subsidiaries taken as a whole, except (A) in the ordinary course of business consistent with past practice, (B) on arms-length terms in an amount not to exceed $2,000,000 or (C) to the Company or a wholly owned Subsidiary of the Company;

            (iv)    No Acquisitions.    Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (A) acquire or agree to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any properties or assets constituting a business or outside the ordinary course of business with a fair market value in excess of $2,000,000 or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except, in the case of clause (B), that a Subsidiary of the Company may merge with the Company or another Subsidiary of the Company;

             (v)    Dividends; Changes in Stock.    The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) establish a record date for, declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company), (B) reclassify, combine, split or subdivide the Company Common Stock or any other capital stock or equity securities of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock (including the Company Common Stock), or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards as permitted hereunder);

            (vi)    Investments; Indebtedness.    Except as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter and except with respect to any refinancing on commercially reasonable terms of any Company Indebtedness outstanding on the date hereof (which refinancing does not increase the aggregate amount of such Company Indebtedness (except for de minimis increases) or impose any additional prepayment penalties, breakage fees or similar costs), the Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (B) incur, assume or modify any Indebtedness for borrowed money, except (x) to the extent the taking of any actions prohibited by this Section 5.1(a)(vi)(B) does not create new outstanding obligations (including contingent or future payments or commitments) in excess of $2,500,000 in the aggregate or (y) Indebtedness incurred under the Company Credit Agreement not to exceed $2,500,000 in the aggregate (which additional Indebtedness does not impose any additional prepayment penalties, breakage fees or similar costs), or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the Indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries);

           (vii)    Material Contracts.    Except as otherwise set forth in this Agreement, in Section 5.1(a)(vii) of the Company Disclosure Letter or renewals, terminations or non-renewals in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to, (A) materially amend, cancel, terminate or extend in a manner materially inconsistent with past practice (with respect to similar types of the Company's Contracts generally) any Company Material Contract, (B) waive, release or assign, in any respect, any material rights under any Company Material Contract or (C) enter into any Contract which, if entered into prior to the date hereof, would constitute a Company Material Contract and which contains terms that are materially inconsistent with the Company's past practices with respect to similar Company Material Contracts;

          (viii)    Benefits Changes.    Except as set forth on Section 5.1(a)(viii) of the Company Disclosure Letter, as required by applicable Law, as required by the terms of any Incentive Plan in effect as of the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (A) materially increase the compensation or benefits of, or make any loans to, any current or former director, officer, employee, consultant or other service provider, (B) grant, provide, or increase any bonus, severance, change of control, transaction bonus, or retention payments or benefits to any director, officer, employee, consultant or other service provider, or grant, issue, or modify any equity or equity-based awards to any current or former director, officer, employee, consultant or other service provider that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries, (C) modify, extend, establish, adopt or enter into any new collective bargaining, labor, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, transaction bonus, retention, welfare or other benefit or compensation agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider or their respective beneficiaries, (D) terminate or materially amend any existing Company Plan, except as may be required to comply with applicable Laws, (E) accelerate the payment of compensation or benefits to any current or former director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of the Company Plans, and except for any acceleration in connection with the cessation of any Person's employment with the Company or any of its Subsidiaries, to the extent that such acceleration is not inconsistent with past practice), (F) hire or terminate (other than for cause) any employee with annual base compensation in excess of $250,000 or (G) implement any employee layoffs requiring notice under the WARN Act;

            (ix)    Accounting Matters.    The Company shall not materially change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;

             (x)  Tax Matters.    Except as set forth on Section 5.1(a)(x) of the Company Disclosure Letter, as required by applicable Law or in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, settle or compromise any material Tax Liability with any Tax Authority, enter into any closing agreement with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes or other offset or reduction in liability of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, change an annual Tax accounting period or change any material method of Tax accounting, enter into any agreement creating an obligation to "gross-up" or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code;

            (xi)  Capital Expenditures.    The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property (including for the purchase thereof) other than (A) the capital expenditures set forth in Section 5.1(a)(xi) of the Company Disclosure Letter and (B) any capital expenditure not set forth in Section 5.1(a)(xi) of the Company Disclosure Letter that is made in the ordinary course of business consistent with past practice and which does not exceed $250,000 individually or $750,000 in the aggregate;

           (xii)  Lines of Business.    The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement (for the avoidance of doubt, the Company's current lines of business include providing cloud-based ecommerce fulfillment and marketing solutions for various retailers, marketplaces, consumer brands and their respective suppliers);

          (xiii)  Intellectual Property.    The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any material Company Intellectual Property, except (A) pursuant to Contracts or commitments existing as of the date hereof, including any such Contracts or commitments granting the Company and its Subsidiaries the right to use Intellectual Property of a third party, (B) non-exclusive licenses of Company Intellectual Property to customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries in the ordinary course of business and materially consistent with past practice, or (C) Permitted Encumbrances;

          (xiv)  Business Restrictions.    The Company shall not, and shall not permit any of its Subsidiaries to, agree to any exclusivity or non-competition provision in favor of a third party or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

            (xv)  Trade Unions.    The Company shall not, and shall not permit any of its Subsidiaries to, except as required by applicable Law, recognize any trade union, works council, or other labor organization as the bargaining representative of employees of the Company or any Subsidiary of the Company or enter into, modify, or terminate any agreement with any trade union, works council, or other labor organization;

          (xvi)  Litigation.    The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise, or propose to settle or compromise, any Action involving or against the Company or any of its Subsidiaries, other than settlements or compromises of such Actions (other than Stockholder Litigation, which shall be governed by Section 5.12) involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $1,500,000 individually or $2,500,000 in the aggregate; or

         (xvii)  General.    The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          (b)    Conduct of Business of Parent.    From the date hereof until the Effective Time, Parent shall not, without the prior written consent of the Company, enter into any definitive agreements to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, any business properties or assets of any Person, if the entering into of such definitive agreement or the consummation of the transaction contemplated by such definitive agreement would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, the consent of any regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including the expiration or termination under any applicable waiting periods under the HSR Act, (ii) increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or imposing conditions on any such authorization, consent, Order or approval of any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or (iii) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

        Section 5.2    No Solicitation.

          (a)    Cessation of Discussions Regarding Alternative Transactions.    The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its Affiliates and the Representatives of the Company to, immediately cease and cause to be terminated, any and all existing activities, discussions, information sharing, solicitations, encouragement or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal or Inquiry and promptly (but in any event within forty-eight (48) hours after the execution of this Agreement) shall request that all non-public information previously provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives to any such Person be returned or destroyed in accordance with any applicable confidentiality agreement between the Company and such Person. The Company shall not, and shall direct and cause its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, and shall not authorize or permit any of the foregoing to, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, (ii) enter into, engage, continue or otherwise participate in any discussions or negotiations regarding, or grant access to or furnish to any Person any non-public information or data with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal, (iii) approve, endorse, recommend, execute or enter into any agreement, arrangement, understanding, Contract, commitment or agreement in principle, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, with respect to an Alternative Transaction Proposal or enter into any agreement, Contract or commitment that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iv) resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company may communicate with any Person that makes an Alternative Transaction Proposal solely and exclusively to direct such Person to the restrictions imposed by this Section 5.2 provided that the Company shall simultaneously provide Parent with a copy of any such communications.

          (b)    Unsolicited Alternative Transaction Proposals.    Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, an unsolicited bona fide written Alternative Transaction Proposal (which Alternative Transaction Proposal did not, directly or indirectly, result from or arise out of a material breach of this Section 5.2) that (x) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisor) to be, or to be reasonably likely to lead to, a Superior Proposal, and (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to violate the directors' fiduciary duties under applicable Law, the Company and its Representatives may then take the following actions:

              (i)  furnish any nonpublic information with respect to the Company and its Subsidiaries to, the Person or group (and their respective Representatives) making such Alternative Transaction Proposal and afford access to the business, properties, assets, books and records of the Company or any of its Subsidiaries; provided, that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive and at least as favorable to the Company as the terms contained in the Confidentiality Agreement (other than de minimis differences) and which shall not prohibit or conflict with any obligation herein (an "Acceptable Confidentiality Agreement"); provided further, that the Company (A) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any nonpublic information to any Person or group who has made, or which would reasonably be expected to make, an Alternative Transaction Proposal or Inquiry except pursuant to an Acceptable Confidentiality Agreement; and (B) the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives to not, provide any commercially sensitive nonpublic information to any competitor in connection with the actions permitted by this Section 5.2(b), except in a manner consistent with the Company's past practices in dealing with the disclosure of such information in the context of considering Alternative Transaction Proposals prior to the date of this Agreement (which information shall simultaneously be provided to Parent and its Representatives to the extent such information has not previously been made available to Parent or its Representatives); and

             (ii)  engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

          (c)    Notification.    In addition to the obligations of the Company set forth in Section 5.2(a), Section 5.2(b), Section 5.2(d) and Section 5.2(e) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) following receipt of any Alternative Transaction Proposal or any proposal, offer or credible inquiry with respect to, or which could reasonably likely lead to, any Alternative Transaction Proposal or any requests for nonpublic information from, or any discussions or negotiations being sought to be initiated or continued with, the Company, any of its Subsidiaries, Affiliates or any of their respective directors, officers, employees or Representatives (any of the foregoing, an "Inquiry"), the Company shall provide Parent with written notice of such Alternative Transaction Proposal or Inquiry, which notice shall include a written summary of the material terms and conditions thereof and copies of any proposed material written agreements or material correspondence exchanged between the Person (or its Representatives) making an Alternative Transaction Proposal or Inquiry and the Company (or its Representatives). In addition, the Company shall provide Parent as promptly as practicable (and in any event within twenty-four (24) hours) with (A) all information, material developments, discussions or negotiations, in each case, as reasonably necessary to keep Parent reasonably currently informed of all written or material oral communications regarding, and the status of, and any material developments regarding, any such Alternative Transaction Proposal or Inquiry and (B) all material nonpublic information concerning the Company or its Subsidiaries provided to the Person making such Alternative Transaction Proposal or Inquiry which was not previously provided to Parent or its Representatives.

          (d)    Changes of Recommendation.    Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw or qualify (or amend or modify in any manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement (the "Company Recommendation"), (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Transaction Proposal, (C) following a publicly announced tender or exchange offer for any Company Common Stock, fail to recommend against acceptance of any tender offer or exchange offer for the shares of the Company Common Stock within ten (10) Business Days after commencement of such offer or, if earlier, within five (5) Business Days prior to the Company Stockholders' Meeting (which reaffirmation is not subsequently withdrawn or modified), (D) fail to include the Company Recommendation in the Proxy Statement, (E) fail to publicly reaffirm the

  Company Recommendation within five (5) Business Days after receipt of a written request by Parent to provide such affirmation if an Alternative Transaction Proposal or Inquiry (or any modification thereto) shall have become publicly known or upon any one other request by Parent, or (F) resolve or publicly propose to take any action described in the foregoing clauses (A) through (E) (any action described in the foregoing clauses (A) through (F) being referred to as a "Company Adverse Recommendation Change"); or (ii) except as provided herein, approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (x) constituting, or providing for, any Alternative Transaction Proposal or (y) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (e)    Superior Proposals; Intervening Events; Termination.    Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval, (A) solely in response to either (x) an Intervening Event or (y) a Superior Proposal received after the date hereof, the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Law, and (B) solely in the case of a Superior Proposal, the Board of Directors of the Company may terminate this Agreement pursuant to Section 7.1(c)(i) and substantially concurrently enter into a definitive agreement with respect to such Superior Proposal (a "Company Acquisition Agreement"), if, in the case of either clause (A) or (B):

              (i)  in the case of a Superior Proposal, such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal, and such Superior Proposal did not, directly or indirectly, result from or arise out of a breach of this Section 5.2);

             (ii)  the Company Stockholder Approval has not been obtained;

            (iii)  the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event or Superior Proposal, as applicable, the failure to make a Company Adverse Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Superior Proposal, would reasonably be likely to violate its fiduciary duties under applicable Law;

            (iv)  the Company shall have (1) provided Parent four (4) Business Days' prior written notice (such period of time, the "Company Notice Period"), which notice shall state (x) that the Company has received a Superior Proposal or there has been an Intervening Event, (y) (I) in the case of a Superior Proposal, the material terms of such Superior Proposal (including the identity of the party making such Superior Proposal), and which notice shall include a copy of all relevant transaction documents with respect thereto (including an acquisition agreement with respect to such Superior Proposal) or (II) in the case of an Intervening Event, the facts underlying the determination by the Company Board that an Intervening Event has occurred, in reasonable detail, and (z) that in response to such Superior Proposal or Intervening Event the Company intends to make a Company Adverse Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Superior Proposal, and, in either case, specifying, in reasonable detail, the reasons therefor (a "Company Notice"), (2) to the extent requested by Parent, engaged in good faith negotiations with Parent during the Company Notice Period to amend this Agreement and the other transaction documents contemplated herein as would enable the Board of Directors to maintain the Company Recommendation and not make a Company Adverse Recommendation Change or terminate this Agreement, (3) considered in good faith any bona fide offer made by Parent to the Company during the Company Notice Period, and (4) following the expiration of the Company Notice Period and any negotiations with, or consideration of any bona fide offers (including any amendments, modifications or changes to this Agreement and the other transaction documents contemplated herein) made by, Parent during the Company Notice Period, the Board of Directors of the Company again makes the determination set forth in Section 5.2(e)(iii), it being understood and agreed that any amendment to the financial terms or any other material term of the Superior Proposal, or any material changes in or developments regarding the facts and circumstances relating to the Intervening Event, shall require the Company to deliver a new Company Notice and again comply with the requirements set forth in this Section 5.2(e) (except that any subsequent Company Notice Period shall be two (2) Business Days); and

             (v)  none of the Company, the Board of Directors or any committee thereof shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

          (f)    Tender Offer Rules.    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) with respect to an Alternative Transaction Proposal or (ii) making any "stop, look and listen" communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act; provided however, that, for the avoidance of doubt, the Company and its Board of Directors may not effect a Company Adverse Recommendation Change except to the extent permitted by Section 5.2(e).

          (g)    Standstill Agreements.    The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, standstill or similar agreement (or any standstill or confidentiality provision of any other Contract or agreement) to which any of the Company or any Subsidiary of the Company is a party or any "moratorium," "control share acquisition," "fair price," "interested stockholder," "affiliate transaction," "business combination," or other antitakeover applicable Law, and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by applicable Law each such agreement.

        Section 5.3    SEC Documents; Stockholders' Meeting.

          (a)    Proxy Statement.

              (i)  As promptly as practicable following the date hereof, and in any event within twenty (20) Business Days following the date of this Agreement, the Company shall prepare, and the Company shall file with the SEC, a preliminary form of the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub or any of their respective Affiliates as may be reasonably necessary in connection with the preparation and filing of the Proxy Statement and any other filings required to be made with the SEC in connection with the transactions contemplated hereby. Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. The Company shall promptly resolve and respond to any comments in respect thereof received by the SEC, and Parent shall cooperate with the

    Company to the extent necessary to respond to and resolve such comments. The Company will cause the Proxy Statement to be mailed to Company Stockholders as soon as practicable (but in any event within fifteen (15) Business Days) following (i) the completion of any review or clearance (including deemed clearance) by the SEC or (ii) the expiration of the ten (10) day period after the filing of the preliminary Proxy Statement in the event the SEC does not affirmatively notify the Company during such period that it will or will not be reviewing the Proxy Statement (the first to occur, the "SEC Clearance Date" as the same may be amended in the event that any additional review or clearance by the SEC is required following the occurrence of an SEC Clearance Date). Notwithstanding the foregoing, in the event (1) the Company has not mailed, and was not reasonably able to mail, the Proxy Statement by July 27, 2018 and (2) the Marketing Period has not commenced by July 30, 2018, the Company will not be required to mail the Proxy Statement sooner than August 29, 2018 unless, on or after July 30, 2018 and prior to August 29, 2018, Parent provides notice to the Company that it has determined in its sole discretion to eliminate in its entirety, to terminate early or to reduce the total number of consecutive Business Days required for the completion of the Marketing Period such that the Marketing Period could be completed no less than three (3) Business Days prior to the date the Company Stockholders' Meeting will be held if the Proxy Statement is mailed within ten (10) business days thereafter (the Marketing Period, modified for such reduced number of Business Days, the "Reduced Marketing Period") (such condition, a "Mailing Acceleration Event"). Upon the occurrence of a Mailing Acceleration Event, the Company will cause the Proxy Statement to be mailed to the Company Stockholders as soon as practicable, but in any event no later than the later of ten (10) Business Days following (x) the Mailing Acceleration Event or (y) the SEC Clearance Date.

             (ii)  All filings by the Company with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and reasonable comment by Parent (which comments shall be considered by the Company in good faith) and the Company shall provide Parent with a reasonable opportunity and time period to review and comment on all such filings.

            (iii)  The Company shall (A) as promptly as practicable notify Parent of (1) the receipt of any comments or requests from the SEC, its staff or any other government officials and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or any filings by the Company with the SEC in connection with the transactions contemplated hereby and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or any filings by the Company with the SEC in connection with the transactions contemplated hereby or for additional information with respect thereto and (B) supply Parent with copies of all correspondence and communications between it or any of its Representatives, on the one hand, and the SEC, its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Merger.

            (iv)  The Company shall ensure that (i) none of the information supplied, included or incorporated by reference in the Proxy Statement (other than information supplied by or on behalf of Parent) will, at the time the Proxy Statement is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the "Company Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading and (ii) the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Parent shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

             (v)  If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

          (b)    Company Stockholders' Meeting.

              (i)  The Company shall duly give notice of, convene and hold the Company Stockholders' Meeting (with the record date and meeting date set in reasonable consultation with Parent) as promptly as practicable following the mailing of the Proxy Statement (but in any event within thirty (30) days after the mailing of the Proxy Statement) to the Company Stockholders for the purpose of seeking the Company Stockholder Approval (or following the adjournment of the Company Stockholders' Meeting under certain circumstances) and, unless the Board of Directors has enacted a Company Adverse Recommendation Change in response to an Intervening Event or Superior Proposal in accordance with (and after satisfying all requirements and obligations set forth in) Section 5.2(e), shall (A) recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may only adjourn or postpone the Company Stockholders' Meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement (y), if, as of the time for which the Company Stockholders' Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) as otherwise necessary to comply with applicable Law; provided, that in the case of any of clause (x), (y), or (z), the Company Stockholders' Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company's obligation to hold the Company Stockholders' Meeting in accordance with this Section 5.3(b)). For the avoidance of doubt, unless this Agreement is earlier terminated pursuant to Article VII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders' Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Board of Directors at any time subsequent to the date hereof shall have effected a Company Adverse Recommendation Change. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the transactions contemplated hereby (including the Merger) shall be the only matter (other than adjournment and similar procedural matters) which the Company shall propose to be acted on by the Company's stockholders at the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Charter and the Company Bylaws. Beginning on the day that is ten (10) Business Days prior to the date of the Company Stockholders' Meeting and until the Company Stockholders' Meeting is held, the Company shall, upon the reasonable request of Parent, advise Parent as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval and the votes to be made thereunder. Without limiting the generality of the foregoing, the Company's obligations pursuant to this Section 5.3(b)(i) (which, for the avoidance of doubt, are subject to Section 5.2(e)) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 7.1(c)(i).

             (ii)  Except to the extent expressly permitted by Section 5.2(e), (A) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders' Meeting and (B) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders' Meeting.

        Section 5.4    Access to Information; Confidentiality.

          (a)    Access to Information.    Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and each of its and its Subsidiaries' officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent in accordance with this Section 5.4, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of the Company and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, the Company shall not be obligated to disclose any information that, in its good faith determination, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection; provided that, the Company shall provide Parent with a reasonable description of such information and shall use its reasonable best efforts to disclose such information, or a portion thereof, without contravening such applicable Law or Order or losing or waiving any attorney-client privilege or trade secret protection. The Company shall be entitled to have Representatives present at all times during any such inspection, and all inspections granted pursuant to this Section 5.4 shall be subject to the Company's reasonable security measures and insurance requirements. No investigation pursuant to this Section 5.4 or information provided, made available or delivered pursuant to this Section 5.4 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

          (b)    Limitations.    The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 or Section 5.5 as "outside counsel only". Such material and the information contained therein shall be given only to the outside legal counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.

          (c)    Conduct of Business.    Nothing contained in this Section 5.4 or elsewhere in this Agreement shall give Parent or any of its Affiliates, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' business or operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, maintain and exercise complete control and supervision over the operations of the Company and its Subsidiaries.

          (d)    Confidentiality.    All information and materials provided by the Company to Parent pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

        Section 5.5    Reasonable Best Efforts.

          (a)    Governmental and Third Party Approvals.    Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters), (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party, (iii) subject to Section 5.12, the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all legal, regulatory, or similar governmental filings made by such party with any third party in connection with this Agreement and the transactions contemplated by this Agreement.

          (b)    Notification.    Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In furtherance thereof, each party shall use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting with any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

          (c)    Certain Actions.    In furtherance of the covenants set forth in Section 5.5(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or Competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable.

        Section 5.6    State Takeover Statutes.     In connection with and without limiting the foregoing, the Company and Parent shall (a) take all action necessary to ensure that no "fair price," "business combination," "control share acquisition" or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any "fair price," "business combination," "control share acquisition" or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

        Section 5.7    Indemnification and Insurance.

          (a)   For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation's certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter and Company Bylaws, each as in effect on the date hereof. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any present and former directors and officers of the Company and its Subsidiaries (each, an "Indemnified Person") in effect as of the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would materially adversely affect any indemnification right of any Indemnified Person thereunder.

          (b)   Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, "D&O Insurance"), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the

  Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Surviving Corporation for any reason fails to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies, or the Surviving Corporation shall purchase from the Company's current insurance carrier or from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company's existing policies; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company's existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

          (c)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7. The obligations of Parent, the Surviving Corporation or any successors or assigns under this Section 5.7 shall continue in full force and effect for a period of six years from the Effective Time (or if later the expiration of all statutes of limitations applicable to any such claim); provided, that if any claim (whether arising before, at or after the Effective Time) is brought against an Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect solely with respect to such Indemnified Person until the full and final resolution of such claim.

        Section 5.8    Public Announcements.     The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine (x) is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement and (y) that making further attempts for consultation would reasonably be likely to result in a violation of such Law, court process or obligation; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2. In addition, except (i) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.3, (ii) to the extent necessary to comply with the Company's periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.8 or (iv) as expressly permitted by Section 5.2, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.8 have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of, and are reasonably consistent in tone and tenor with, the disclosure included in the press release or public statement with respect to which the other party had been consulted.

        Section 5.9    Certain Tax Matters.     Prior to the Effective Time, the Company shall (i) deliver to Parent and Merger Sub a certificate, in form and substance reasonably satisfactory to Parent and Merger Sub and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in the Company are not United States real property interests and (ii) provide a corresponding notice to the IRS, in form and substance reasonably satisfactory to Parent and Merger Sub and that complies with the requirements set forth in Treasury Regulations Section 1.897-2(h)(2), to the effect that interests in the Company are not United States real property interests, with a copy of such executed and filed notice provided to Parent and Merger Sub.

        Section 5.10    Employee Benefits.

          (a)   For a period of one (1) year following the Closing Date (or, if shorter, the period of employment of the relevant Company Employee), the employees of the Company and its Subsidiaries as of immediately prior to the Closing who remain employed by the Surviving Corporation or any of its Subsidiaries immediately following the Closing (the "Company Employees") shall receive (i) annual base salary or wages (which, for the avoidance of doubt, excludes incentive compensation whether payable in cash or equity), as applicable, that are substantially similar in the aggregate to the annual base salary or wages in effect for each such employee immediately prior to the Closing Date, and (ii) employee benefits and other cash compensation (other than any equity or equity-based, defined benefit pension, and nonqualified deferred compensation benefits) that, in the aggregate, are substantially similar to the employee benefits and other cash compensation (other than any equity or equity-based, defined benefit pension, and nonqualified deferred compensation benefits) provided by or on behalf of the Company to the Company Employees immediately prior to the Closing Date; provided, that, except as provided in Section 5.10(c), nothing contained in this Section 5.10 shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) to continue or adopt any specific plans or to continue the employment of any specific Person.

          (b)   Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is substantially similar in the aggregate to the severance pay practice in effect and applicable to such Company Employee immediately prior to the Closing Date.

          (c)   With respect to any annual incentive bonuses that may be payable to Company Employees under the Company's annual bonus plan in respect of the year in which the Closing Date occurs, Parent or one of its Affiliates shall adopt and maintain such bonus plan and pay such bonuses in the ordinary course, subject to the performance and service requirements and other terms and conditions of the annual incentive plan as established by the Company prior to the Closing.

          (d)   Parent shall recognize the service of Company Employees with the Company or its Subsidiaries (or their respective Affiliates) prior to the Closing Date as service with Parent or its

  Affiliates in connection with any employee benefit plans, programs, Contracts and arrangements (including 401(k) plans, vacation, sick leave and holiday policies) maintained by Parent and its Affiliates which is made available following the Closing Date by Parent and its Affiliates for purposes of any waiting period, vesting and eligibility (but, for the avoidance of doubt, excluding benefit accruals under any defined benefit plan) to the extent such service was credited for the same purpose under the corresponding Company Plan prior to Closing; provided, however, that no such service shall be credited to the extent that doing so would result in the duplication of benefits.

          (e)   Parent shall cause the Surviving Corporation to use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to Closing, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.

          (f)    Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any Company Plan or any other benefit or compensation plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date. In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. The parties acknowledge and agree that all provisions contained in this Section 5.10 with respect to the Company Employees are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Surviving Corporation or any of their respective Affiliates.

        Section 5.11    Notification of Certain Matters.

          (a)   The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the applicable conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the applicable conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11(a) shall not (x) limit or otherwise affect any remedies available to Parent or the Company or (y) cure any breach of the representations, warranties, covenants, obligations or conditions contained in this Agreement, as the case may be.

          (b)   The Company shall give prompt notice to Parent of any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract. In addition, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other material communication received by such party from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice by the Company to Parent, or Parent to the Company, as applicable, pursuant to this Section 5.11(b) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company, respectively.

        Section 5.12    Stockholder Litigation.     The Company shall promptly (and in any event, within two (2) Business Days) advise Parent of any Action commenced or, to the Knowledge of the Company, has been threatened to be commenced after the date hereof against the Company or any of its directors by any Company Stockholder (whether on its or their own behalf or on behalf of the Company) relating to or arising out of this Agreement or any of the transactions contemplated hereby, including the Merger (any such Action, "Stockholder Litigation"), and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to review and comment on all filings and responses to be made by the Company in connection with (which such comments the Company will in good faith take into account), and to participate and consult with the Company regarding the defense or settlement of, any Stockholder Litigation and shall consider Parent's views with respect to any Stockholder Litigation. The Company shall not settle, compromise or enter into any arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any Stockholder Litigation without the prior written consent of Parent; provided, that the prior written consent of Parent shall not be required for any such settlement, compromise, arrangement, order or judgment that does not (x) require any monetary payment to be made directly or indirectly by the Company, other than the payment of de minimis amounts (for the avoidance of doubt, any payments by the Company's Director and Officer liability insurance carriers shall not be considered a monetary payment to be made directly or indirectly by the Company), (y) include an admission of liability or wrongdoing on the part of the Company or any of its directors or (z) directly or indirectly impose any other obligations on the Company or any of its Subsidiaries other than customary administerial requirements. For the avoidance of doubt, nothing contained herein shall be deemed to be a limitation on the right of the Company to honor obligations of indemnification to the Company's directors in accordance with the terms thereof. Prior to the Effective Time, Parent shall not enter into any settlement agreement, or permit entry of any order or judgment, in respect of any Stockholder Litigation without the prior written consent of the Company, which consent may not be unreasonably withheld, conditioned or delayed.

        Section 5.13    Section 16 Matters.     Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.14    Debt Financing.

          (a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing on the conditions (including to the full exercise of any "flex" terms) no less favorable to Parent and Merger Sub than the conditions described in the Financing Commitment Letters, including, but not limited to, using reasonable best efforts to (i) maintain in effect the Financing Commitment Letters, (ii) satisfy on a timely basis all conditions that are in the control of Parent and its Subsidiaries in the Financing Commitment Letters (taking into account the expected timing of the Marketing Period) or obtain a waiver of such conditions, (but in each case excluding any conditions where the failure to be so satisfied is a result of the Company's failure to furnish information required under this Agreement or the Company's material breach of any of its other obligations under this Agreement) and comply in all material respects with its obligations thereunder and (iii) diligently and in good faith enforce its rights under the Financing Commitment Letters.

          (b)   In the event that all conditions to the Financing have been satisfied, the Marketing Period has expired and all of the conditions to Closing hereunder have been satisfied, Parent shall use its reasonable best efforts to cause the Financing to be funded on the Closing Date.

          (c)   Parent shall not have the right to amend, replace, supplement or otherwise modify, or consent to or waive any provision or any of its rights under, the Financing Commitment Letters if such amendment, replacement, supplement, modification, consent or waiver would (i) reduce the aggregate amount of the Financing from that contemplated in the Financing Commitment Letters to an amount less than the Required Amount, (ii) impose new or additional conditions or otherwise expand upon the conditions precedent to the Financing as set forth in the Financing Commitment Letters or modify the terms of the Financing (other than as permitted herein), in each case in a manner that would reasonably be expected to (x) prevent or materially impede or materially delay the timely funding of the Required Amount on the Closing Date or (y) materially and adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitment Letters when required pursuant to this Agreement (the new or additional conditions precedent described in this clause (ii) referred to as "Prohibited Conditions"). Parent shall promptly deliver to the Company a true and complete copy of any such amendment or modification. References to "Financing" shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, modified, supplemented or replaced by this Section 5.14 or any replacement or alternative financing, references to "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 5.14 or any replacement or alternative debt financing and references to "Debt Commitment Letter" shall include such documents as permitted to be amended, modified or replaced by this Section 5.14 or any replacement debt commitment letter. In no event shall the Parent or Merger Sub have any liability for breach of its covenants or agreements in this Section 5.14 if the Closing occurs.

          (d)   Parent shall give the Company prompt written notice (but in any event not later than forty-eight (48) hours after the occurrence or discovery thereof) (i) of any breach, default, termination or repudiation by any party to the Financing Commitment Letters of which Parent becomes aware, (ii) of the receipt by Parent of any notice or other communication from any Financing Source with respect to any actual or potential breach, default, termination or repudiation by such party to the Financing Commitment Letters, of any provisions thereto and (iii) of the occurrence of any event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain the timely funding of the Required Amount on the Closing Date. As soon as reasonably practicable, but in any event within three (3) Business Days of the date the Company delivers Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) or (ii) of the immediately preceding sentence.

          (e)   If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Letter Parent shall (i) use its reasonable best efforts to arrange and obtain as promptly as reasonably practicable following the occurrence of such event alternative financing (the "Alternative Financing") from alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which such Alternative Financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions, provided that Parent shall not be required to (x) seek equity financing from any source other than those counterparty to the Equity Commitment Letter, (y) pay any fees in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof or (z) agree to conditionality or economic terms that are less favorable in the aggregate (including any market flex provisions set forth in the fee letter) than those contemplated by the Debt Commitment Letter as in effect on the date hereof and (ii) promptly thereafter, deliver to the Company a true and complete fully executed new financing commitment letter (together with the related fee letter, subject to redaction consistent with Section 4.8(a)) with respect to such Alternative Financing.

          (f)    Parent acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing (including the Financing or any Alternative Financing) for, or related to, the Merger or any of the transactions contemplated by this Agreement.

        Section 5.15    Financing Cooperation.

          (a)   Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries and Representatives to use their respective reasonable best efforts to provide, to Parent (at Parent's sole expense) and its Financing Sources all cooperation as may be reasonably requested by Parent, Merger Sub, its Representative or Financing Sources to assist them in arranging and obtaining the Debt Financing to be obtained by Parent or Merger Sub in connection with the Merger no later than the Closing Date, which reasonable best efforts shall include:

              (i)  participation by senior management and advisors of the Company and its Subsidiaries in a reasonable number of meetings (including customary one-on-one sessions), presentations (including rating agency presentations), road shows, and due diligence sessions with prospective financing sources and rating agencies, in connection with the Debt Financing, including direct contact between senior management (with appropriate seniority and expertise) and Representatives (including accountants) of the Company, on the one hand, and the potential lenders and investors for the Debt Financing, on the other hand, in each case upon reasonable prior notice and at times and locations to be mutually agreed;

             (ii)  assistance with the preparation of and providing information regarding the Company and its Subsidiaries reasonably requested by Parent for rating agency presentations, materials for bank information memoranda, marketing materials and similar documents in connection with the Debt Financing, in each case, reasonably necessary and customarily delivered in connection with debt financings of the type being arranged, including assistance to Parent in connection with Parent's preparation of pro forma and projected financial information; provided, that the Company shall not be responsible for the preparation of such pro forma and/or projected financial information, which shall be prepared solely by Parent and the Company shall have no liability with respect to such information prepared by Parent;

            (iii)  furnishing Parent reasonably promptly with (x) the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, which shall be accompanied by an unqualified audit opinion of KPMG LLP and pro forma financial information and financial statements of the Company, including those described in paragraphs 4 and 5 of Exhibit D of the Commitment Letter (including post-Closing pro forma adjustments, including those relating to purchase accounting for the transactions contemplated by this Agreement; provided, that the Company shall not be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company), (y) all other information relating to the Company and its Subsidiaries that is necessary to permit the Parent and Merger Sub to prepare the Confidential Information Memorandum (as defined in the Debt Commitment Letter as in effect as of the date of this Agreement) and (z) Representation and Authorization Letters (the materials set forth in this clause (iii), the "Required Financial Information");

            (iv)  otherwise providing Financing Assistance;

             (v)  assistance with the negotiation, execution and delivery of definitive financing documents, including credit agreements, guarantee and collateral documents, customary closing certificates (including a customary solvency certificate executed by the Chief Financial Officer of the Company in the form attached to the Debt Commitment Letter), perfection certificates and any schedules thereto as may be required by the Financing Sources and other customary documents as may be reasonably requested by Parent; provided, that such documents (other than the Representation and Authorization Letters) be effective only upon Closing and that the Company shall have no liability with respect to such documents prior to the Closing;

            (vi)  requesting that the administrative agent under the Company Credit Agreement deliver to Parent, prior to the Closing Date, a customary payoff letter in respect of the Company Credit Agreement, which payoff letter shall authorize the release of all Encumbrances securing such indebtedness upon the repayment of outstanding obligations under the Company Credit Agreement; and

           (vii)  taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing; provided that none of the boards of directors (or equivalent bodies) of the Company or its Subsidiaries shall be required to enter into any resolutions or take similar action approving the Debt Financing until the Closing has occurred.

          (b)   Nothing in this Section 5.15 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Effective Time other than the Representation and Authorization Letters; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the

  Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.15 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any document or take any action that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Board of Directors of the Company to approve any financing or Contracts related thereto that are effective prior to the Effective Time.

          (c)   Parent shall promptly, upon request by the Company (and in any event within ten (10) Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Affiliates or Representatives (including reasonable attorneys' fees and accountants' fees) in connection with its cooperation contemplated by this Section 5.15.

          (d)   All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertaking reasonably satisfactory to the Company.

          (e)   Parent shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers and employees from and against any and all liabilities, losses, damages, claims, fees, costs, expenses (including attorneys' fees), interest, awards, judgments, fines, inquiries, penalties suffered or incurred and amounts paid in settlement (collectively, "Losses") suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Parent in connection with financing the transactions contemplated hereby and any information utilized in connection therewith except with respect to information in respect of the Company and its Subsidiaries supplied by the Company and its Representatives specifically for inclusion or incorporation by reference therein, or to the extent such Losses are caused by the gross negligence or willful misconduct of the Company or any of its Affiliates. This Section 5.15(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Company and its Affiliates and their respective heirs, executors, estates and personal representatives) who are each third party beneficiaries of this Section 5.15(e).

          (f)    The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange any Debt Financing.

        Section 5.16    Stock-Exchange De-Listing.     Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving

Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        Section 5.17    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 5.18    280G Matters.     To the extent any "disqualified individual" for purposes of Section 280G of the Code would receive "excess parachute payments" in connection with the Merger, the Company and its Subsidiaries agree to, in cooperation with Parent, use reasonable efforts to reduce or eliminate such excess parachute payments (to the extent permissible), including but not limited to valuing noncompetition agreements and performing a reasonable compensation analysis; provided, that the Company shall not be required to reduce the compensation of any employee of the Company without such employee's prior written consent.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

          (a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    Antitrust Waiting Periods.    Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    No Injunctions or Restraints.    No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the Merger.

        Section 6.2    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization; Standing and Power), Section 4.2 (Capitalization) and Section 4.3 (Authorization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

             (ii)  The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

        Section 6.3    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of the Company contained in Section 3.1 (Organization; Standing and Power), Section 3.4 (Authorization), clause (a) of Section 3.8 (Absence of Certain Changes), Section 3.17 (Anti-takeover Statutes) and Section 3.19 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

             (ii)  The representations and warranties of the Company contained in Section 3.2(b), Section 3.2(c) and Section 3.2(e) (Capitalization of the Company) and Section 3.3 (Subsidiaries) shall, as of the date of this Agreement and as of the Closing Date, be true and correct in all respects as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and except in each case for any inaccuracies that are de minimis in the aggregate.

            (iii)  The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except (x) to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date and (y) solely with respect to Section 3.15(c), such exceptions as expressly set forth in Section 3.15(c) of the Company Disclosure Letter), and, in the case of this clause (iii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this clause (iii) to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

          (d)    Company Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

          (e)    Payoff Indebtedness.    At least three (3) Business Days prior to the Closing Date, the Company shall have provided Parent with payoff letters in respect of all Payoff Indebtedness, in form and substance reasonably satisfactory to Parent and which authorize the release of all Encumbrances securing such Payoff Indebtedness upon the repayment of such Payoff Indebtedness.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.     This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or adoption of this Agreement by the sole stockholder of Merger Sub:

          (a)   by mutual written consent of Parent, Merger Sub and the Company;

          (b)   by either Parent or the Company, if:

              (i)  the Merger shall not have been consummated by on or before September 5, 2018 (the "Outside Date"); provided, that the Outside Date may be extended for a period of seventy-five (75) days (such seventy-five (75) day period, the "Outside Date Extension Period") by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(a) or Section 6.1(b) failing to have been satisfied so long as (A) the extending party has represented to the other party that it reasonably believes that the relevant condition will be satisfied during such extension period and (B) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction as of the original Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to the party seeking to terminate this Agreement if such party's breach of this Agreement has been the proximate cause of the failure of the conditions set forth in Article VI to be satisfied;

             (ii)  any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable; or

            (iii)  the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting, or at any adjournment or postponement thereof, at which a final vote thereon was taken; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the party seeking to terminate this Agreement if such party is then in material breach of its obligations under this Agreement;

          (c)   by the Company,

              (i)  at any time prior to the receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive Company Acquisition Agreement with respect to a Superior Proposal substantially concurrently with such termination after complying with the requirements of Section 5.2(e); provided that, the right of the Company to terminate this Agreement pursuant to this Section 7.1(c)(i) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 7.3, and any purported termination pursuant to this Section 7.1(c)(i) shall be void and of no force and effect if the Company shall not have paid the Company Termination Fee in accordance therewith; or

             (ii)  provided that, at the time of such termination, the Company is not then in material breach of any representation, warranty, covenant or agreement in, or of its obligations under, this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within forty-five (45) days after written notice thereof shall have been delivered to Parent; or

            (iii)  upon written notice to Parent, if (A) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied or waived, (B) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Merger, and (C) Parent and Merger Sub fail to consummate the Merger following the later of (x) three (3) Business Days after the delivery by the Company to Parent of notice pursuant to this Section 7.1(c)(iii), and (y) at the time the Closing should have occurred pursuant to Section 2.4, the Company stood ready, willing and able to effect the Closing through the end of such three (3) Business Day period;

          (d)   by Parent,

              (i)  provided that, at the time of such termination, neither Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or agreement in, or of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured within forty-five (45) days after written notice thereof shall have been delivered to the Company; or

             (ii)  upon written notice to the Company, prior to the receipt of the Company Stockholder Approval, if (A) the Board of Directors of the Company or a committee thereof shall have effected a Company Adverse Recommendation Change, whether or not permitted hereby, or (B) the Company shall have willfully and materially breached its obligations under Section 5.2.

        Section 7.2    Effect of Termination.     In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and of no effect and the obligations of the parties under this Agreement shall terminate, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided, that the obligations set forth in Section 5.4(d) (Confidentiality), this Section 7.2 and Section 7.3 (Payments; Remedies), as well as Article VIII (General), shall survive any termination of this Agreement. Notwithstanding the foregoing, and subject to Section 7.3, the Company shall not be relieved or released from any liabilities or damages arising out of its knowing or intentional breach of any representations or warranties in this Agreement or any material breaches of any covenants or agreements in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Guaranty, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 7.3    Payments; Remedies.

          (a)    Company Termination Fee.

              (i)  In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), then the Company shall pay Parent substantially concurrently with such termination pursuant to Section 7.1(c)(i) a one-time fee equal to Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) (the "Company Termination Fee").

             (ii)  In the event that (A) prior to the Company Stockholders' Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken, Parent terminates this Agreement pursuant to Section 7.1(d)(ii)(A), or (B) Parent terminates this Agreement pursuant to Section 7.1(d)(ii)(B) then the Company shall pay Parent within two (2) Business Days of the date of such termination a one-time fee equal to the Company Termination Fee.

            (iii)  In the event that (A) this Agreement is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i)(B), (B) at any time prior to the termination of this Agreement (or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the Company Stockholders' Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken), an Alternative Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, senior management or the Board of Directors of the Company, and (C) within twelve (12) months after the date of such termination, the Company enters into any definitive agreement in respect of an Alternative Transaction Proposal for which the transaction contemplated thereby is subsequently consummated (regardless if consummated after such twelve (12) month period), or the Company otherwise consummates any other such transaction, then the Company shall pay Parent, within two (2) Business Days of the date such transaction is consummated, a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (ii), each reference to "20%" in the definition of Alternative Transaction Proposal shall be deemed to be references to "50%").

            (iv)  The Company Termination Fee or Parent Expenses, if any and as applicable, shall be paid by wire transfer of immediately available funds on the applicable date specified above to an account designated by Parent. Parent shall have the right to assign the right to receive the Company Termination Fee or Parent Expenses to one or more Affiliates of Parent in its sole discretion; provided, that, for the avoidance of doubt, any such assignment shall not in any manner whatsoever affect the parties' agreements set forth in this Section 7.3.

          (b)    Parent Termination Fee.    In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then Parent shall pay the Company a one-time fee equal to Sixty-Three Million Dollars ($63,000,000) (the "Parent Termination Fee") by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after any such termination; provided that on and following the date that is ninety (90) days after a termination of this Agreement pursuant to this Article VII (the "Cutoff Date"), neither the Company nor any other Person shall have any right to seek or obtain the Parent Termination Fee unless prior to the Cutoff Date the Company shall have provided written notice to Parent that the Parent Termination Fee is due and owing.

          (c)    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 7.1(d)(ii)(A) following the Company Stockholders' Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Company Stockholder Approval was taken, then the Company shall, following receipt of an invoice therefor, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to five million Dollars ($5,000,000) of Parent's reasonable and documented out-of-pocket costs and expenses (including reasonable attorney's fees and disbursements) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the "Parent Expenses").

        (d)   The Company and Parent each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if a party fails promptly to pay to the other party any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, such other party commences a suit that results in a judgment against the failing party for the amounts set forth in this Section 7.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

        (e)   Subject to Parent's right to seek specific performance set forth in Section 8.12 and right to seek damages pursuant to Section 7.2, (1) Parent's right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) and the Parent Expenses pursuant to Section 7.3(c) shall be Parent and Merger Sub's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a "Company Recourse Related Party") for any damages suffered as a result of or arising out of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise, and (2) upon payment of the Company Termination Fee, pursuant to the terms hereof, none of Parent, Merger Sub or the Parent Recourse Related Parties shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (and in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

        (f)    Subject to the Company's right to seek specific performance set forth in Section 8.12, (1) the Company's right to receive payment of the Parent Termination Fee pursuant to Section 7.3(b) and the terms of the Guaranty shall be the Company's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent, Merger Sub, the Guarantors, the Financing Sources, any of their respective Subsidiaries, or Representatives, or any of their former, current or future direct or indirect equity holders, controlling Persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees, representatives or financing sources (any such Person, other than Parent and Merger Sub, a "Parent Recourse Related Party") for any damages suffered as a result of or arising out of the failure of the transactions contemplated by this Agreement (including the Financing) to be consummated, whether at law or equity, in contract, in tort or otherwise, and (2) upon payment of the Parent Termination Fee, pursuant to the terms hereof, neither the Company nor any of the Company Recourse Related Parties shall have any rights or claims against Parent, Merger Sub, the Financing Sources or the Parent Recourse Related Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent, Merger Sub, the Guarantors and the Financing Sources shall have no further liability to the Company, its Subsidiaries or any of the Company Recourse Related Parties with respect to this Agreement, the Equity Commitment Letter, the Guaranty or the transactions contemplated hereby (including the Financing) (and in no event will the Company, any of its Subsidiaries or any Company Recourse Related Party have any rights or claims against any Parent Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement, the Equity Commitment Letter or the Guaranty). For the avoidance of doubt, in no event shall Parent be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate.

        (g)   This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made (i) against the entities that are expressly identified as parties hereto and pursuant to, and (ii) in accordance with (x) the terms of the Guaranty, the Equity Commitment Letters or the Confidentiality Agreement, the Guarantors or the other parties thereto, and (y) the terms of the Voting Agreement, the stockholder party thereto. No other Parent Recourse Related Party or Company Recourse Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Parent Recourse Related Party or Company Recourse Related Party.

ARTICLE VIII
GENERAL

        Section 8.1    Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements.     None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

        Section 8.2    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

  if to the Company:

CommerceHub, Inc.
201 Fuller Road, 6th Floor
Albany, New York 12203
Attention:	General Counsel
E-mail:

  with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York
Attention:	Renee L. Wilm
Jonathan Gordon
Facsimile:	(212) 259-2503
E-mail:	renee.wilm@bakerbotts.com
jonathan.gordon@bakerbotts.com

  if to Parent, or Merger Sub:

c/o GTCR LLC
300 North LaSalle, Suite 5600
Chicago, Illinois 60654
Attention:	Mark M. Anderson
Stephen J. Jeschke
Cameron T. Rouzer
Facsimile:
E-mail:

- and -
c/o Sycamore Partners Management, L.P.
9 West 57th Street, 31st Floor
New York, New York 10019
Attention:	Stefan Kaluzny
Peter Morrow
Facsimile:
E-mail:

  with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Stephen L. Ritchie, P.C.
William B. Sorabella
Facsimile:	(312) 862-2200
E-mail:	stephen.ritchie@kirkland.com
william.sorabella@kirkland.com

- and -
Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, California 90071
Attention:	Mikaal Shoaib, P.C.
Sean D. Rodgers, P.C.
Facsimile:	(213) 680-8500
E-mail:	mikaal.shoaib@kirkland.com
sean.rodgers@kirkland.com

        Section 8.3    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

        Section 8.4    Entire Agreement; No Third-Party Beneficiaries.     This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except for the Confidentiality Agreement and the Guaranty), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 2.6 (which after the Effective Time are intended to benefit the Company Stockholders), Section 5.7 (which upon the Effective Time are intended to benefit the Indemnified Persons), Section 5.15(e) (which is intended to benefit the officers and directors of the Company and its Affiliates and their respective heirs, executors, estates and personal representatives), Section 7.3(d) (which is intended to benefit the Company Recourse Related Parties), Section 7.3(e) (which is intended to benefit the Parent Recourse Related Parties and, to the extent contemplated thereby, each of the Financing Sources), Section 7.3(f) (which is intended to benefit the Parent Recourse Related Parties and Company Recourse Related Parties and each of the Financing Sources, to the extent contemplated thereby) and each of Section 7.3(g), Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.12, Section 8.13 or Section 8.14 (which are intended to benefit each of the Financing Sources, to the extent contemplated thereby) is not intended to confer upon any Person other than the parties any rights or remedies.

        Section 8.5    Governing Law.     All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that any claim or cause of action (whether in contract, tort or otherwise), against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        Section 8.6    Amendments and Supplements.     This Agreement may be amended, modified or supplemented at any time solely by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders or adoption of this Agreement by the sole stockholder of Merger Sub; provided, however, that after receipt of the Company Stockholder Approval or adoption of this Agreement by the sole stockholder of Merger Sub, no amendment may be made to this Agreement that pursuant to applicable law would require further approval or adoption by the stockholders of the Company or the sole stockholder of Merger Sub without such further approval or adoption; provided, further, that none of Section 7.3(f), Section 7.3(g), Section 8.4, Section 8.5, this Section 8.6, Section 8.7, Section 8.8, Section 8.12, Section 8.13 or Section 8.14 (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) may be amended, supplemented or changed in a manner that is adverse to any Financing Source, without the prior written consent of such Financing Source. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by, or on behalf of, each of the parties in interest at the time of such amendment.

        Section 8.7    Waiver.     No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law. Notwithstanding the foregoing, no waiver of Section 7.3(f) , Section 7.3(g), Section 8.4, Section 8.5, Section 8.6, this Section 8.7, Section 8.8, Section 8.12, Section 8.13 or Section 8.14 (or any other provision of this Agreement to the extent such wavier would waive or modify the substance of any of the foregoing provisions) that is adverse to the interests of any Financing Source will be effective against such Financing Source without the prior written consent of such Financing Source adversely affected thereby.

        Section 8.8    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) one or more of its Affiliates, (b) to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided that any such assignment by Parent or Merger Sub shall not, nor shall it purport to, relieve Parent, Merger Sub or the Guarantors of any of their respective liabilities or obligations hereunder. Any assignment in violation of the preceding two sentences shall be void. Subject to the preceding three sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.9    Headings.     The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

        Section 8.11    Failure or Delay Not Waiver; Remedies Cumulative.     No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 8.12    Specific Performance.     The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent's and Merger Sub's obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) only in the event that each of the following conditions has been satisfied: (a) the conditions set forth in Section 6.1 and Section 6.3 other than those conditions that by their nature are to be satisfied at the Closing (provided that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived at the time Closing would otherwise be required to occur pursuant to Section 2.4 but for the failure of the Equity Financing to be funded, and the conditions set forth in Section 6.1 remain satisfied; (b) the Debt Financing is available to be funded at the Closing and has been funded in accordance with its terms or will be funded in accordance with its terms at the Closing if the Equity Financing is funded; and (c) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company will take such actions as are within its control to effect the Closing. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent's right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 8.12.

        Section 8.13    Waiver of Jury Trial.     EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT COMMITMENT LETTER AND THE DEBT FINANCING), INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OR INVOLVING ANY FINANCING SOURCE, OR THE ACTIONS OF THE COMPANY, PARENT, MERGER SUB OR ANY FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        Section 8.14    Consent to Jurisdiction.     Each of the parties hereto hereby\ (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the "Delaware Courts") in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be heard and determined in the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 8.2 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any claim or cause of action (whether in contract, tort or otherwise), against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

        Section 8.15    Incorporation of Exhibits.     The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        Section 8.16    No Joint Venture.     Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GREAT DANE PARENT, LLC
By:	/s/ STEPHEN JESCHKE
	Name:	Stephen Jeschke
	Title:	Vice President and Secretary
GREAT DANE MERGER SUB, INC.
By:	/s/ STEPHEN JESCHKE
	Name:	Stephen Jeschke
	Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMMERCEHUB, INC.
By:	/s/ FRANCIS POORE
	Name:	Francis Poore
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

List of Omitted Exhibits

        The following exhibits to the Merger Agreement, dated as of March 5, 2018, by and among Great Dane Parent, LLC, Great Dane Merger Sub, Inc. and CommerceHub, Inc. have not been provided herein:

        Exhibit A—Form of Voting Agreement

        Exhibit B—Form of Certificate of Incorporation of the Surviving Corporation

        Exhibit C—Form of Bylaws of the Surviving Corporation

        The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

Annex B

Opinion of CommerceHub's Financial Advisor

CONFIDENTIAL

March 5, 2018

Confidential

The Board of Directors of
CommerceHub, Inc.
201 Fuller Road, 6th Floor
Albany, New York 12203

Members of the Board of Directors:

        We understand that CommerceHub, Inc., a Delaware corporation (the "Company"), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Great Dane Parent, LLC, a Delaware limited liability company ("Parent"), and Great Dane Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), among other things, Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"). As a result of the Merger, each outstanding share of Series A common stock, par value $0.01 per share ("Series A Common Stock"), Series B common stock, par value $0.01 per share ("Series B Common Stock"), and Series C common stock, par value $0.01 per share ("Series C Common Stock" and, together with the Series A Common Stock and Series B Common Stock, the "Company Common Stock"), other than (i) Dissenting Shares (as defined in the Merger Agreement), (ii) shares of Company Common Stock owned by the Company, Parent or any of their respective Subsidiaries (including Merger Sub and shares held in the Company's treasury) immediately prior to the Effective Time, and (iii) shares of Company Common Stock held by individual Company Stockholders who are officers or employees of the Company or its Subsidiaries and who agree otherwise with Parent pursuant to Section 2.6(b) of the Merger Agreement (clauses (i), (ii) and (iii), together, "Excluded Common Stock"), will be converted into the right to receive $22.75 per share, without interest thereon (the "Per Share Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

        The Board of Directors of the Company (the "Board of Directors") has asked us whether, in our opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Significant Company Stockholder (which, for purposes of this letter, shall include Malone CHUB 2017 Charitable Remainder Unitrust) and its Affiliates (including any Specified Persons or their Affiliates) and Frank Poore (the "Founder") (collectively, the "Excluded Stockholders")) entitled to receive such Per Share Merger Consideration.

        In connection with rendering our opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts' estimates;

  (ii)
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

  (iii)
  reviewed certain non-public projected financial data relating to the Company for fiscal years 2018 through 2020 prepared and furnished to us by management of the Company on February 19, 2018 (the "Financial Projections"), together with extrapolations of the Financial Projections for fiscal years 2021 through 2022, based on and extrapolated from the Financial Projections, and projected unlevered free cash flow for fiscal years 2023 through 2032, furnished to us by management of the Company (the "Extended Financial Projections");

    Letter to the Board of Directors of CommerceHub, Inc.
    March 5, 2018

  (iv)
  reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

  (v)
  discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

  (vi)
  reviewed the reported prices and the historical trading activity of the Series A Common Stock, Series B Common Stock and Series C Common Stock and the premium to be received by the holders of such shares;

  (vii)
  compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

  (viii)
  compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

  (ix)
  performed discounted cash flow analyses on the Company based on forecasts and other data prepared by management of the Company;

  (x)
  reviewed a draft of the Merger Agreement, dated March 5, 2018 (the most recent draft made available to us), which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

  (xi)
  reviewed a draft of the form of voting agreement, dated March 2, 2018 (the most recent draft made available to us) (the "Voting Agreement"), which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis; and

  (xii)
  performed such other analyses and examinations and considered such other factors that we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Financial Projections and the Extended Financial Projections, we have been advised by management of the Company, and have assumed, at the direction of the Board of Directors, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We express no view as to the Financial Projections or Extended Financial Projections or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the Company's historical and projected financial performance.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement and the Voting Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Voting Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have assumed that each of the executed Merger Agreement and Voting

Letter to the Board of Directors of CommerceHub, Inc.
March 5, 2018

Agreement will conform in all material respects to the drafts we reviewed. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, Parent or Merger Sub or the consummation of the Merger or would materially reduce the benefits to the holders of the Company Common Stock of the Merger.

        We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and we express no opinion with respect to, any matter other than the fairness to the holders of shares of Company Common Stock (other than the Excluded Stockholders), without regard to differences, including as to relative voting rights, trading volumes, trading value and premiums or otherwise, between or among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, from a financial point of view, of the Per Share Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration to be received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company (including the Founder), or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise, nor as to the relative fairness of the Per Share Merger Consideration as between holders of the Series A Common Stock, Series B Common Stock, Series C Common Stock or any combination thereof. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

        We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. During the two-year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company (other than the engagement in connection with the Merger) or Parent or any of its affiliates pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship, provided, however, that Evercore has represented affiliates of Parent in other acquisition and sale transactions for which Evercore Group L.L.C. or its affiliates received compensation. We may provide financial or other services to the

Letter to the Board of Directors of CommerceHub, Inc.
March 5, 2018

Company or Parent or any of its affiliates in the future, and in connection with any such services we may receive compensation.

        In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates or any of Parent's affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        This letter, and the opinion expressed herein, is addressed to, and for the information and benefit of, the Board of Directors in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Excluded Stockholders) entitled to receive such Per Share Merger Consideration.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ SCOTT KAMRAN
Scott Kamran
Senior Managing Director

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of March 5, 2018, by and among Great Dane Parent, LLC, a Delaware limited liability company ("Parent"), solely for purposes of Sections 4, 5 and 9 hereof, CommerceHub, Inc., a Delaware corporation (the "Company") and the undersigned stockholder of the Company ("Holder").

RECITALS

        Pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Parent, Great Dane Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub is merging with and into the Company (the "Merger") and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement, Parent and the Company have required that Holder enter into this Agreement. Except for shares of Series C Common Stock transferred pursuant to a 10b5-1 plan in effect as of the date hereof (the "Series C Plan"), Holder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Common Stock as is indicated beneath Holder's signature on the last page of this Agreement (the "Shares").

        Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

        The parties agree as follows:

        1.    Agreement to Retain Shares.

          (a)    Transfer.    During the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (as defined in Section 6), (A) except (1) as contemplated by the Merger Agreement, (2) solely with respect to sales, transfers, exchanges or dispositions of shares of Series C Common Stock pursuant to the Series C Plan or to the extent necessary to satisfy any mandatory distribution requirements under the Agreement Creating Malone CHUB 2017 Charitable Remainder Unitrust effective as of October 3, 2017 (the "CRT Agreement"), and (3) as provided in Section 1(b), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below), and (B) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (B) (other than as permitted by Section 2(a)). Any transfer in violation of this Section 1(a) shall be void.

          (b)    Permitted Transfers.    Section 1(a) shall not prohibit a transfer of Shares or New Shares by Holder (i) to any stockholder, member or partner of any Holder, or, with respect to a trust, to any beneficiary of such trust, or (ii) to any Affiliate of Holder, so long as, in the case of the foregoing clauses, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

          (c)    New Shares.    Holder agrees that any shares of Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership (including pursuant to a stock split, reverse stock split, stock dividend or distribution, or any change in Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction) after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Shares.

        2.    Agreement to Vote Shares.

          (a)   Until the earlier to occur of the Effective Time and the Expiration Date, at any meeting of the Company Stockholders called with respect to any of the following, and at every adjournment thereof, as permitted by the Merger Agreement, Holder shall appear at such meeting (in person or by proxy) and shall vote the Shares and any New Shares (or cause the Shares and any New Shares to be voted) (i) in favor of (x) adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (y) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and (ii) against any (A) Alternative Transaction Proposal and (B) any action involving the Company or its Subsidiaries or Affiliates that would reasonably be expected to (I) result in the breach in any material respect of a representation, warranty or covenant of the Company in the Merger Agreement or (II) prevent, impede, interfere with, discourage, delay or materially and adversely affect the consummation of the Merger (the proposals and actions described in this Section 2(a)(ii), the "Covered Actions"). Until the earlier to occur of the Effective Time and the Expiration Date, Holder shall not approve or otherwise consent to any Covered Actions by written consent. Notwithstanding the foregoing, Holder shall retain at all times the right to vote the Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2(a) that are at any time or from time to time presented for consideration to the Company Stockholders. Except as expressly set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Company Stockholders. Until the earlier to occur of the Effective Time and the Expiration Date, Holder covenants and agrees not to enter into any agreement or understanding with any Person with respect to voting of its Shares on any Covered Actions which conflicts with the terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require Holder to vote in favor of, or otherwise act by written consent with respect to, any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification, or waiver of any provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration payable to the Company Stockholders or is otherwise materially adverse to the Company Stockholders in their capacity as Company Stockholders.

          (b)   Holder further agrees that, until the earlier to occur of the Effective Time and the Expiration Date, Holder will not, and will not permit any entity under Holder's control to, (A) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A under the Exchange Act) in favor of any Alternative Transaction Proposal, (B) initiate a stockholders' vote with respect to any Alternative Transaction Proposal, or (C) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to any Alternative Transaction Proposal. Holder hereby revokes any proxy or power of attorney previously granted by Holder with respect to the Shares.

          (c)   Holder shall not and shall not authorize or permit its representatives to directly or indirectly (i) solicit or initiate, or knowingly facilitate or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, (ii) enter into, engage, continue or otherwise participate in any discussions or negotiations regarding, or grant access to or furnish to any Person any non-public information or data with respect to, or to knowingly cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal, (iii) approve, endorse, recommend, execute or enter into any agreement, arrangement, understanding, Contract, commitment or agreement in principle, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, with respect to an Alternative Transaction Proposal or enter into any agreement, Contract or commitment that contradicts this Agreement or requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (an "Alternative Acquisition Agreement") or (iv) resolve, propose or agree to do any of the foregoing.

        3.    Appraisal.     Holder hereby irrevocably and unconditionally waives any appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, with respect to the Merger.

        4.    Representations, Warranties and Covenants of Holder.

          (a)   Holder hereby represents, warrants and covenants to Parent and Company that Holder (i) is the beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, will be free and clear of any Encumbrances (other than those created by this Agreement and the CRT Agreement and the Series C Plan) and (ii) as of the date hereof does not own of record or beneficially any shares of outstanding capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable Law). Other than the CRT Agreement and the Series C Plan, there are no other agreements or arrangements of any kind, contingent or otherwise, to which Holder is a party obligating Holder to Transfer or cause to be Transferred to any Person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares other than Parent.

          (b)   This Agreement has been duly and validly authorized, executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)   The execution, delivery, and performance by Holder of this Agreement will not (i) violate any provision of applicable Law to which such Holder is subject, (ii) violate any Order, judgment, or decree applicable to Holder, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Holder is a party or, if Holder is not a natural person, any term or condition of its articles of incorporation, bylaws or comparable organizational or trust documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Holder's ability to satisfy its obligations hereunder.

          (d)   The execution and delivery by Holder of this Agreement does not, and the performance of Holder's obligations hereunder will not, require Holder to obtain any consent (other than any consent from Holder's spouse, if any, which consent has been obtained), approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

          (e)   None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case that is inconsistent with this Agreement. None of the Shares is subject to any pledge or similar agreement.

          (f)    There is no legal proceeding pending (or, to the knowledge of the Holder, being threatened) against Holder that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the Holder's ability to consummate any of the transactions contemplated by this Agreement or to perform any of its covenants and agreements under this

  Agreement. There is no Order to which Holder is subject that materially and adversely affects, or could reasonably be expected to materially and adversely affect, Holder's ability to consummate any of the transactions contemplated by this Agreement or to perform any of its covenants and agreements under this Agreement.

          (g)   Holder or its representatives have received and reviewed the Merger Agreement.

          (h)   Notwithstanding Section 4(g) hereof, Holder has not been involved with the negotiations of, or any other discussions with any third party related to, the transactions contemplated by the Merger Agreement.

          (i)    Company, Parent, Merger Sub and Holder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall not make any public announcements regarding this Agreement and the transactions contemplated hereby that are inconsistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent and Company. Holder hereby (i) consents to and authorizes the publication and disclosure by Company, Parent and their respective Affiliates of its identity and beneficial ownership of the Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority; provided, that Company and Parent shall provide Holder and its counsel reasonable opportunity to review and comment thereon, and shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Company and Parent any information it may reasonably require for the preparation of any such disclosure documents. Company and Parent consent to and authorize the publication and disclosure by Holder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by Holder in connection with the Merger; provided, that Holder shall provide Company, Parent and their respective counsel reasonable opportunity to review and comment thereon, and Holder shall give reasonable consideration to any such comments.

        5.    Representations and Warranties of Parent and the Company.

          (a)    Parent.

                i.  Parent hereby represents and warrants to Holder and Company as follows: Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the terms of this Agreement have been duly authorized by all necessary action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

               ii.  The execution, delivery, and performance by Parent of this Agreement will not (i) violate any provision of applicable Law to which Parent is subject, (ii) violate any Order, judgment, or decree applicable to Parent, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent is a party or any term or condition of its articles of incorporation, bylaws or comparable organizational or trust documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Parent's ability to satisfy its obligations hereunder.

              iii.  The execution and delivery by Parent of this Agreement does not, and the performance of Parent's obligations hereunder will not, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

          (b)    Company.

                i.  Company hereby represents and warrants to Parent and Holder as follows: Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Company, the consummation by Company of the transactions contemplated by this Agreement and the compliance by Company with the terms of this Agreement have been duly authorized by all necessary action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

               ii.  The execution, delivery, and performance by Company of this Agreement will not (i) violate any provision of applicable Law to which Company is subject, (ii) violate any Order, judgment, or decree applicable to Company, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent is a party or any term or condition of its articles of incorporation, bylaws or comparable organizational or trust documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Company's ability to satisfy its obligations hereunder.

              iii.  The execution and delivery by Company of this Agreement does not, and the performance of Company's obligations hereunder will not, require Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

        6.    Termination.     This Agreement shall terminate automatically and shall have no further force and effect as of the earlier to occur of (a) the termination of the Merger Agreement in accordance with the terms and provisions thereof and (b) the Outside Date (the earlier of such dates, the "Expiration Date"), provided, that each of Section 8 and Section 9 shall survive until fully performed in accordance with its terms.

        7.    Fiduciary Duties.     Notwithstanding anything in this Agreement to the contrary, (a) Holder makes no agreement or understanding herein in any capacity other than in Holder's capacity as a beneficial owner of the Shares and (b) nothing in this Agreement shall be construed to limit or affect Holder, or any Affiliate or designee of Holder, who serves as a member of the Company Board or as an officer of the Company in acting in his or her capacity as an officer or director of the Company and exercising his or her fiduciary duties and responsibilities in such capacity.

        8.    Further Assurances.     Holder shall execute and deliver such additional documents as may be necessary to effect the transactions contemplated by this Agreement. Holder shall not take any other action that would in any material way restrict, limit or interfere with the performance of Holder's obligations hereunder or the transactions contemplated hereby.

        9.    Miscellaneous.

          (a)    Amendments and Waivers.    Any term of this Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

          (b)    Governing Law; Venue.

                i.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

               ii.  Each of the parties hereto hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the "Delaware Courts") in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be heard and determined in the Delaware Courts.

              iii.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9(b)i in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9(e). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

          (c)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (d)    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (e)    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier.

          (f)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (g)    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefit of and relating to the Shares and any New Shares shall remain vested in and belong to Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority with respect to Holder in the voting of any Shares or New Shares, except as specifically provided herein and in the Merger Agreement.

          (h)    Specific Performance.    Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause the Company, Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Company or Parent, as applicable, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

          (i)    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(i).

          (j)    Expenses.    Parent shall pay the reasonable out-of-pocket costs and expenses incurred by the Holder, including the reasonable fees, charges, and disbursements of counsel for the Holder, in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, in an amount not to exceed $75,000 in the aggregate. Parent shall pay to Holder $35,000 of such costs and expenses reasonably promptly following the date hereof, with the balance to be paid by Parent to Holder in connection with the consummation of the Merger or valid termination of the Merger Agreement. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          (k)    Indemnification.

                i.  Company (the "Indemnifying Party") covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless Holder and Holder's trustees, beneficiaries, representatives and advisors (each, an "Indemnified Party"), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, "Actions") relating to the transactions contemplated by the Merger Agreement or this Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or Company relating thereto). For purposes of this Section 9(k), "Losses" means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in the value of the capital stock of the Company will not constitute a Loss.

               ii.  Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party's willful misconduct or gross negligence or (y) result primarily from any breach of any representation or warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

              iii.  The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(k) regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 9(k) is in addition to, and not in derogation of, the rights of any Indemnified Party under Section 9(j), any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

              iv.  Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an "Indemnifiable Claim") (and in no event more than ten Business Days after the Indemnified Party's receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

               v.  Subject to Section 9(k)(vi) and Section 9(k)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a "Third Party Indemnifiable Claim") so long as, within ten calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 9(k)(iv)), the Indemnifying Party: (x) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9(k) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 9(k), and (y) notify such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 9(k), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party's agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 9(k)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 9(k)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties.

              vi.  Notwithstanding Section 9(k)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 9(k)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest relating to the defense of such Action between the Indemnifying Party and one or more Indemnified Parties and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party have previously assumed control in the event the Indemnifying Party are not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 9(k)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

             vii.  In all instances under this Section 9(k) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

            viii.  In addition to (but without duplication of) the Indemnified Party's right to indemnification as set forth in this Section 9(k), if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 9(k) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an "Expense Advance").

              ix.  Holder agrees that it will repay Expense Advances made to it (or paid on its behalf) by the Indemnifying Party pursuant to this Section 9(k) if it is ultimately finally determined by a court of competent jurisdiction that it is not entitled to be indemnified pursuant to this Section 9(k).

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date first above written.

GREAT DANE PARENT, LLC
By:	/s/ STEPHEN JESCHKE
Name:	Stephen Jeschke
Title:	Vice President and Secretary

Address: c/o GTCR, LLC 300 North LaSalle, Suite 5600 Chicago, Illinois 60654
Telephone:
Facsimile:
Attention:	Mark M. Anderson
Stephen J. Jeschke
Cameron T. Rouzer
Address: c/o Sycamore Partners Management, L.P. 9 West 57th Street, 31st Floor New York, New York 10019
Telephone:
Attention:	Stefan Kaluzny
Peter Morrow
Facsimile:
E-mail:

Solely for purposes of Sections 4, 5 and 9 of this Agreement
COMMERCEHUB, INC.
By:	/s/ FRANCIS POORE
Name:	Francis Poore
Title:	President and Chief Executive Officer

Address: c/o CommerceHub, Inc. 201 Fuller Road, 6th Floor Albany, NY 12203
Telephone:
Attention:	General Counsel
Email:

"HOLDER" MALONE CHUB 2017 CHARITABLE REMAINDER UNITRUST
By:	/s/ JOHN C. MALONE
Name:	John C. Malone
Title:	Trustee
Holder's Address for Notice:
c/o Liberty Media Corporation 12300 Liberty Blvd., 2nd Floor Englewood, Colorado 80112 Attn: Marty Flessner Facsimile:

Shares owned of record:	Beneficially owned shares:

Class of Shares	Number	Class of Shares	Number
		Company Series A Common Stock	101,164
		Company Series B Common Stock	659,081
		Company Series C Common Stock	1,430,492